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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111872

PROSPECTUS

$50,000,000

SEMCO Energy, Inc.

Exchange Offer for All Outstanding
$50,000,000 in 7 3/4% Senior Notes due 2013
(CUSIP Nos. 78412DAM1 and U81559AC7)
for new
7 3/4% Senior Notes due 2013
This Exchange Offer will expire at 5:00 p.m., New York City time, on February 26, 2004, unless extended.

Terms of the Exchange Offer:

  •
  We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

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  The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

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  The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply.

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  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

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  There is no existing market for the new notes to be issued and we do not intend to apply for their listing on any securities exchange.

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  As of September 30, 2003, the notes would have ranked equal in right of payment to $502.9 million of unsecured senior indebtedness.

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  We may redeem some or all of the notes at any time on or after May 15, 2008 at the redemption prices set forth in this prospectus. We may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture using net proceeds of certain public equity offerings completed on or prior to May 15, 2006. See the section entitled "Description of Notes—Optional Redemption" beginning on page 84 for more information on the redemption provisions applicable to the notes. There is no sinking fund for the notes. Upon a change of control, we may be required to purchase each holder's notes at 101% of the principal amount. See the section entitled "Description of Notes—Repurchase at the Option of the Holders" beginning on page 84 for more information on the repurchase provisions applicable to the notes.

  •
  Pursuant to the terms of the indentures, we may issue additional notes.

        See the "Description of Notes" section beginning on page 82 for more information about the new notes to be issued in this exchange offer.

        See the section entitled "Risk Factors" beginning on page 13 for a discussion of the risks associated with the new notes.

        Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 22, 2004

        You should rely only on the information contained herein or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these notes. The information in this document may only be accurate as of the date of this document.

        This prospectus incorporates important business and financial information about SEMCO Energy, Inc. that is not included in or delivered with the document. This information is available to you free of charge upon written or oral request to Fifth Third Bank, Attn: Geoffrey Anderson, Corporate Trust Department, 38 Fountain Square Plaza (MD 10AT60), Cincinnati, OH 45202. The telephone number is (513) 534-8189. To obtain timely delivery you must request this information no later than February 19, 2004, which is five business days before the date you must make your investment decision.

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PROSPECTUS SUMMARY

        This summary contains material information about us and this exchange offer but may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements are forward-looking statements which involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

The Exchange Offer

Notes offered	$50,000,000 aggregate principal amount of new 7 3/4% Senior Notes due 2013, all of which will have been registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the registered new notes. See "Description of Notes" for a full description of which restrictions, rights and interest provisions do not apply to the new notes.
Outstanding notes	$50,000,000 aggregate principal amount of new 7 3/4% Senior Notes due 2013 issued on December 17, 2003.
The exchange offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchaser of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the caption "The Exchange Offer."
Tenders; Expiration date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on February 26, 2004, which is 30 days after the exchange offer is commenced, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer" for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.
U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.
Use of proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange agent	Fifth Third Bank
Consequences of failure to exchange your outstanding notes	Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of outstanding notes, we, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "Description of Notes—Registration Rights; Additional Interest" for a description of the limited circumstances under which we have a further obligation to register the outstanding notes.
Consequences of exchanging your outstanding notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the new notes issued in the exchange offer in the ordinary course of your business;
• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
• are not an "affiliate" of our company as defined in Rule 405 of the Securities Act.
If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The Notes

        The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

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  will have been registered under the Securities Act;

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  will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

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  will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the notes follows:

Issuer	SEMCO Energy, Inc.
Notes Offered	$50,000,000 in aggregate principal amount of 7 3/4% Senior Notes due 2013. The notes constitute an additional issuance of 7 3/4% Senior Notes due 2013 pursuant to our indenture dated as of May 15, 2003, under which $150,000,000 in aggregate principal amount of 7 3/4% Senior Notes due 2013 was previously issued.
Maturity Date	May 15, 2013.
Interest	7 3/4% per annum, payable semi-annually in arrears on May 15 and November 15. Interest on the notes will accrue from November 15, 2003 and will be paid commencing on May 15, 2004.
Ranking	The notes will rank:
• equal in right of payment to all of our existing and future unsecured senior indebtedness, including indebtedness under our credit facility; and
• senior in right of payment to our existing and future subordinated indebtedness.
As of September 30, 2003, after giving pro forma effect to the Offering, the notes would have ranked:
• equal in right of payment to $502.9 million of unsecured senior indebtedness (consisting of $53.2 million of borrowings under our credit facility and $449.7 million of existing debt); and

	•	senior in right of payment to $40.0 million of subordinated indebtedness.
Optional Redemption	We may redeem any of the notes at any time on or after May 15, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest and additional interest, if any, to the date of redemption.
In addition, on or before May 15, 2006, we may redeem up to 35% of the aggregate principal amount of notes with the net proceeds of certain equity offerings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes remains outstanding.
See "Description of Notes—Optional Redemption."
Change of Control	Upon a change of control, we may be required to make an offer to purchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The notes were issued under our indenture with Fifth Third Bank, as trustee, dated as of May 15, 2003. The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create certain liens;
	•	permit payment or dividend restrictions on certain of our subsidiaries;
	•	pay dividends on, redeem or repurchase our capital stock;
	•	make investments;
	•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and
	•	engage in transactions with affiliates.
These limitations are subject to a number of important qualifications and exceptions. Once the notes have an investment grade rating from both Moody's Investor Service, or Moody's, and Standard and Poor's Rating Group, or S&P, and no default or event of default shall have ocurred or be continuing, we will not be subject to many of these limitations, including, among other things, payment or dividend restrictions on certain of our subsidiaries, our ability to incur additional indebtedness and our ability to engage in transactions with affiliates. See "Description of Notes—Certain Covenants."

Events of Default	Each of the following is an event of default under the indenture:
	•	failure for 30 days to pay interest, or additional interest, if any, when due on the notes;
	•	failure to pay principal of, or premium, if any, on the notes when due;
	•	failure to perform specified covenants with respect to the notes for 30 days after notice of failure to so comply;
	•	failure to perform any other agreement contained in the indenture for 60 days after notice of failure to so comply;
	•	any payment default or acceleration of indebtedness prior to maturity under any existing or future mortgage, indenture or instrument of indebtedness with aggregate principal amount of $10.0 million or more;
	•	failure to pay final judgments in excess of $10.0 million or more, which are not paid, discharged or stayed within 60 days;
	•	except as permitted by the indenture, any guarantee relating to the notes being held in any judicial proceeding to be unenforceable, invalid or cease to be in effect or such guarantee is otherwise disaffirmed; and
	•	certain events of bankruptcy or insolvency involving us or any of our restricted subsidiaries.
In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the applicable trustee or holders of at least 25% in principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately. See "Description of Notes—Events of Default and Remedies."

Our Company

        We are a diversified energy and infrastructure services company, headquartered in southeastern Michigan. Our two primary businesses are: (1) a regulated gas distribution business with operations in Michigan and Alaska; and (2) an unregulated diversified business group with operations in construction services; propane, pipelines and storage; and information technology, or IT, services. Our gas distribution operations in Michigan and Alaska operate as divisions of SEMCO Energy while our diversified business operations are organized as subsidiaries of SEMCO Energy.

        We had total consolidated operating revenues, EBITDA (as defined in "—Summary Consolidated Financial Data") and operating income for the year ended December 31, 2002 of $481.0 million, $95.8 million and $56.7 million, respectively, and for the nine months ended September 30, 2003 of $379.9 million, $15.2 million and $10.4 million, respectively. Operating revenues, EBITDA and operating income (loss), including intercompany transactions, from our gas distribution business for the year ended December 31, 2002 were $364.7 million, $85.0 million and $59.1 million, respectively, and for the nine months ended September 30, 2003 were $319.9 million, $56.9 million and $37.6 million, respectively. Operating revenues and operating income (loss), including intercompany transactions, from our diversified business group for the year ended December 31, 2002 were $135.9 million and $0.5 million, respectively, and for the nine months ended September 30, 2003 were $73.0 million and $(24.8) million, respectively. For the twelve months ended September 30, 2003, our EBITDA was $44.0 million.

        Our ratio of earnings to fixed charges, as defined under Item 503 of SEC Regulation S-K, for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 were 2.0, 2.2, 1.6, 1.0 and 1.3, respectively, and for the twelve months ended September 30, 2003 was 0.2. This ratio is more strictly defined than the fixed charges coverage ratio used to determine compliance with our debt covenants discussed below. See "Risk Factors."

        Gas Distribution Business.    We purchase, transport and distribute natural gas to approximately 385,000 residential, commercial and industrial customers in Michigan and Alaska. Our Michigan gas operations are known as SEMCO Gas, and our Alaskan operations are known as ENSTAR. Our gas distribution business is our largest business segment and contributed approximately 89% of our EBITDA in 2002.

        SEMCO Gas provides natural gas and associated services and products to approximately 271,000 residential, commercial and industrial customers in Michigan. Our largest concentration of customers, approximately 112,000, is located in southeastern Michigan. Our Michigan customer base is very diverse with approximately 65% of our Michigan gas sales revenue coming from residential customers. Our average number of customers in Michigan increased by an average of approximately 2.6% annually during 1999 through 2001. By comparison, recent surveys by the American Gas Association indicate that the customer growth rate for the U.S. gas distribution industry averaged approximately 1.3% annually during the same three-year period.

        ENSTAR is the sole provider of natural gas distribution services to approximately 114,000 customers in the Anchorage, Alaska metropolitan and adjoining areas. ENSTAR's service area encompasses approximately 50% of the population of Alaska. ENSTAR has two types of customers: gas sales customers and gas transportation customers. Gas sales customers are primarily residential and commercial. ENSTAR provides transportation services, on behalf of gas producers and gas marketers, to primarily commercial facilities. Our average number of customers in Alaska increased by an average of approximately 2.8% annually during 1999 through 2001, which is well above the three-year national average recently published by the American Gas Association. According to data supplied by the American Gas Association, ENSTAR also has one of the highest consumption of natural gas per residential customer among investor-owned utilities in the United States.

        Diversified Business Group.    Our diversified business group includes: (1) construction services; (2) propane, pipelines and storage; and (3) IT services. All three of our unregulated business segments are complementary to our core gas distribution operations. Specifically, our IT service business uses existing technical infrastucture and services required to support our core gas distribution business for external customers, whereby we realize additional revenue and income.

        The principal source of revenue for our construction services business is the installation and upgrade of compressor stations and underground natural gas mains and service lines. Our construction services business operates in the mid-western, southern and southeastern regions of the United States and has offices in Georgia, Illinois, Iowa, Michigan and Texas. The customers in our construction services business primarily include natural gas distribution companies and gas transmission pipeline companies. In November 2003, we announced that we would pursue a sale of our construction services business. See "—Recent Events and Other Matters."

        Our propane, pipelines and storage business is primarily conducted in two related areas: pipelines and storage; and propane distribution. The pipelines and storage business consists of three gas pipelines and an underground gas storage facility, all of which are located in Michigan in or adjacent to our principal regulated service territory. Our pipelines and storage business principal customers are SEMCO Gas, Detroit Edison Company, Panhandle Eastern Pipeline Company and Ohio Gas Company. Our propane distribution business, operating under the tradename "Hotflame," supplies more than four million gallons of propane annually to retail customers in Michigan's upper peninsula and in northeast Wisconsin.

        Our IT services business, which began operations in April 2000, provides IT infrastructure outsourcing services under the Aretech Information Services brand name. Aretech primarily provides data hosting and IT consulting services to small and medium-sized businesses in southeast Michigan.

Business Strategy

        Our business strategy has two key elements: (1) a continued strong focus on our core competencies in our gas distribution business; and (2) opportunistic and prudent growth of our diversified business group. In our gas distribution business, we seek opportunities to expand our distribution system in an economical manner through the attachment of potential customers located on or near our existing distribution system. In our diversified business group, we intend to continue to exercise financial discipline in evaluating any new business opportunities with a principal focus on expanding our business primarily through internal growth rather than through acquisitions. The principal elements of our business strategy are described below.

        Focus on our Core Competence.    Growth of our customer base in our gas distribution business and attention to improving the operational efficiencies in our businesses are the key focal points of our business strategy. In addition to seeking growth within our existing service territories for our gas distribution business, we may selectively analyze acquisitions that provide attractive, complementary service territories and additional economies of scale. Over the past several years, a large number of diversified energy companies have elected to aggressively pursue unregulated business opportunities in the merchant power, telephony and internet infrastructure, and commodity trading businesses. As a result of these expansions, the lack of financial discipline and an unforeseen decline in the general economic environment, many of these companies that expanded aggressively in the recent past now find themselves in difficult financial positions with high levels of debt and unsustainable business models. In contrast, we continue to remain focused on our core business of gas distribution.

        Maintain Regulatory Relationships.    In our regulated gas distribution business, it is important that we maintain positive relationships with the regulatory bodies under whom we have the authority to provide gas distribution. Because our focus is and has been on our core gas distribution business, we have not been distracted from our efforts to maintain good relationships with the regulatory authorities that regulate our gas distribution business. See "Business—Regulatory Matters" for a description of such regulatory authorities.

        Focus on Continued Business Optimization.    We intend to continue to operate and only enter new diversified businesses that are complementary to our core gas distribution business. The diversified businesses in which we currently operate benefit from the managerial expertise we have gained from the operation of our gas distribution business. We plan to grow these diversified businesses only where we can do so profitably and within our capital expenditure budgets. As part of our strategy, we have eliminated unprofitable or marginal performers within our diversified business group in the recent past, including the discontinuance of our engineering business and the announcement of our intent to pursue a sale of the construction services business. To maintain our objective of prudent and opportunistic growth in our diversified business group, we will continue to focus on expanding our business primarily through internal growth rather than through acquisitions. Although our focus is not on expansion through acquisition, we may consider opportunistic acquisition proposals in our propane, pipelines and storage business.

Competitive Strengths

        Barriers to Entry.    Our gas distribution business is regulated by state and local governmental authorities, and we are required to obtain franchise and certificate authority to engage in the delivery of gas. We believe that the capital necessary to build, maintain and expand a gas distribution system discourages new competitors from entering into our service territories. As of December 31, 2002, we had 160 miles and 396 miles of gas transmission pipeline and 5,423 miles and 2,421 miles of gas distribution pipelines in SEMCO Gas and ENSTAR, respectively. Given our expertise in each of our service territories and our success in providing good service at a price that the regulatory bodies deem appropriate, we do not believe it is likely that the regulatory bodies would grant another natural gas distribution franchise in our service territories.

        Attractive Service Territories.    ENSTAR is the only natural gas distribution company in Anchorage, Alaska in a service territory that has one of the highest gas consumption per residential customer in the United States. Our gas distribution business in our service territories in Alaska and Michigan has grown well above the national average for customer growth rates in the United States gas distribution industry over the recent past. Our service territories provide ready access to natural gas supplies due to their proximity to supply sources and through our supply contracts. We also benefit from our positive relationships with the regulatory authorities in each service territory.

        Strong Supply and Storage Networks with Long-term Fuel Supply.    We have sufficient long-term gas supply contracts, storage and pipeline access for our gas distribution business. In Michigan at SEMCO Gas, there is one year and four months remaining on our contracts with BP Canada Energy Marketing Corporation, or BP Canada, to provide gas and transportation and storage asset management services to all of the customers in our service territory. In addition to our agreements with BP Canada, SEMCO Gas has access to natural gas supplies throughout the United States and Canada via major interstate pipelines that run through Michigan. SEMCO Gas has pipeline capacity contracts with ANR Pipeline Company, Great Lakes Gas Transmission Limited Partnership, Northern Natural Gas Company and Panhandle Eastern Pipe Line Company. SEMCO Gas also owns or leases underground storage facilities in Michigan with a working capacity of approximately 15.3 billion cubic feet, or Bcf. Our owned and leased storage capacity equals approximately 36% of our 2002 annual gas sales volumes in Michigan. In Alaska at ENSTAR, we have gas supply contracts of varying terms with Marathon Oil Company, Chevron U.S.A. Inc., ConocoPhillips Alaska, Inc., Anchorage Municipal Light and Power, Aurora Gas Company and Union Oil Company of California, or Unocal. Collectively, the gas suppliers are obligated to supply all of ENSTAR's gas requirements through 2005. There are no minimum purchase requirements under our gas purchase contracts which are material in relation to the total requirements of either SEMCO Gas or ENSTAR.

        Highly Experienced Management Team.    Our management team is comprised of an experienced group of industry veterans with an average tenure in the utility business of more than 20 years with experience in a wide variety of management functions.

        Infrastructure Investments.    Over the last few years, we have made material investments in our infrastructure. We have improved technology in our gas distribution business and upgraded equipment used in our construction services business. These investments have resulted in increased customer service and administrative and operational efficiencies in our businesses. Due to these recent investments, we expect to reduce our capital expenditures in 2003 to approximately $32 million.

Recent Events and Other Matters

        Sale of Alaska Pipeline Company and Construction Services Business.    As part of our continued commitment to improving our capital structure, on September 16, 2003, we entered into a definitive agreement to sell our wholly-owned subsidiary, Alaska Pipeline Company, or APC, to Atlas Pipeline Partners, L.P. for approximately $95 million. APC operates a natural gas transmission pipeline in Alaska, and ENSTAR Natural Gas Company is its only customer. APC is part of our gas distribution business for segment reporting. Under the terms of the sale, ENSTAR will continue to purchase all of APC's gas transmission capacity for at least 10 years at a rate of $.075 per thousand cubic feet, or Mcf, of gas transported, plus a monthly reservation fee of $943,000. The average amount of gas transported through APC's system was 132 million cubic feet per day in 2002. ENSTAR will also continue to operate APC's pipelines for a minimum of five years. The sale is subject to approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, approval by the Regulatory Commission of Alaska and various consents under contract. Proceeds of the sale will be used to reduce our outstanding debt obligations. As of September 30, 2003, the book value of APC's assets was approximately $89 million. We expect the transaction to close in the first half of 2004.

        In addition, on November 12, 2003, we announced that we would pursue a sale of our wholly-owned subsidiary, EnStructure, our construction services business. Our construction services business had operating revenue and operating losses for the year ended December 31, 2002 of $119.3 million and $2.0 million, respectively, and for the nine months ended September 30, 2003 of $84.1 million and $29.9 million, respectively. We anticipate that proceeds of the sale will be used to strengthen our financial position by supporting the growth of our gas distribution business through the funding of its capital expenditures, or by paying down indebtedness. As of September 30, 2003, after recording the impairment charges, the book value of the construction services business's assets was approximately $40 million. We have not yet determined any timeframe for the sale and we cannot provide any estimate when or on what terms the sale might occur, if at all. Pending a sale, we intend to continue to support the capital requirements, if any, of the construction services business.

        Credit Rating Downgrade.    On November 13, 2003, Standard & Poor's Rating Services lowered our corporate credit rating to BB- from BB, with a negative outlook. Standard and Poor's cited as the reason for the downgrade the reduction in our expected cash flow, which pressures an already weak financial profile.

        Resignation of Marcus Jackson, SEMCO's Chairman, President and Chief Executive Officer.    On December 2, 2003, Marcus Jackson, our Chairman, President and Chief Executive Officer, resigned. Mr. Jackson has been succeeded on an interim basis by Eugene N. (Gene) Dubay as President and Chief Executive Officer, pending the appointment of a permanent successor. Mr. Dubay, who is also Senior Vice President and Chief Operating Officer of SEMCO Energy Gas Company, reports to our Board of Directors through its lead director, John Hinton, who now serves as non-executive Chairman.

        Also on December 2, 2003, we entered into a Separation Agreement with Mr. Jackson under which we agreed, among other things, to pay Mr. Jackson a total amount of $180,000 in bi-weekly installments and to continue our obligation to pay Mr. Jackson's monthly pension as such pension becomes due under the provisions of the Employment Agreement between us and Mr. Jackson, dated June 1, 2001.

        Amendment of Credit Facility.    On December 12, 2003, we amended our credit facility to:

    •
    permit the Offering;

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    reduce aggregate commitments under the credit facility by $30.0 million to $125.0 million;

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    modify the debt-to-capitalization ratio covenant to 72% or less through March 31, 2004, so long as the sale of APC has not been consummated, and 65% or less thereafter; and

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    require that 50% of the portion of the proceeds from the sale of APC in excess of $90.0 million be used to repay the credit facility and permanently reduce commitments under the credit facility.

        The "Offering," as used in this prospectus, shall mean the offer and sale of the outstanding 7 3/4% Senior Notes due 2013 issued on December 17, 2003 under an indenture dated May 15, 2003.

Risk Factors

        Investment in the notes involves certain risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before investing in the notes.

Additional Information

        We are a Michigan corporation and our principal executive offices are located at 28470 13 Mile Road, Suite 300, Farmington Hills, Michigan 48334. Our telephone number is (248) 702-6000.

Summary Consolidated Financial Data

        The following summary consolidated financial data for the years ended December 31, 2000, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003 was derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes thereto for and as of the years ended December 31, 2000, 2001 and 2002 and our unaudited consolidated financial statements and the related notes thereto for and as of the nine months ended September 30, 2002 and 2003, which are included elsewhere in this prospectus.

	Year ended December 31,						Nine Months ended September 30,
	2000		2001		2002		2002	2003
	(in thousands of dollars, except ratios)
Statement of Operations Data:
Operating revenue	$410,325		$445,823		$480,965		$334,704	$379,863
Operating expenses:
Cost of gas sold	161,945		184,973		220,422		139,367	213,873
Operations and maintenance	140,236		162,289		156,653		121,131	99,434
Depreciation and amortization	33,051		36,505		35,337		26,487	26,749
Property and other taxes	9,860		11,562		11,844		9,105	8,961
Goodwill impairment charge	—		—		—		—	17,649
Restructuring and asset impairment charges	—		6,103		—		—	2,825

Total operating expenses	345,092		401,432		424,256		296,090	369,491

Operating income	65,233		44,391		56,709		38,614	10,372

Interest expense	(34,905)		(31,784)		(31,268)		(23,102)	(29,300)
Other Data:
EBITDA(1)	101,680		74,440		95,795		67,041	15,243
Capital expenditures	66,636		55,444		34,977		26,323	21,533
Cash flow provided by (used in):
Operating activities	48,962		36,656		24,945		28,295	8,378
Investing activities	(67,405)		(55,493)		(30,469)		(24,960)	(19,891)
Financing activities	13,578		19,344		5,609		(210)	13,890
Ratio of net debt to EBITDA	4.34	x	6.38	x	5.07	x
Ratio of EBITDA to interest expense and dividends on trust preferred securities	2.39	x	1.65	x	2.15	x
Ratio of net debt to capitalization(2)(3)	61.6%		65.2%		66.1%
	As of December 31,		As of September 30,
	2001	2002	2002	2003
	(in thousands of dollars)
Balance Sheet Data:
Cash and cash equivalents	$1,728	$1,813	$4,853	$4,190
Total assets	863,548	876,514	851,501	914,832
Net debt(2)	475,195	486,048	475,885	575,166
Trust preferred securities(2)	139,394	139,436	139,426	—
Common shareholders' equity	113,810	110,022	112,476	172,667

(1)
EBITDA represents earnings before interest, dividends on trust preferred securities, taxes, depreciation and amortization. EBITDA is presented here because we believe it is commonly used by investors as an indication of a company's ability to incur and service debt and other capital and is commonly used as an analytical tool to measure liquidity in our industry. We have also presented certain ratios that include EBITDA for the same reasons. While we believe EBITDA and ratios based on EBITDA are useful measures for investors, they are not measurements presented in accordance with United States generally accepted accounting principles, or GAAP, and we do not intend EBITDA or ratios derived therefrom to represent cash flows from operations as defined by GAAP. You should not consider EBITDA or ratios derived therefrom in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP or an indicator of our liquidity. Our calculation of EBITDA and ratios based on EBITDA may or may not be consistent with that of other companies. We strongly urge you to review the reconciliation information contained in this prospectus and our financial statements, including the notes thereto. The following are the components of our EBITDA:

					Nine Months ended September 30,
	Year ended December 31,
				Twelve Months ended September 30, 2003
	2000	2001	2002		2002	2003
	(in thousands of dollars)
Consolidated
Net income (loss)	$16,693	$(6,361)	$8,949	$(30,210)	$4,361	$(34,798)
Interest expense	34,905	31,784	31,268	37,466	23,102	29,300
Dividends on trust preferred securities	7,699	13,235	13,232	9,923	9,924	6,616
Income tax expense (benefit)	11,554	6,578	10,139	(6,597)	6,428	(10,308)
Income tax benefit related to dividends on trust preferred securities	(2,695)	(4,632)	(4,631)	(3,473)	(3,473)	(2,316)
Income tax expense (benefit) related to discontinued operations	52	(3,123)	1,276	1,276	—	—
Depreciation and amortization	33,051	36,505	35,337	35,599	26,487	26,749
Depreciation and amortization related to discontinued operations	421	454	225	13	212	—

EBITDA	$101,680	$74,440	$95,795	$43,997	$67,041	$15,243

Gas Distribution Business
Net income	$25,911	$19,397	$26,058		$15,587	$14,729
Interest expense	23,906	19,933	18,874		13,988	14,738
Income tax expense	13,930	11,518	14,699		8,840	8,305
Depreciation and amortization	26,272	27,180	25,342		19,047	19,168

EBITDA	$90,019	$78,028	$84,973		$57,462	$56,940

  We view EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. The following is a reconciliation of our EBITDA to our cash flow from operations:

					Nine Months ended September 30,
	Year ended December 31,
				Twelve Months ended September 30, 2003
	2000	2001	2002		2002	2003
	(in thousands of dollars)
Consolidated
EBITDA	$101,680	$74,440	$95,795	$43,997	$67,041	$15,243
Interest expense	(34,905)	(31,784)	(31,268)	(37,466)	(23,102)	(29,300)
Dividends on trust preferred securities	(7,699)	(13,235)	(13,232)	(9,923)	(9,924)	(6,616)
Income tax expense (benefit)	(11,554)	(6,578)	(10,139)	6,597	(6,428)	10,308
Income tax benefit related to dividends on trust preferred securities	2,695	4,632	4,631	3,473	3,473	2,316
Income tax (expense) benefit related to discontinued operations	(52)	3,123	(1,276)	(1,276)	—	—
Changes in assets and liabilities and other non-cash items	(1,203)	6,058	(19,566)	(374)	(2,765)	16,427

Cash flow from operations	$48,962	$36,656	$24,945	$5,028	$28,295	$8,378

Gas Distribution Business
EBITDA	$90,019	$78,028	$84,973		$57,462	$56,940
Interest expense	(23,906)	(19,933)	(18,874)		(13,988)	(14,738)
Income tax expense	(13,930)	(11,518)	(14,699)		(8,840)	(8,305)
Changes in assets and liabilities and other non-cash items	14,563	5,685	(288)		20,689	(11,928)

Cash flow from operations	$66,746	$52,262	$51,112		$55,323	$21,969

(2)
Net debt represents long-term and short-term debt, less cash and cash equivalents. Prior to July 1, 2003, the trust preferred securities were reported as a separate line item between long-term debt and common shareholders' equity. For periods after July 1, 2003, the trust preferred securities are reflected in long-term debt in compliance with Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity."

(3)
The capitalization figure used in the ratio of net debt to capitalization includes net debt, trust preferred securities and common shareholders' equity.

RISK FACTORS

        Investing in the notes involves a number of risks. You should carefully consider all of the information contained in this prospectus, including the risk factors set forth below, before investing in the notes offered pursuant to this prospectus. We describe below those risk factors, currently known and unique to us, which make an investment in the notes speculative or risky. We may encounter risks in addition to those described below. In such case, you may lose all or part of your original investment in the notes.

Risks Relating to Our Indebtedness

Failure to comply with the covenants in our credit facility could lead to the acceleration of such debt and we then may have difficulty making payments on the notes or refinancing our credit facility when due.

        Covenants contained in our amended credit facility require maintenance of a minimum net worth of $215.0 million, a fixed-charge coverage ratio of at least 1.33 until March 31, 2004 and 1.5 thereafter, and a debt-to-capitalization ratio of 0.72 or less through March 31, 2004, so long as the sale of APC has not been consummated, and 0.65 or less thereafter. As of September 30, 2003, our net worth was $230.2 million, our fixed charge coverage ratio was 1.48 and our debt-to-capitalization ratio was 0.68. Unless our operating results improve and we complete the sale of APC in the first half of 2004 and/or complete other deleveraging initiatives, we anticipate that with respect to the results for the second quarter of 2004, we may be required to seek further covenant relief from our lenders under our credit facility or, if unsuccessful, seek other financing alternatives. We cannot assure you that we would be able to obtain such relief or financing alternatives. In addition, we cannot assure you that the APC sale will be consummated as it is subject to regulatory approvals and various other consents under contract. In any such event, failure to comply with our financial covenants may result in a default with respect to the debt under our credit facility and could lead to the acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness and we may also have difficulty making payments on the notes and renewing our credit facility when due. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—General Financing Matters" and "Description of Other Indebtedness."

Our credit rating has been recently lowered and any additional reductions in our credit rating may increase our cost of, and possibly decrease our access to, capital which may reduce our earnings and harm our business.

        In March 2003, Moody's reduced the credit rating on our senior unsecured debt from Baa3 to Ba2 and announced that we were under further review for another possible downgrade. In May 2003, Moody's confirmed the credit rating on our senior unsecured debt at Ba2 with a stable outlook. In October 2003, Moodys confirmed the credit rating on our senior unsecured debt at Ba2 and changed the outlook to negative. In June 2003, S&P lowered our corporate credit rating from BBB- to BB, with a negative outlook. In November 2003, S&P lowered our corporate credit rating from BB to BB-, with a negative outlook. As a result of these events and other circumstances, two of the pipelines we utilize have required prepayment for their services, one gas supplier has required us to pay multiple times in the month of delivery and other gas suppliers have requested prepayment or letters of credit. We cannot assure you that customers and other suppliers will not impose additional requirements or restrictions on the conduct of our business. As a result of these downgrades, or any future downgrades in our credit ratings, our borrowing costs have increased and may increase further and our access to capital may be limited, and we may be required to utilize a higher percentage of our available borrowing capacity for ordinary course purposes. Increased borrowing costs have increased our costs of operations, and further increases in borrowing costs and/or the utilization of a higher percentage of our available capital for ordinary course purposes may further increase our costs of operations. Any such increases may reduce our earnings and harm our business. We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Any lowering of the rating of our senior unsecured debt would likely reduce the value of the notes offered hereby. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Overview—Rating."

Our level of indebtedness may reduce our profitability and limit our growth, and the credit facility and the indentures governing our existing debt contain restrictive covenants that may reduce our flexibility in our business operations and limit our growth, both of which may prevent us from fulfilling our obligations under the notes.

        Our business is capital intensive and we have significant amounts of debt. On September 30, 2003, as adjusted to give effect to the Offering and the application of the net proceeds therefrom, we would have had total short and long-term debt of $580.9 million. The terms of the indentures relating to certain of our outstanding debt securities (including the notes) and of the credit agreement relating to our credit facility impose significant restrictions on our ability and, in some cases, the ability of our subsidiaries, to take a number of actions that we may otherwise desire to take, including:

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

  •
  requiring us to meet certain financial tests, which may affect our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  limiting our ability to sell assets, make investments or acquire assets of, or merge or consolidate with, other companies;

  •
  limiting our ability to pay dividends or make distributions to our shareholders, repurchase or redeem our stock or enter into transactions with our stockholders or affiliates;

  •
  limiting our ability to grant liens, incur additional indebtedness or contingent obligations or obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other activities; and

  •
  detracting from our ability to successfully withstand a downturn in our business or the economy generally.

        Our ability to meet our debt service obligations, including those related to the notes, and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to weather, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control.

Despite our substantial indebtedness, we may still be able to incur more debt which could further exacerbate the risks associated with our substantial debt.

        We are able to incur additional debt in the future. Restrictions applicable to us on the incurrence of additional debt contained in the indentures and credit agreement governing our existing debt are subject to a number of qualifications and exceptions that allow us to incur additional debt. An increase in the amount of our indebtedness may negatively affect our capital structure and credit ratings. If new debt is added to our current debt levels, the risks that we now face would intensify. See "Description of Other Indebtedness" and "Description of Notes—Certain Covenants" for a description of the qualifications and exceptions to the restrictions on the incurrence of additional debt.

To service our indebtedness, including the notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to weather, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In particular, our ability to generate cash has been limited by working capital investments over the past two years due to, among other factors, increases in natural gas prices, natural gas inventories and stricter payment terms from our natural gas suppliers as a result of our credit rating downgrades. These factors may continue to negatively affect our working capital requirements and consequently our ability to generate sufficient cash flows from operations.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, our existing debt and the notes, on commercially reasonable terms or at all.

We are vulnerable to interest rate risk with respect to our debt which could lead to an increase in interest expense.

        We are subject to interest rate risk in connection with the issuance of variable and fixed-rate debt. In order to maintain our desired mix of fixed-rate and variable-rate debt, we may use interest rate swap agreements and exchange fixed and variable-rate interest payment obligations over the life of the arrangements, without exchange of the underlying principal amounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Risk Information." We cannot assure you that we will be successful in structuring such swap agreements to effectively manage our risks. If we are unable to do so, our earnings may be reduced.

Risks Relating to Our Operations

Due to seasonal weather conditions, our operating results during the first and fourth quarters may be more favorable than our operating results during the second and third quarters and our historical performance may not be indicative of our future performance.

        Our gas distribution business is a seasonal business and is subject to weather conditions. We receive most of our gas distribution revenues and operating income in the first and fourth quarters when demand for natural gas increases due to colder weather conditions. As a result, we are subject to seasonal variations in working capital because we purchase a significant amount of our natural gas supplies in the second and third quarters and must increase our borrowings in these periods to finance these purchases. Also, because of our seasonality, our results of operations during the first and fourth quarters may not be indicative of results for a full year. In addition, variability in weather from normal temperatures can materially reduce our results of operations. Warmer than normal weather over the last several years has adversely affected the results of operations of our gas distribution business. Weather has been and will continue to be one of the dominant factors affecting our financial performance. For example, difficult weather conditions this year have inhibited construction activity and have delayed the release of construction projects. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Consolidated Results of Operations—The Impact of Weather."

Our customers may be able to acquire natural gas without using our distribution system which would reduce our revenues.

        Consistent with other gas distribution utilities, there is potential risk for industrial customers and electric generating plants, located in close proximity to interstate natural gas pipelines, to bypass us and connect directly to such pipelines, which would reduce our revenues. We can make no assurances that our customers will not bypass us or that we could successfully retain such customers by employing any special efforts. See "Business—Gas Distribution Business—Outlook for Gas Distribution."

Our operating results may be reduced by downturns in the economy.

        Many of our commercial and industrial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production. With respect to our construction services business, during economic downturns, new housing starts often decline which leads to a decrease in gas service line installations and, as a significant portion of the spending by our customers in our construction services business is discretionary, our customers may decide to postpone or eliminate non-essential construction projects. Any of these events would negatively affect our revenues and financial results. See "Business—Gas Distribution Business—Outlook for Gas Distribution."

Volatility in the price of natural gas and alternative energy sources could reduce our profits.

        The market price of alternative energy sources such as coal, electricity, oil and steam is the primary competitive factor affecting the demand for our gas transportation services. Certain large industrial customers have some ability to convert to another form of energy if the price of natural gas increases significantly. Should these customers convert their requirements to another form of energy, our revenue could be reduced. We cannot predict the future stability of natural gas prices nor can we make any assurances that the impact of clean air legislation or any special services we offer will outweigh the negative effects of gas price volatility. See "Business—Gas Distribution Business—Outlook for Gas Distribution."

Our natural gas distribution business is subject to utility rate regulation and certain actions of the regulatory bodies may reduce our revenues and our profitability.

        We are regulated by the Michigan Public Service Commission, or MPSC, the Regulatory Commission of Alaska, or RCA, and the City Commission of Battle Creek, Michigan, or CCBC. These regulatory bodies have jurisdiction over, among other things, rates, accounting procedures and standards of service. Approximately 75% of our revenues are generated by our regulated gas distribution business. The actions of these regulatory bodies, including the failure to grant any requested rate increase, the timing of any rate increase or any other action by them, may reduce our revenues and our profitability. See "Business—Regulatory Matters."

Changes in our regulatory environment and recent events in the energy markets that are beyond our control may reduce our profitability and limit our access to capital markets.

        Our rates and operations in our gas distribution business are subject to regulation by various federal, state and local regulators as well as the actions of federal, state and local legislators. As a result of the energy crisis in California during 2000 and 2001, the volatility of natural gas prices in North America, the bankruptcy filings by certain energy companies and investigations by governmental authorities into energy trading activities, the collapse in market values of energy companies and the downgrading by rating agencies of a large number of companies in the energy sector, companies in the regulated and unregulated energy businesses have generally been under an increased amount of scrutiny by federal, state and local regulators, participants in the capital markets and the rating agencies. We cannot predict or control what effect these types of events, or future actions of regulatory agencies in response to such events, may have on our business or our access to the capital markets.

We may be required to recognize additional impairment charges which would reduce our reported earnings and could result in a default under our credit facility.

        Pursuant to generally accepted accounting principles, we are required to perform impairment tests on our goodwill balance annually or at any time when events occur, which could impact the value of our business segments. Our determination of whether an impairment has occurred is based on an estimate of discounted cash flows attributable to our reporting units that have goodwill. We must make long-term forecasts of future revenues, expenses and capital expenditures related to the reporting unit in order to make the estimate of discounted cash flows. These forecasts require assumptions about future demand, future market conditions, regulatory developments and other factors. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period that could substantially reduce our reported earnings in a period of such change. In addition, such charges would reduce our consolidated net worth and our shareholders' equity, increasing our debt to total capitalization ratio, which may result in a default under our credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Goodwill."

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans or expose us to environmental liabilities.

        Laws and regulations relating to environmental health and safety generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals. Compliance with these requirements may cause us to incur substantial capital costs and operating expenses and may impose restrictions on the operation of our business, all of which could be substantial. To the extent not fully recoverable from our customers, these costs could reduce our earnings and harm our business.

        In addition, we may be named as a responsible party for environmental clean-up at sites identified by environmental agencies or regulatory bodies regardless of whether we currently own or operate those sites, whether the contamination was caused by other parties or whether or not the operations that may have resulted in or contributed to the site contamination were conducted in full compliance with applicable laws. Given the nature of the past operations conducted by us and others at our properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment or other investigation has been conducted. Changes in existing laws or policies or their enforcement, future spills or accidents or the discovery of currently unknown contamination may give rise to remediation liabilities which may be material. Based upon the information presently available to us, we expect that we will ultimately incur investigation and remedial action costs at eight of our Michigan sites including seven that were formerly associated with manufactured gas plant operations. Because the extent of the contamination at these sites has not been fully delineated and the scope of our liability (as compared to other responsible parties, if any) has not been finally determined, it is difficult for us to currently estimate the full extent of our liability and we cannot conclude that our share of such liability will not be material.

        Environmental health and safety regulations may also require us to install new or updated pollution control equipment, modify our operations or perform other corrective actions, at our facilities. Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us, which may result in increased compliance costs or additional operating restrictions, could reduce our earnings and harm our business, particularly if those costs are not fully recoverable from our customers.

See "Business—Regulatory Matters—Safety Regulations" and "Business—Regulatory Matters—Environmental Matters."

Our construction services business' ability to win business is subject to competition in the construction industry which could harm our business and results of operations if we are not successful in our strategy to sell our construction services business.

        The operating results for our construction services business has declined in the past two years which management believes has been driven, in part, by the state of the U.S. economy, financial issues faced by our construction services business customers and poor productivity in certain regions of our construction services business area. During economic downturns, new housing starts often decline, which leads to a decrease in new gas service line installations. Our construction services business faces competition from regional underground facilities contractors, in-house construction operations of existing or prospective customers and small to medium-sized local contractors. In November 2003, we announced that our Board of Directors instructed management to pursue the sale of our construction services business. We anticipate that the proceeds of a sale will be used to strengthen our financial position by supporting the growth of our gas distribution business through the funding of its capital expenditures, or by paying down indebtedness. As of September 30, 2003, after recording the impairment charges, the book value of the construction services business's assets was approximately $40 million. We have not yet determined any timeframe for the sale and we cannot provide any estimate when or on what terms the sale might occur, if at all. Prior to such sale, or if such sale does not occur, if long-term increases in the need for natural gas infrastructure do not exist and we do not successfully manage the pressure exerted by our competitors, our business and results of operations could be harmed. See "Business—Diversified Business—Construction Services."

We depend upon our management team and other key professionals, and any failure to retain members of our management team or other key professionals and/or to fill vacancies with experienced successors could have a material adverse effect on our business, financial condition and operating results.

        The successful implementation of our business strategy and handling of other issues integral to the fulfillment of our business strategy depends, in part, on our experienced management team, as well as several key professionals employed by us. On December 2, 2003, Marcus Jackson, our Chairman, President and Chief Executive Officer, resigned. Mr. Jackson has been succeeded on an interim basis by Eugene N. (Gene) Dubay as President and Chief Executive Officer, pending the appointment of a permanent successor. The loss of other members of our management team or other senior professionals or the failure to fill the position of President and Chief Executive Officer or future vacancies with experienced successors could have a material adverse effect on our business, financial condition and operating results.

Substantial operational risks are involved in operating a natural gas distribution, pipeline and storage system and such operational risks could reduce our revenues and increase our expenses.

        There are substantial risks associated with the operation of a natural gas distribution, pipeline and storage system, such as operational hazards and unforeseen interruptions caused by events beyond our control. These include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of pipeline facilities below expected levels of capacity and efficiency and catastrophic events such as explosions, fires, earthquakes, floods, landslides or other similar events beyond our control. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Liabilities incurred, and interruptions to the operation of our gas distribution, pipeline or storage system caused by such an event, could reduce revenues generated by us and increase our expenses, thereby impairing our ability to meet our obligations and to make payments under our existing debt and the notes.

Terrorism and the uncertainty of war may restrict our future growth and reduce our operating results.

        Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may reduce our results of operations, limit our ability to raise capital and restrict our future growth. The impact that possible terrorist attacks may have on our industry in general, and on us in particular, is not known at this time but could lead to increased volatility in gas rates. Uncertainty surrounding the current military action in Iraq, future military strikes or sustained military campaigns may impact our operations in unpredictable ways, including disruptions of gas supplies and markets, and the possibility that infrastructure facilities, including pipelines, processing plants and storage facilities, could be direct targets of, or indirect casualties of, an act of terror. Terrorist activity may also hinder our ability to transport and deliver gas if transportation facilities or pipelines become damaged as a result of an attack. In addition, war or risk of war may create a downturn in the economy in our service territory. A lower level of economic activity could result in a decline in energy consumption which could reduce our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could limit our ability to raise capital.

You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountants, with respect to our financial statements that were audited by Arthur Andersen.

        On May 28, 2002, we appointed PricewaterhouseCoopers LLP to serve as our independent certified public accountant for fiscal year 2002 after previously dismissing Arthur Andersen. On June 15, 2002, Arthur Andersen LLP, our former independent certified public accountant, was convicted of federal obstruction of justice arising from the government's investigation of Enron Corp. Arthur Andersen had audited our financial statements for the fiscal years ended December 31, 2000 and December 31, 2001. Purchasers of the notes may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in those financial statements.

Risks Relating to the Notes

The notes are structurally subordinated to all existing and future liabilities of our subsidiaries.

        The notes are our general unsecured, senior obligations and thus are structurally subordinated to all of our subsidiaries' existing or future debt and other obligations, whether or not secured. Our subsidiaries generated 17.8% of our consolidated revenues for the nine months ended September 30, 2003 and held 19.3% of our consolidated total assets as of September 30, 2003. At September 30, 2003, our subsidiaries had total liabilities of $23.2 million, excluding intercompany liabilities, of which $5.6 million were trade payables. Our subsidiaries are only limited in their ability to incur debt by the provisions that we have in our indentures and credit agreement governing our existing debt, which are on a consolidated basis, and are not subject to separate restrictions, and there are no limitations on the amount of trade payables incurred by our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of our subsidiaries, our subsidiaries will be obligated to pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us, thus limiting our funds available to pay any amounts due on the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

        Upon specific events constituting a change of control, as that term is defined in the indenture governing the notes, we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. We cannot assure you that there will be sufficient funds available for us to make the required repurchase of notes at the time of the change of control. If we fail to repurchase the notes in that circumstance, we will go into default under the indenture governing the notes, the indentures governing our existing debt (including the outstanding notes) and our credit facility. Any future debt which we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. You may not be able to determine when we have entered into a transaction that constitutes a change of control, and as a result of this uncertainty, it may be difficult for you to determine whether we have violated any of our covenants under the indenture, to declare an event of default and to exercise your acceleration rights. We may disagree as to whether a specific asset sale or sales constitute a change of control event and, in the event you elect to exercise your rights under the indenture and we contest such election, there cannot be any assurance as to the outcome of such dispute. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."

You may have difficulty selling any outstanding notes that you do not exchange.

        If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indentures governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

        If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your notes.

No public market exists for the notes and an active trading market for the new notes may not develop.

        The notes are a new issue of securities with no established trading market. We do not intend to list the notes for trading on any national securities exchange or arrange for any quotation system to quote prices for them. We cannot assure you that an active trading market will develop for the notes.

NOTICE TO INVESTORS

        The notes described in this prospectus have not been recommended by or approved by the Securities and Exchange Commission, or the SEC, or any other federal or state securities commission or regulatory authority, nor has the SEC or any such state securities commission or authority passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        You should not construe the contents of this prospectus as investment, legal or tax advice. You should consult your counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of a purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under appropriate legal investment or similar laws.

        In making an investment decision regarding the notes offered by this prospectus, you must rely on your own examination of our company and the terms of this exchange offer, including, without limitation, the merits and risks involved. This exchange offer is being made on the basis of this prospectus.

        The information contained in this prospectus has been furnished by us and other sources we believe to be reliable. This prospectus contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, for the complete information contained in those documents.

        No person is authorized in connection with any exchange offer made by this prospectus to give any information or to make any representation not contained in this prospectus, and, if given or made, any other information or representation must not be relied upon as having been authorized by us. The information contained in this prospectus is as of the date hereof and subject to change, completion or amendment without notice. Neither the delivery of this prospectus at any time nor any subsequent commitment to enter into any financing shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" that are based on current expectations, estimates and projections of SEMCO Energy, Inc. and its subsidiaries. Statements that are not historical facts, including without limitation, statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and any other statements located elsewhere in this prospectus in each case regarding our outlook, beliefs, plans, goals and expectations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially.

        Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

  •
  the effects of weather and other natural phenomena;

  •
  the economic climate and growth in the geographic regions where we do business;

  •
  the capital intensive nature of our business;

  •
  increased competition within the energy industry as well as from alternative forms of energy;

  •
  the timing and extent of changes in commodity prices for natural gas and propane;

  •
  the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates;

  •
  our ability to bid on and win construction contracts;

  •
  the impact of energy prices on the amount of projects and business available to our construction services business;

  •
  the nature, availability and projected profitability of potential investments available to us;

  •
  our ability to remain in compliance with our debt covenants and accomplish our financing objectives in a timely and cost-effective manner in light of changing conditions in the capital markets;

  •
  our ability to operate acquired businesses in accordance with our plans; and

  •
  our ability to effectively execute our strategic plan.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We do not intend to update these statements unless the securities laws require us to do so.

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus were obtained through internal company research, surveys and studies conducted by third parties and industry and general publications. Although we have not independently verified market and industry data from third-party sources, these publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not provide any assurance as to the accuracy and completeness of the information. While we believe internal company estimates and market and industry data are reliable, neither such estimates nor such data have been verified by any independent sources.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the outstanding notes, we entered into a registration rights agreement with the initial purchaser of those notes. Under the registration rights agreement, we agreed to file by March 11, 2004 a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective by the SEC by June 9, 2004. We also agreed to use our reasonable best efforts to keep this registration statement effective for at least 30 days (or longer if required by law). Under certain limited circumstances, we have also agreed to file a shelf registration statement to cover resales of the outstanding notes. If we are obligated to file a shelf registration statement, we have agreed to use our reasonable best efforts to file the shelf registration statement on or prior to 45 days after such filing obligation arises and to cause the shelf registration statement to be declared effective on or prior to 105 days after such filing obligation arises. See "Description of Notes—Registration Rights; Additional Interest" for more information on our filing obligations. The registration rights agreement provides that we are required to pay additional interest to the holders of the outstanding notes whose notes are subject to transfer restrictions if any of the following events of registration default occur:

  •
  the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act or a shelf registration statement registering the outstanding notes has not been filed by the applicable deadline;

  •
  the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act or a shelf registration statement registering the outstanding notes is not declared effective by the applicable deadline;

  •
  the exchange offer has not been consummated on or before the 30th business day, or longer, if required by the federal securities laws, after the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is declared effective; or

  •
  the registration statement required to be filed has been declared effective by the SEC but (A) the registration statement thereafter ceases to be effective or (B) the registration statement or this prospectus ceases to be usable in connection with resales of notes subject to transfer restrictions during the periods specified in the registration rights agreement because either (1) any event occurs as a result of which this prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein in the light of the circumstances under which they were made not misleading, or (2) it shall be necessary to amend the registration statement or supplement this prospectus, to comply with the Securities Act or the Securities Exchange Act of 1934, as amended, or their respective rules.

        Additional interest would accrue on the notes from and including the date on which any such events of registration default described above occur but excluding the date on which all such events have been cured, in an amount equal to $.05 per week per $1,000 principal amount of notes for the first 90-day period immediately following the occurrence of such event. The amount of additional interest would increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all such events have been cured, up to a maximum amount of additional interest for all such events of $.50 per week per $1,000 principal amount of notes.

        A copy of the registration rights agreement is filed as an exhibit to the registration statement.

        Each broker-dealer that receives new notes for its own account in exchange for the outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use our reasonable best efforts to keep this registration statement effective for at least 30 days (or longer if required by law). The expiration date for this exchange offer is 5:00 p.m., New York City time, on February 26, 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

  •
  will have been registered under the Securities Act;

  •
  will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  will not contain the registration rights and additional interest provisions contained in the outstanding notes, as described below in "Description of Notes—Registration Rights; Additional Interest."

        Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any outstanding notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

Exchange Offer Procedures

        When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

  (1)
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Fifth Third Bank, the exchange agent, at the address set forth below under the heading "—The Exchange Agent;" or

  (2)
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The Exchange Agent."

        In addition, one of the following must occur on or prior to the expiration date:

  (1)
  the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

  (2)
  the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

  (3)
  the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a "book-entry confirmation," which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

  (1)
  by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any outstanding note improperly tendered;

  (2)
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

  (3)
  waive any defects or irregularities as to any particular outstanding note either before or after the expiration date; and

  (4)
  waive any conditions of the exchange offer before the expiration date, including the right to waive the ineligibility of any class of holders that seek outstanding notes in the exchange offer.

        If such waiver described above constitutes a material change, such waiver must occur 5 business days prior to the expiration of the offer.

        Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for the outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

        In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

  (2)
  a properly completed and duly executed letter of transmittal or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  (1)
  be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date; or

  (2)
  comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  (1)
  the holder tenders the outstanding notes through an eligible institution;

  (2)
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3)
  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send via telegram, telex, facsimile or transmission letter, a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—Exchange Agent." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the outstanding notes to be withdrawn;

  (2)
  include a statement that the holder of the outstanding notes is withdrawing such holder's election to have such outstanding notes exchanged;

  (3)
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  (4)
  where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described under "—Exchange Offer Procedures" above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

  (1)
  any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  (2)
  any stop order is threatened or is in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indentures under the Trust Indenture Act of 1939, as amended;

  (3)
  there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

  (4)
  there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

  (6)
  there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

  (7)
  there is a change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us; or

  (8)
  we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

        The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

        Fifth Third Bank has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:
Fifth Third Bank
By mail, hand delivery or overnight courier:

Attention: Geoffrey Anderson Corporate Trust Department (MD 10AT60) Fifth Third Bank 38 Fountain Square Plaza Cincinnati, OH 45202
By facsimile transmission: (for eligible institutions only) (513) 534-6398 Confirm by telephone: (513) 534-8189

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees;

  •
  printing fees; and

  •
  related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indentures, regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated December 12, 2003, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes as described in "Description of Notes—Registration Rights; Additional Interest," we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

        Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of each class have taken certain actions or exercised certain rights under the indentures. See "Description of Notes."

Consequences of Exchanging Outstanding Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business; and

  (2)
  the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

        However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

  (3)
  it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

  (1)
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  (2)
  it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

        Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

  (1)
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  (2)
  must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes and their respective counsel in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange outstanding notes in like principal amount. We will cancel all outstanding notes exchanged for new notes in the exchange offer.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of September 30, 2003, on an actual basis and as adjusted to give effect to the Offering and the application of the net proceeds therefrom. You should read this table in conjunction with our audited consolidated financial statements and the related notes thereto for and as of the years ended December 31, 2000, 2001 and 2002 and our unaudited consolidated financial statements and the related notes thereto for and as of the nine months ended September 30, 2002 and 2003, which are included elsewhere in this prospectus.

	As of September 30, 2003
	Actual	As Adjusted
	(in thousands of dollars)
Cash and temporary cash investments, at cost	$4,190	$4,190

Short-term debt	$103,831	$53,207

Capitalization:
Long-term debt:
7.125% notes due 2008	$150,000	$150,000
6.49% notes due 2009	30,000	30,000
8.00% notes due 2010	30,652	30,652
7.75% notes due 2013	135,036	187,161
8.00% notes due 2016	59,748	59,748
6.50% medium-term notes due 2005	15,000	15,000
6.40% medium-term notes due 2008	5,000	5,000
7.03% medium-term notes due 2013	10,000	10,000
10.25% Trust preferred securities (a)	40,000	40,000
3.77% Trust preferred securities (a)	89	89

	$475,525	$527,650

Common shareholders' equity	$172,667	$172,667

Total capitalization	$648,192	$700,317

(a)
Prior to July 1, 2003, the trust preferred securities were reported as a separate line item between long-term debt and common shareholders' equity. For periods after July 1, 2003, the trust preferred securities are reflected in the long-term debt section in compliance with SFAS No. 150.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following summary of selected consolidated financial information for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003 was derived from, and should be read in conjunction with, our audited financial statements and our unaudited financial statements and their respective related notes thereto included elsewhere in this prospectus. You should read the selected consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes thereto for and as of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and our unaudited consolidated financial statements and the related notes thereto for and as of the nine months ended September 30, 2002 and 2003, which are included elsewhere in this prospectus.

	Year ended December 31,						Nine Months ended September 30,
	1998		1999	2000	2001	2002	2002	2003
	(in thousands of dollars, except per share amounts)
Statement of Operations Data:
Operating revenue	$596,548		$369,922	$410,325	$445,823	$480,965	$334,704	$379,863
Operating expenses:
Cost of gas sold	109,388		117,789	161,945	184,973	220,422	139,367	213,873
Cost of gas marketed	386,691		95,632	—	—	—	—	—
Operations and maintenance	55,064		85,696	140,236	162,289	156,653	121,131	99,434
Depreciation and amortization	15,167		19,742	33,051	36,505	35,337	26,487	26,749
Property and other taxes	8,981		8,660	9,860	11,562	11,844	9,105	8,961
Goodwill impairment charge							—	17,649
Restructuring and asset impairment charges	—		—	—	6,103	—	—	2,825

Total operating expenses	575,291		327,519	345,092	401,432	424,256	296,090	369,491

Operating income	21,257		42,403	65,233	44,391	56,709	38,614	10,372
Other income (deductions)	(8,986	)(1)	(16,750)	(32,077)	(29,449)	(29,030)	(21,374)	(51,178	)(2)

Income (loss) before income taxes and minority interest	12,271		25,653	33,156	14,942	27,679	17,240	(40,806)
Income taxes	5,188		7,631	11,554	6,578	10,139	(6,428)	10,308
Minority interest—dividends on company-obligated mandatorily redeemable trust preferred securities of subsidiaries holding solely debt securities of SEMCO Energy, Inc., net of income taxes(6)	—		—	5,004	8,603	8,601	(6,451)	(4,300)

Income (loss) from continuing operations	7,083		18,022	16,598	(239)	8,939	4,361	(34,798)
Income (loss) from discontinued operations	2,957	(3)(4)	(363)	95	(6,122)	10	—	—

Net income (loss) available to common shareholders	10,040	(1)	17,659	16,693	(6,361)	8,949	4,361	(34,798	)(2)
Common dividends	11,836		15,272	15,033	15,193	10,776	8,447	6,138

Earnings (deficit) reinvested in the business	$(1,796)		$2,387	$1,660	$(21,554)	$(1,827)	$(4,086)	$(40,936)

Other Data:
Income (loss) from continuing operations per common share	$0.45		$1.02	$0.89	$(0.01)	$0.48	$0.24	$(1.71)
Cash dividends declared per common share	$0.80		$0.87	$0.84	$0.84	$0.50	$0.25	$0.20
	As of December 31,				As of September 30,
	1999	2000	2001	2002	2002	2003
	(in thousands of dollars)
Balance Sheet Data:
Total assets	$815,183	$851,223	$863,548	$876,514	$851,501	$914,832

Capitalization:
Long-term debt(5)(6)	170,000	307,930	368,966	366,026	366,323	475,525
Company-obligated mandatorily redeemable trust preferred securities of subsidiaries(6)	—	139,374	139,394	139,436	139,426	—
Common equity	142,340	135,472	113,810	110,022	112,476	172,667

Total capitalization(5)	$312,340	$582,776	$622,170	$615,484	$618,225	$648,192

(1)
Includes a gain of $1,708 (net of tax) or $.11 per share from the sale of the NOARK Investment.

(2)
Includes expense of $15.6 million (net of tax) or $0.77 per share for debt exchange and extinguishment costs.

(3)
Includes $499 (net of tax) or $.03 per share, attributable to extraordinary losses on the early extinguishment of debt.

(4)
Includes income at $1,784 (net of tax) or $.11 per share attributable to a change in accounting method.

(5)
Includes current maturities of long-term debt.

(6)
Prior to July 1, 2003, the trust preferred securities were reported as a separate line item between long-term debt and common shareholders' equity. For periods after July 1, 2003, the trust preferred securities are reflected in long-term debt and the related dividends are included in interest expenses in compliance with SFAS No. 150.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and the related notes for and as of the years ended December 31, 2002, 2001 and 2000 and the unaudited consolidated financial statements and the related notes thereto for and as of the nine months ended September 30, 2002 and 2003, which are included elsewhere in this prospectus.

Overview

        We are a diversified energy and infrastructure services company, headquartered in southeastern Michigan. Our two primary businesses are: (1) a regulated gas distribution business with operations in Michigan and Alaska; and (2) an unregulated diversified business group with operations in construction services; propane, pipelines and storage; and IT services. Our gas distribution operations in Michigan and Alaska operate as divisions of SEMCO Energy while our diversified business operations are organized as subsidiaries of SEMCO Energy which are listed below:

  •
  Aretech Information Services, Inc., which provides IT services

  •
  Hotflame Gas, Inc., which distributes propane

  •
  EnStructure Corporation (formerly known as Sub-Surface Resources, Inc. and NATCOMM, Inc.) and its wholly-owned subsidiaries, which provide construction services

  •
  SEMCO Energy Ventures, Inc. and its wholly-owned subsidiaries, which provide natural gas storage and pipeline services

        We had total consolidated operating revenues, EBITDA (as defined in "Prospectus Summary—Summary Consolidated Financial Data") and operating income for the year ended December 31, 2002 of $481.0 million, $95.8 million and $56.7 million, respectively, and for the nine months ended September 30, 2003 of $379.9 million, $15.2 million and $10.4 million, respectively. Operating revenues, EBITDA and operating income, including intercompany transactions, from our gas distribution business for the year ended December 31, 2002 were $364.7 million, $85.0 million and $59.1 million, respectively, and for the nine months ended September 30, 2003 were $319.9 million, $56.9 million and $37.6 million, respectively. Operating revenues and operating income (loss), including intercompany transactions, from our diversified business group for the year ended December 31, 2002 were $135.9 million and $0.5 million, respectively, and for the nine months ended September 30, 2003 were $73.0 million and $(24.8) million, respectively. For the twelve months ended September 30, 2003, our EBITDA was $44.0 million.

        Gas Distribution Business.    We purchase, transport and distribute natural gas to approximately 385,000 residential, commercial and industrial customers in Michigan and Alaska.

        SEMCO Gas provides natural gas and associated services and products to more than 272,000 combined residential, commercial and industrial customers in Michigan.

        ENSTAR is the sole provider of natural gas distribution services to more than 111,000 customers in the Anchorage, Alaska metropolitan and adjoining areas.

        Diversified Business Group.    Our diversified business group includes: (1) construction services; (2) propane, pipelines and storage; and (3) IT services. All three of our unregulated business segments are complementary to our core gas distribution operations.

        Rating.    On March 18, 2003, Moody's downgraded our ratings and continued to review us for possible downgrade. Moody's downgraded the rating of our senior unsecured debt from Baa3 to Ba2 and our subordinated debt from Ba1 to Ba3. Moody's cited as reasons for our downgrade the following factors: high leverage, weak capitalization, low profitability and cash flow relative to our debt and refinancing risk relating to the redemption of our 8.95% Remarketable or Redeemable Securities due 2008, or the ROARS, which were outstanding at the time of the Moody's downgrading but were subsequently retired in May 2003. Moody's indicated that further rating action would result if we were unsuccessful in refinancing the ROARS, if our construction services business fails to turn around or our credit measures continue to be weak. On May 23, 2003, Moody's confirmed our senior unsecured debt ratings at Ba2 with a stable outlook. On October 2, 2003, Moody's confirmed the credit rating on our senior unsecured debt at Ba2 and changed the outlook to negative. On June 20, 2003, S&P lowered our corporate credit rating from BBB- to BB and senior unsecured debt rating from BBB- to BB, with a negative outlook. S&P cited as reasons for our downgrade the continuance of unseasonably warm weather without weather normalization adjustments, the inability of the gas distribution business to produce sufficient cash flow from continuing operations, higher-risk, nonregulated operations that continue to fail to produce cash flow commensurate with their risk profiles, a highly leveraged balance sheet and limited room for additional reductions in capital expenditures, among others. See "Prospectus Summary—Recent Events and Other Matters" and "Risk Factors—Our credit rating has been recently lowered and any additional reductions in our credit rating may negatively affect our cost of, and possibly our access to, capital."

Consolidated Results of Operations

        We had net losses of $24.8 million and $34.8 million for the three months and nine months ended September 30, 2003, respectively, compared to a net loss of $7.0 million and net income of $4.4 million for the three months and nine months ended September 30, 2002, respectively.

        The most significant items contributing to the losses for both the three months and nine months ended September 30, 2003 were a $17.6 million charge ($15.6 million, net of taxes) for impairment of goodwill at our construction services business and a $2.8 million charge ($1.8 million, net of taxes) for the impairment of equipment. Refer to Note 1 of the Condensed Notes to the Unaudited Consolidated Financial Statements for further information. The results for the nine months ended September 30, 2003 also include an expense of $24.0 million ($15.6 million, net of taxes) incurred in the second quarter of 2003 for debt exchange and extinguishment costs. For further information on debt exchange and extinguishment costs, refer to Note 2 of the Condensed Notes to the Unaudited Consolidated Financial Statements. The other primary factors contributing to the decrease in earnings were an increase in operating losses (exclusive of the impairment charges discussed above) at our construction services business and an increase in interest expense, as discussed in greater detail on the following pages.

        We had a net loss of $30.2 million for the twelve months ended September 30, 2003 compared to a net loss of $1.1 million for the twelve months ended September 30, 2002. The results for the twelve months ended September 30, 2003 include the impact of the goodwill impairment and asset impairment charges, the debt exchange and extinguishment costs, an increase in interest expense and an increase in operating loss from the construction services business, as discussed above. The results for the twelve months ended September 30, 2002 include several unusual items, which reduced net income by $10.8 million. The unusual items include losses from discontinued operations, restructuring charges, asset impairment charges and other unusual items, which were recorded in the fourth quarter of 2001. Refer to Note 14 of the Notes to our Consolidated Financial Statements for further information regarding these unusual items.

        Our largest business segment, natural gas distribution, is seasonal in nature and depends on the winter months for the majority of its operating revenue. As a result, a substantial portion of our annual income is earned during the first and fourth quarters of the year. In addition, our construction services business segment is also seasonal in nature and earns most of its income during the summer and fall months and incurs losses during the winter and spring months. Therefore, our results of operations for the three and nine months ended September 30, 2003 and 2002 are not necessarily indicative of results for a full year.

        We had net income of $8.9 million for 2002, a net loss of $6.4 million for 2001 and net income of $16.7 million for 2000. The results for all three years include amounts associated with discontinued operations, and 2001 includes several other unusual items, such as restructuring charges and asset impairments. Income (loss) from continuing operations was $8.9 million, $(0.2) million and $16.6 million for 2002, 2001 and 2000, respectively. The business segment analyses and other discussions on the next several pages provide further information regarding the differences in operating results when comparing 2001 to 2002 and 2002 to 2003.

        As discussed above, our operating results include unusual items, including losses associated with discontinued operations, restructuring charges and asset impairments. Operating results, net of income taxes, from the discontinued operations were $(1.1) million and $0.1 million for 2001 and 2000, respectively. In the fourth quarter of 2001, we also recorded a loss of $5.0 million, net of income taxes, for the estimated loss we expected to incur on the disposal of our engineering business segment, including estimated losses from operations during the phase-out period. In November 2002, we sold our engineering services business. There was a difference of $10,000 between the actual losses and the estimated losses, which is included in discontinued operations for 2002. For more information on the impact of discontinued operations on our results of operations, refer to Note 14 of the Notes to the Consolidated Financial Statements. Unusual charges, excluding amounts relating to discontinued operations, reduced net income by $5.1 million, or $0.28 per share, in 2001. The restructuring charges and asset impairments account for $4.0 million of the charges, net of income taxes, and include severance expense, costs associated with terminating leases, write-downs of certain construction operations and other related expenses associated with the redirection of our business strategy. Other unusual items account for $1.1 million of the charges, net of income taxes, and include the write-off of certain assets and an increase in reserves for certain contingencies.

The Impact of Weather

        Our largest business segment is natural gas distribution and, as a result, temperature fluctuations have a significant impact on our operating results. We believe that information about normal temperatures is useful for fully understanding our gas distribution business. Our budgets, forecasts and business plans are prepared by management using expected gas consumption under normal weather conditions as a central assumption. The regulatory bodies which have jurisdiction over the rates charged by our gas distribution business use weather-normalized data to set customer rates and to establish authorized revenue levels.

        Temperatures during the third quarter of 2003 were warmer than normal in both Alaska and Michigan. For the nine months ended September 30, 2003, temperatures were warmer than normal in Alaska and colder than normal in Michigan. We have estimated that the variations from normal temperatures in Alaska and Michigan combined, decreased net income by approximately $0.3 million during the third quarter of 2003 and $0.2 million during the nine months ended September 30, 2003.

        By comparison, during the three and nine months ended September 30, 2002, temperatures were warmer than normal in both Alaska and Michigan. We have estimated that the variations from normal temperatures in Alaska and Michigan combined, decreased net income by approximately $0.6 million during the third quarter of 2002 and $2.2 million during the nine months ended September 30, 2002.

        Weather was approximately 3%, 9% and 6% warmer than normal during 2002, 2001 and 2000, respectively. We have estimated that warmer than normal weather reduced the gas sales margin of our gas distribution business by approximately $5.9 million, $8.4 million and $6.5 million in 2002, 2001 and 2000, respectively. Adjusted for income taxes, the estimated impact would have been $3.6 million, $5.3 million and $3.9 million, respectively.

Summary of our Business Segments

        We operate four reportable business segments:

  •
  gas distribution;

  •
  construction services;

  •
  propane, pipelines and storage; and

  •
  IT services.

        Refer to Note 5 of the Condensed Notes to the Unaudited Consolidated Financial Statements and Note 11 of the Notes to the Consolidated Financial Statements for further information regarding each business segment and a summary of financial information by business segment.

Three Months, Nine Months and Twelve Months Ended September 30, 2003 Compared to Three Months, Nine Months and Twelve Months Ended September 30, 2002

Gas Distribution

        The following table shows our results with respect to our gas distribution business and includes intercompany transactions.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
	(dollars in thousands)
Gas sales revenues	$42,347	$34,616	$297,025	$220,708	$411,972	$313,689
Cost of gas sold	25,527	20,075	213,873	139,367	294,928	198,595

Gas sales margin	$16,820	$14,541	$83,152	$81,341	$117,044	$115,094
Gas transportation revenue	5,668	5,051	19,781	19,012	26,476	26,567
Other operating revenue	921	807	3,064	2,561	3,852	3,311

Gross margin	$23,409	$20,399	$105,997	$102,914	$147,372	$144,972
Restructuring charges	—	—	—	—	—	1,051
Other operating expenses	22,362	21,089	68,349	64,877	88,685	86,239

Operating income	$1,047	$(690)	$37,648	$38,037	$58,687	$57,682

Volumes of gas sold (MMcf)	5,471	5,367	46,016	43,574	67,499	64,039
Volumes of gas transported (MMcf)	12,467	10,213	35,065	33,203	46,783	44,796
Number of customers at end of period	384,930	377,845	384,930	377,845	384,930	377,845
Degree Days
Alaska	835	820	5,811	6,492	8,711	10,579
Michigan	178	97	4,825	4,140	7,353	6,112
Percent colder (warmer) than normal
Alaska	(8.5)%	(11.1)%	(10.5)%	(.7)%	(14.1)%	3.3%
Michigan	(3.8)%	(44.6)%	10.0%	(5.4)%	9.2%	(9.7)%

  Gas Sales Margin

        During the three and nine months ended September 30, 2003, gas sales margin increased by approximately $2.3 million and $1.8 million when compared to the same periods in 2002. The increase during the third quarter of 2003, when compared to the third quarter of 2002 was due primarily to changes in customer rates and gas cost savings (described in more detail below), which increased gas sales margin by approximately $1.8 million. Approximately $0.2 million of the increase during the third quarter was due to the addition of new customers and approximately $0.1 million was due to an increase in customer gas consumption (discussed in more detail below). The remainder of the increase was due to other miscellaneous factors.

        The increase in gas sales margin for the nine months ended September 30, 2003, when compared to the nine months ended September 30, 2002, was due in part to the addition of new customers, which increased gas sales margin by approximately $1.5 million, and an increase in customer gas consumption, which increased gas sales margin by approximately $1.2 million. Approximately $0.3 million of the increase in nine-month results was due to the impact of all remaining customers switching from our aggregated transportation service, or ATS, program back to gas sales service (as more fully discussed below) when the ATS program ended in March 2002. These factors were partially offset by changes in customer rates and gas cost savings which decreased gas sales margin by approximately $1.1 million. The remainder of the change in gas sales margin between the nine-month periods was due to other miscellaneous factors.

        During the twelve months ended September 30, 2003, gas sales margin increased by $1.9 million when compared to the same period in 2002. The addition of new customers, an increase in customer gas consumption and customers switching from the ATS program back to general gas service increased gas sales margin by $2.3 million, $1.0 million and $0.7 million, respectively. These items were partially offset by changes in customer rates and gas cost savings, which decreased gas sales margin by approximately $1.6 million. The remainder of the change in gas sales margin when comparing the twelve months ended September 30, 2003 to the twelve months ended September 30, 2002 was due to other miscellaneous factors.

        Changes in customer gas rates and gas cost savings directly impact gas sales margin. A reduction in customer rates at ENSTAR was required by an order issued by the RCA. The RCA order was based on an RCA rate review. The rate reduction took effect in September 2002 and generally reduces gas sales margins at ENSTAR by approximately 3.6%. There was an increase in customer rates effective in May 2003, for customers located in our service areas regulated by the MPSC. The rate increase for MPSC customers was the result of a settlement agreement reached with the MPSC. The settlement took effect May 3, 2003 and generally increases annual gas sales margins generated from MPSC customers by approximately 4.8%.

        Under the terms of a third-party natural gas supply and management agreement for our Michigan operations, certain gas cost savings were passed through to us. On March 31, 2002, this agreement expired and a new agreement covering our customers located in jurisdictions regulated by the MPSC was executed. This new agreement does not contain similar provisions for gas cost savings. As a result, 65% of the gas cost savings realized during the first three months of 2002 was non-recurring. A new agreement covering our customers located in the jurisdictions regulated by the CCBC includes similar provisions for gas cost savings and is effective from April 1, 2002 through March 31, 2005.

        The ATS program for residential customers was effective from April 1, 1999 through March 31, 2002. A program similar to the ATS program, referred to as the Gas Customer Choice Program, was opened to customers on October 1, 2002. These programs provide Michigan residential customers the opportunity to purchase their gas from a third-party supplier, while allowing our gas distribution business to continue charging the existing distribution fees and customer fees. Distribution and customer fees associated with customers who switched to third-party gas suppliers were recorded in gas transportation revenue rather than gas sales revenue because we acted as a transporter for those customers. During 2001 and 2002, certain ATS customers switched back to our general gas sales service because the third-party suppliers they were utilizing stopped participating in the ATS program primarily due to significant fluctuations in the market price of natural gas. When the ATS program for residential customers ended on March 31, 2002, all remaining ATS customers became gas sales customers because they were turned back to us by their third-party gas suppliers. Currently, there are no third-party gas suppliers providing service under this program in our customer service territories. If any third-party gas supplier in our service territories were to begin participating in the Gas Customer Choice program, we would record the distribution and customer fees associated with such customers as gas transportation revenue rather than gas sales revenue.

        Changes in customer gas consumption from one period to the same period of a prior year is attributable primarily to the impact of changes in temperatures between the periods. However, other factors, including energy conservation by customers, the increasing use of more energy-efficient gas furnaces and appliances and the addition of new energy-efficient homes to our gas distribution system, also contribute to changes in customer gas consumption. The impact on gas margin of these additional factors is believed to be fairly small from one period to the next.

  Gas Transportation Revenue

        For the three and nine months ended September 30, 2003, gas transportation revenue increased by $0.6 million and $0.8 million, respectively, when compared to the same periods ended September 30, 2002. The primary reasons for these increases were due to an increase in standard transportation volumes partially offset by the rate reduction at ENSTAR and the impact of ATS customers switching from the ATS program back to gas sales service in Michigan in the first quarter of 2002. Standard transportation volumes and revenues relate to large volumetric customers that are billed using standard transportation tariffs instead of the monthly service fees used for the ATS program. As discussed above, under the ATS program, we charged ATS customers the same distribution fees and customer fees that were charged to gas sales service customers. Gas transportation revenue decreased by $0.1 million for the twelve months ended September 30, 2003, when compared to the same period ended September 30, 2002. The primary reasons for the decrease were the rate reduction at ENSTAR and the impact of ATS customers switching from the ATS program back to gas sales service in Michigan offset by the items discussed above that contributed to the increase in quarterly and year-to-date results.

  Other Operating Revenue

        Other operating revenue for the three, nine and twelve months ended September 30, 2003, was $0.9 million, $3.1 million and $3.9 million, respectively, compared to $0.8 million, $2.6 million and $3.3 million for the same periods ended September 30, 2002, respectively. The $0.1 million, $0.5 million and $0.5 million increases for the three, nine and twelve months ended September 30, 2003 were due primarily to an increase in miscellaneous services fees, offset partially by a reduction in ATS balancing fees as a result of remaining ATS customers switching back to gas sales service in the first quarter of 2002. Balancing fees are those fees associated with our cost for maintaining transportation and storage assets used for the daily balancing of supply on our Michigan distribution system. Balancing fees are charged to ATS customers at $0.25 per Mcf.

  Operating Expenses

        Operating expenses of the gas distribution business for the three months ended September 30, 2003 increased by $1.3 million when compared to the three months ended September 30, 2002. The increase was due to an increase in operating expenses of $1.2 million and an increase in general business taxes of $0.1 million. The increase in operating expenses is due primarily to higher employee benefit costs, including pension expense, health care costs and retiree medical costs, increased commercial insurance costs and uncollectible customer accounts. The increase in general business tax expense is due primarily to property taxes on additional property, plant and equipment placed in service.

        During the nine months ended September 30, 2003, operating expenses increased by $3.5 million when compared to the nine months ended September 30, 2002. The increase is comprised of a $3.1 million increase in operating expenses, a $0.1 million increase in depreciation expense and a $0.3 million increase in general business taxes. The $3.1 million increase in operating expenses and $0.3 million increase in business taxes are due primarily to the same factors that caused the increase between the quarterly results. The increase in depreciation expense was due primarily to additional property, plant and equipment placed in service, offset partially by lower depreciation rates approved in the recent MPSC rate case.

        Operating expenses for the twelve months ended September 30, 2003 increased by $1.4 million when compared to the twelve months ended September 30, 2002. Offsetting this increase is approximately $1.1 million of restructuring charges included in the results for the twelve months ended September 30, 2002. Excluding this offset, the increase of $2.5 million was due primarily to increases in operating expenses of $2.4 million, depreciation expense of $0.9 million and general business tax expenses of $0.2 million. These increases were offset partially by a decrease in goodwill amortization expense of $1.0 million. The increase in operating expenses, depreciation expense and general business tax expense are due primarily to the items discussed above that contributed to the increases in the three and nine months ended results. The decrease in goodwill amortization was due to its elimination effective January 1, 2002 as a result of the adoption of SFAS 142. For further information on SFAS 142 and its impact on goodwill, see Note 1 of the Condensed Notes to the Unaudited Consolidated Financial Statements.

Construction Services

        As discussed previously, in November 2003, our Board of Directors instructed management to pursue the sale of our construction services business.

        The following table shows our results with respect to our construction services business and includes intercompany transactions.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
	(in thousands)
Operating revenues	$25,860	$33,868	$60,836	$95,973	$84,117	$128,784
Restructuring & impairment charges	20,474	—	20,474	—	20,474	3,098
Other operating expenses	26,565	33,290	67,062	94,766	93,549	128,410

Operating income (loss)	$(21,179)	$578	$(26,700)	$1,207	$(29,906)	$(2,724)

  Operating Revenue

        The operating revenues of our construction services business for the three and nine months ended September 30, 2003 were $25.9 million and $60.8 million, respectively which represent a $8.0 million and $35.1 million decrease in comparison to the same periods ended September 30, 2002. These decreases are due primarily to a significant reduction in work levels when compared to last year. There has been a reduction of projects in the southern division of our construction services business and the cessation of construction operations in certain unprofitable regions of the mid-western division. During the first and second quarters of last year, the southern division of our construction services business experienced an acceleration of work on projects that had been scheduled for the last half of 2002, which caused a significant increase in revenues during the first and second quarters of 2002. Our construction services business also has bid on numerous projects in 2003 but has not experienced the expected level of success in being awarded these projects due to the intense competition in the industry. Furthermore, several of our construction services business' high-margin customers delayed projects. In addition, lower work levels in the mid-western division due to cold weather also contributed to the decrease in nine-month revenues. The colder than normal temperatures in the mid-western regions of the United States kept frost levels deep during the entire first quarter of 2003, which inhibited construction activity and lowered productivity levels during that period.

        The operating revenues of our construction services business for the twelve-month period ended September 30, 2003 and 2002 were $84.1 million and $128.8 million, respectively. The decrease of $44.7 million was due in part to customers in the mid-western and southern regions of the country delaying projects in the latter part of 2002 in light of the generally depressed economy and their own financial considerations. Contributing also to the decrease were the reasons previously discussed for the decrease in revenues during the year-to-date period ending September 30, 2003.

  Operating Income

        Our construction services business had an operating loss of $21.2 million and $26.7 million for the three and nine months ended September 30, 2003 compared to operating income of $0.6 million and $1.2 million for the same periods ended September 30, 2002. The results for the three and nine months ended September 30, 2003 include the $17.6 million goodwill impairment charge and the $2.8 million equipment impairment charge discussed previously and in Note 1 of the Condensed Notes to the Unaudited Consolidated Financial Statements. Exclusive of these charges, operating income decreased for the three and nine months ended September 30, 2003 when compared to the three and nine months ended September 30, 2002, by approximately $1.3 million and $7.4 million, respectively. These decreases were due primarily to the same items discussed above which caused the decrease in operating revenues during the three and nine months ended September 30, 2003. The southern division of our construction services business also experienced unprecedented rainfall during the second quarter of 2003, which interrupted work execution for extended periods of time and contributed to the decrease in operating results for the nine months ended September 30, 2003. Also contributing to the decreases were lower margin levels for the three and nine months ended September 30, 2003, due to the competition for the limited supply of available work, as further discussed below.

        Our construction services business had an operating loss of $29.9 million for the twelve months ended September 30, 2003, compared to an operating loss of $2.7 million for the twelve months ended September 30, 2002. The decrease of $27.2 million is due primarily to the same items discussed above which caused the decrease in operating revenues for the twelve months ended September 30, 2003. In addition, we experienced lower than expected margins on some of the work performed and higher than anticipated costs on some projects during the twelve months ended September 30, 2003. We believe that the softening economy caused many customers to delay or cancel certain construction projects during 2002, which changed the mix of work available to our construction services business. The mix of work during the twelve months ended September 30, 2003 included more lower margin work at certain business units because of the competition for the limited supply of available work. In addition, the operating performance in certain regions of our construction services business was below our profitability expectations and, therefore, we ceased operations in several of these under performing regions in late 2002 and early 2003. These factors were partially offset by the non-recurrence during the twelve months ended September 30, 2002 of $3.3 million of restructuring charges, impairments and other unusual charges incurred in the fourth quarter of 2001.

Propane, Pipelines and Storage

        The following table sets forth our results from our propane, pipelines and storage operations.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
	(in thousands)
Operating revenues	$1,198	$1,097	$5,439	$4,751	$7,746	$6,787
Operating expenses	1,004	870	4,024	3,534	5,602	5,052

Operating income	$194	$227	$1,415	$1,217	$2,144	$1,735

  Operating Revenue

        The operating revenues of our propane, pipelines and storage business for the three, nine and twelve-month periods ended September 30, 2003 were $1.2 million, $5.4 million and $7.7 million, respectively, compared to $1.1 million, $4.8 million and $6.8 million, respectively, for the same periods ended September 30, 2002. The increases for the three, nine and twelve-month periods were due primarily to higher propane distribution revenues resulting from colder weather in our propane distribution service area, which increased propane sales, and an increase in the market price for propane.

  Operating Income

        Operating income from our propane, pipelines and storage business for the third quarter of 2003 was essentially unchanged when compared to the same period in 2002. Operating income for the nine and twelve month ended September 30, 2003, when compared to the same periods in 2002, increased by approximately $0.2 million and $0.4 million, respectively. These increases were due primarily to colder weather during the first quarter of 2003 and the fourth quarter of 2002, which increased propane sales and margins. Also contributing to the increase were lower operating expenses and business taxes in 2003, partially offset by an increase in depreciation expense.

Information Technology Services

        The following table shows our results with respect to our IT services business and includes intercompany transactions.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
	(in thousands)
Operating revenues	$2,253	$2,510	$6,675	$7,088	$9,205	$9,755
Restructuring charges	—	—	—	—	—	20
Other operating expenses	2,172	2,462	6,217	6,721	8,512	9,290

Operating income	$81	$48	$458	$367	$693	$445

  Operating Revenue

        Operating revenues for our IT services business for the three months ended September 30, 2003 were $2.3 million compared to $2.5 million for the three months ended September 30, 2002. Of these amounts, $1.7 million and $2.1 million for these same periods, respectively, represent sales to affiliates. Operating revenues for our IT services business for the nine months ended September 30, 2003 were $6.7 million compared to $7.1 million for the nine months ended September 30, 2002. Of these amounts, $5 million and $5.8 million for these same periods, respectively, represent sales to affiliates.

Operating revenues for the twelve months ended September 30, 2003 were $9.2 million, compared to $9.8 million for the twelve months ended September 30, 2002. Of these amounts, $6.8 million and $8.1 million for these same periods, respectively, represent sales to affiliates.

        The decreases in operating revenues of $0.3 million, $0.4 million and $0.6 million for the three, nine and twelve months ended September 30, 2003, respectively, when compared to the same periods ended September 30, 2002, were due primarily to fewer special projects with affiliate customers offset partially by an increase in business with non-affiliate customers. We refer to projects that are in addition to a base service contract between Aretech Information Services and SEMCO as special projects.

  Operating Income

        Operating income for the three months ended September 30, 2003, when compared to the same period ending September 30, 2002, remained largely unchanged. Operating income for the nine months ended September 30, 2003, when compared to the same period ending September 30, 2002, increased by approximately $0.1 million. Operating income for the twelve months ended September 30, 2003 increased by approximately $0.2 million, compared to the same period ended September 30, 2002. The increases for the nine- and twelve-month periods ended September 30, 2003 were due primarily to an increase in business with non-affiliate customers and a decrease in business taxes, offset partially by an increase in depreciation and amortization expense.

Other Income and Deductions

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
	(in thousands)
Other income	$835	$857	$3,002	$2,239	$3,738	$3,369
Interest expense	(12,291)	(7,951)	(29,300)	(23,102)	(37,466)	(31,076)
Debt exchange and extinguishment costs	—	—	(24,030)	—	(24,030)	—
Other deductions	(162)	(163)	(850)	(511)	(1,076)	(1,016)

Total other income (deductions)	$(11,618)	$(7,257)	$(51,178)	$(21,374)	$(58,834)	$(28,723)

  Other Income

        Other income for the third quarter of 2003 was essentially unchanged when compared to the same period in 2002. Other income for the nine and twelve months ended September 30, 2003 increased by approximately $0.8 million and $0.4 million, respectively, when compared to the same periods ended September 30, 2002. The increases for these periods were due primarily to higher equity earnings in the first half of 2003 and the last quarter of 2002 from an investment in a gas storage partnership and increases in other non-operating income, partially offset by income from an engineering project performed by the gas distribution business for a third-party in the third quarter of 2002 and lower interest income.

  Interest Expense

        Interest expense for the three, nine and twelve months ended September 30, 2003 increased by $4.3 million, $6.2 million and $6.4 million, respectively, when compared to the same periods ended September 30, 2002. Contributing to these increases is approximately $2.2 million of dividends on company-obligated mandatorily redeemable trust preferred securities recorded in the third quarter of 2003. In compliance with SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," dividends incurred on these securities in periods after July 1, 2003 are reflected in our Consolidated Statement of Operations as interest expense. For further information on SFAS 150 see Note 1 of the Condensed Notes to the Unaudited Consolidated Financial Statements.

The remainder of the increases in interest expense were due primarily to higher long-term debt balances in the second and third quarters of 2003 as a result of the refinancing of the our long-term debt, as discussed below, an increase in bank fees relating to our short-term debt facilities and an increase in amortization expenses for debt issuance costs.

  Debt Exchange And Extinguishment Costs

        For the nine and twelve months ended September 30, 2003, our Consolidated Statements of Operations reflect $24.0 million of debt exchange and extinguishment costs. In the second quarter of 2003, we completed a refinancing of certain of its long-term debt through the issuance of new senior unsecured notes (which include the outstanding notes) and the exchange and repurchase of existing notes. In connection with the repurchase of existing notes, we paid approximately $24 million for make-whole premiums or similar amounts. For further information regarding the refinancing and the debt exchange and extinguishment costs refer to Note 2 of the Condensed Notes to the Unaudited Consolidated Financial Statements.

  Other Deductions

        Other deductions for the three and twelve months ended September 30, 2003 were essentially unchanged when compared to the same periods ended September 30, 2002. The $0.3 million increase for the nine months ended September 30, 2003, in comparison to the same period ended September 30, 2002, was due to various miscellaneous nonoperating expenses.

Year Ended December 31, 2002 Compared to Years Ended December 31, 2001 and 2000

Gas Distribution

        The following table shows our results with respect to our gas distribution business and includes intercompany transactions.

	Year ended December 31,
	2002	2001	2000
	(dollars in thousands)
Gas sales revenue	$335,655	$295,397	$273,312
Cost of gas sold	220,422	184,973	161,945

Gas sales margin	115,233	110,424	111,367
Gas transportation revenue	25,707	25,888	30,783
Other operating revenue	3,349	3,080	3,756

Gross margin	144,289	139,392	145,906
Restructuring charges	—	1,051	—
Other operating expenses	85,213	88,004	83,030

Operating income	$59,076	$50,337	$62,876

Volumes of gas sold (MMcf)	65,057	63,127	61,054
Volumes of gas transported (MMcf)	44,921	42,992	48,706
Number of customers at year end	383,298	374,938	367,157
Average number of customers:
Gas sales customers	375,996	364,442	353,168
Transportation and ATS customers	2,392	5,453	8,253

Total average number of customers	378,388	369,895	361,421

Degree days	7,394	7,038	7,293
Percent colder (warmer) than normal	(3.3)%	(8.6)%	(5.9)%

  Gas Sales Margin

        During 2002, gas sales margin increased by $4.8 million (or 4%) when compared to 2001. This increase was due primarily to the impact of colder weather in 2002, greater gas cost savings and the addition of new customers and customers switching from our ATS program back to general gas sales service.

        During 2001, gas sales margin decreased by $0.9 million (or 1%) when compared to 2000. This decrease was due primarily to the impact of warmer weather in 2001 and a reduction in gas cost savings, offset partially by the addition of new customers and customers switching from our ATS program back to general gas sales service.

        The increase in gas cost savings during 2002, the majority of which occurred in the first quarter of 2002, was due in part to the effective management of our gas supply under certain of our third-party supply and management agreements. Partially offsetting this increase in gas costs savings was a decrease in gas cost savings after March 31, 2002 as a result of reinstating the gas cost recovery pricing mechanism, effective April 1, 2002, for customers subject to the jurisdiction of the MPSC. As a result of reinstating the gas cost recovery pricing mechanism, otherwise called the gas cost recovery, or GCR, pricing mechanism, we no longer retain the gas cost savings on sales to customers located in jurisdictions regulated by the MPSC. A significant portion of the gas cost savings realized during the first quarter of 2002 is non-recurring because it relates to MPSC customers.

        Gas cost savings were lower in Michigan during 2001, when compared to 2000, primarily as a result of purchasing gas with higher thermal content during the first half of 2001. During the last half of 2001, the thermal content of purchased gas returned to 2000 levels. An increase in thermal content causes a decrease in gas sales because gas with a higher thermal content requires less volume to produce the same amount of heat. When the thermal content increases, we have to pay more for the gas we purchase but must still sell it based on volume. Other factors contributing to the increase in gas costs in 2001 were the reduction in the release of excess pipeline capacity that had occurred in 2000, which had reduced our 2000 gas costs, and an increase in unaccounted-for gas, which is a commonly used term in the gas distribution industry for gas lost due to leaks, meter problems, the temperature of the gas and a number of other causes.

  Gas Transportation Revenue

        In 2002, gas transportation revenue decreased by $0.2 million when compared to 2001. The primary factors contributing to this decrease were a decrease in transportation volumes for power companies in Alaska and the impact of ATS customers switching from the ATS program back to gas sales service in Michigan. These items were partially offset by an increase in industrial and commercial transportation volume when compared to 2001.

        In 2001, gas transportation revenue decreased by $4.9 million when compared to 2000. This decrease was primarily the result of customers switching from the ATS program back to our general gas sales service and a decrease in standard transportation revenue. The decrease in standard transportation revenue was due to reduced consumption as a result of the softening economy and a few of our industrial and large commercial customers in Michigan switching to alternative fuels earlier in 2001 due to high natural gas prices. Standard transportation revenue is used in this context to distinguish such revenues from those received from customers whose gas is transported under the ATS program. Large volumetric customers are billed using standard transportation tariffs instead of a monthly service charge. Under the ATS program, customers are aggregated to make it advantageous for the supplier to sell gas to smaller volumetric customers when we only provide gas transportation services to such customers. The aggregated group is thus recorded under ATS revenues while stand-alone transportation customers are recorded under standard transportation revenues.

  Other Operating Revenue

        During 2002, other operating revenue increased by $0.3 million, when compared to 2001. This increase was due primarily to fees on new transmission pipelines in service in Michigan, offset partially by a reduction in ATS balancing fees as a result of ATS customers switching back to general gas sales service. During 2001, other operating revenue decreased by $0.7 million, when compared to 2000. This decrease was due primarily to a reduction in ATS balancing fees as a result of ATS customers switching back to general gas sales service.

  Operating Expenses

        During 2002, operating expenses of the gas distribution business decreased by $3.8 million (or 4%) when compared to 2001. A restructuring charge recorded in December 2001, most of which was made up of employee severance expense associated with workforce reductions, accounted for $1.1 million of the decrease for 2002. Amortization expense in 2002 decreased by $3.6 million when compared to 2001. This decrease was due to the elimination of goodwill amortization as a result of the adoption of SFAS 142. Operation and maintenance expense decreased by $1.2 million for the same period due primarily to general cost cutting measures, the decreased workforce and other cost reductions related to our redirected business strategy, offset partially by higher employee benefit costs, including pension expense, health care costs and retiree medical costs, and increased maintenance costs. Property and other taxes increased by $0.3 million in 2002 compared to 2001, due primarily to property taxes on additional property, plant and equipment placed in service. Depreciation expense increased by $1.7 million for the same period, also due to additional property, plant and equipment placed in service.

        During 2001, operating expenses of the gas distribution business increased by $6.0 million (or 7%) when compared to 2000. The restructuring charge, discussed above, accounted for $1.1 million of the increase. The 2001 increase also included a $0.9 million increase in depreciation and amortization expense due primarily to additional property, plant and equipment placed in service and a $2.8 million increase in operation and maintenance expenses. The increase in operation and maintenance expenses was due primarily to increased employee-related costs such as health care costs, retiree medical costs and pension expense and increased maintenance costs.

        In addition, there was a $1.2 million increase in 2001 compared to 2000 in general business tax expense. This increase was due primarily to property tax reductions recorded in 2000 and higher property taxes in 2001 because of additional property in service. The property tax reductions of $2.1 million in 2000 were based on pending appeals for personal property tax assessments for 1997 through 1999 in Michigan and new property valuation tables approved by the State of Michigan in 1999. We filed the appeals over the past several years on the basis that our Michigan utility property was over-assessed. The new property tax tables approved by the State of Michigan are consistent with our claim regarding our utility property assessments and thus significantly increase the likelihood of recovering the overpaid property taxes. See Note 13 of the Notes to the Consolidated Financial Statements for further information regarding the prior year tax appeals and recoverability of overpaid property taxes.

Construction Services

        The following table shows our results with respect to our construction services business for 2002, 2001 and 2000, and includes intercompany transactions.

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Operating revenue	$119,254	$126,205	$105,231
Restructuring and impairment charges	—	3,098	—
Other operating expenses	121,253	124,481	101,555

Operating income (loss)	$(1,999)	$(1,374)	$3,676

Feet of pipe installed	5,198	7,320	7,969

  Operating Revenue

        During 2002, our construction services business revenue decreased by $7.0 million (or 6%) when compared to 2001. The decrease during 2002 was due in part to customers in the midwestern region of the United States delaying projects in 2002 in light of the generally depressed economy and their own financial considerations. The decrease was offset by the fact that operating revenue in the southern region of the United States was up significantly during the first half of 2002, due to several large projects in that region. However, during the second half of 2002, customers in the southern region also delayed a number of these projects for the same reasons as their midwestern counterparts.

        During 2001, our construction services business operating revenue increased by $21.0 million (or 20%) when compared to 2000. The increase during 2001 was due primarily to several large construction projects in the southeastern region of the United States, as well as increased construction services business revenue in other regions of the country.

  Operating Income

        The 2001 operating loss of $1.4 million includes $3.3 million of restructuring charges, asset impairments and other unusual charges, including the write-down of goodwill and fixed assets of certain construction operations, severance expense and other related charges.

        The decrease in 2002 when compared to 2001, is due primarily to reduced construction activity during all of 2002 in the midwestern region of the United States and during the last half of 2002 in the southern region of the United States. In addition, we experienced lower than expected margins on some of the work performed and higher than anticipated costs on some projects. Management believes that the softening economy had caused many customers to delay or cancel certain construction projects, which changed the mix of work available to us to include more lower-margin work due to competition. Reduced construction activity also eroded margins because of the time lag required to reduce staffing levels and other fixed costs. Certain fixed costs were not eliminated for a number of reasons, including our expectation that work would resume on many of the projects. In addition, the operating performance in certain regions of our construction services business area has been below our profitability expectations. These factors were offset partially by operating income generated from the increase in construction projects in the southern and southeastern regions of the United States during the first half of 2002 and the non-recurrence during 2002 of $3.3 million of restructuring charges, impairments and other unusual charges incurred in 2001.

        The $5.1 million decrease in 2001 operating income when compared to 2000 operating income was due primarily to the restructuring charges, impairments and other unusual charges, the mix of available work and the softening economy, as discussed above. In addition, the softening economy reduced new housing starts during 2001 in the regions where our construction services business operates, which caused a decrease in the number of new gas service lines available for installation as compared to 2000. The factors causing the decrease in 2001 operating income were offset partially by profits on the large projects in the southeastern region of the United States during the last half of 2001.

Propane, Pipelines and Storage

        The following table sets forth our results from our propane, pipelines and storage operations for 2002, 2001 and 2000. Amounts in the table do not include the equity income from a 50% ownership interest in a gas storage partnership which amounted to $1.37 million, $1.19 million and $1.19 million in 2002, 2001 and 2000, respectively. The equity income from the joint venture is reflected in other income and deductions.

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Operating revenue	$7,058	$7,443	$6,949
Operating expenses	5,112	5,572	5,419

Operating income	$1,946	$1,871	$1,530

  Operating Revenue

        The $0.4 million decrease in revenue in 2002 when compared to 2001 was due primarily to lower propane distribution revenue resulting from a reduction in the market price for propane. The $0.5 million increase in revenue in 2001 when compared to 2000 was due primarily to higher propane distribution revenue resulting from an increase in the market price of propane.

  Operating Income

        The increase in 2001 when compared to 2000 was due primarily to lower operating expenses and higher propane margins. Weather in Hotflame's market area was warmer than normal in 2002, 2001 and 2000. The impact of weather on the operating income of the propane, pipelines and storage segment relates only to the propane business.

Information Technology Services

        The following table shows our results with respect to our IT services business for 2002, 2001 and 2000, and includes intercompany transactions.

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Operating revenue	$9,618	$10,275	$5,184
Restructuring charges	—	20	—
Other operating expenses	9,016	9,824	4,703

Operating income	$602	$431	$481

  Operating Revenue

        Of the operating revenue amounts set forth above, $7.6 million, $9.3 million and $5.0 million for 2002, 2001 and 2000, respectively, represent sales to affiliates. The decrease in revenue in 2002 when compared to 2001 was due primarily to fewer special projects with affiliate customers, offset partially by an increase in business with non-affiliates. The increase in revenue in 2001 when compared to 2000 was due primarily to providing IT services for all of our affiliates and the addition of non-affiliate customers. During the first several months of its operation in 2000, the IT services business was primarily providing services to the Michigan gas distribution business and our corporate office. Non-affiliate operating revenue was $2.0 million, $1.0 million and $0.2 million in 2002, 2001 and 2000, respectively.

  Operating Income

        The increase in 2002 when compared to 2001 is due primarily to an increase in business with non-affiliate customers and a decrease in indirect operating expenses, particularly advertising costs. The decrease in 2001 when compared to 2000 was due primarily to more special project services performed during 2000 than in 2001, which typically is higher margin work.

Other Income and Deductions

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Interest expense	$(31,268)	$(31,784)	$(34,905)
Other income	2,238	2,335	2,828

Total other income (deductions)	$(29,030)	$(29,449)	$(32,077)

  Interest Expense

        Our interest expense decreased by $0.5 million (or 2%) in 2002 when compared to 2001. This decrease is due primarily to lower short-term interest rates and a reduction in interest expense as a result of an interest rate swap agreement which we entered into in August 2001 and terminated in August 2002. However, these items contributing to the decrease in interest expense were offset partially by incremental interest on additional debt issued in 2001. We entered into the interest rate swap in order to hedge our $55.0 million of 2004 Senior Notes. During the period prior to terminating the swap, the floating interest rate under the terms of the swap agreement steadily declined, which reduced our interest expense. We received $2.2 million in proceeds when the interest rate swap was terminated in August 2002, which is being recognized pro-rata, as a reduction to interest expense, over the remaining term of the 2004 Senior Notes. At the time the 2004 Senior Notes are redeemed, the unrecognized or unamortized portion of the swap proceeds will be netted against any loss incurred on the redemption of the 2004 Senior Notes and recognized in our statements of income.

        Interest expense decreased by $3.1 million (or 8.9%) in 2001 when compared to 2000. This decrease is due primarily to lower debt levels as a result of refinancing the $290.0 million short-term bridge loan, which was utilized to finance the November 1, 1999 acquisition of ENSTAR, with various securities offerings during the second and third quarters of 2000. The bridge loan was outstanding during the first half of 2000. During the last half of 2000 and all of 2001, we had an equivalent amount of long-term debt and trust preferred securities outstanding. As a result, interest expense was less in 2001 primarily because the dividends on the trust preferred securities are reported separately from interest expense. Lower short-term interest rates during 2001 also contributed to the overall decrease in interest expense. However, these factors were partially offset by $2.1 million of non-recurring income from terminated interest rate swaps, reflected in the 2000 interest expense, and interest on additional debt incurred in 2001 to finance our capital expenditure programs.

  Other Income

        In 2002 other income decreased by $0.1 million when compared to 2001. A decrease in allowance for funds used during construction and interest income reduced other income during 2002. Partially offsetting these factors was the write-off of certain assets in 2001, which did not recur in 2002, income earned in 2002 on a special engineering project completed by SEMCO Gas for a third party and an increase in equity income from an investment in a gas storage facility.

        During 2001, other income decreased by $0.5 million when compared to 2000. This decrease was due primarily to the write-off of certain assets in 2001 and gains on property sales in 2000. These factors were partially offset by an increase in allowance for funds used during construction and an increase in interest income. The increase in interest income was the result of interest received on a supplier refund in 2001.

Income Taxes

        Income tax expense for the three, nine and twelve-month periods ended September 30, 2003 decreased by $4.9 million, $16.7 million and $15.8 million, respectively, when compared to the same periods ended September 30, 2002. Income taxes for 2002, 2001 and 2000 were $10.1 million, $6.6 million and $11.6 million, respectively. The change in income taxes, when comparing one period to another, was due primarily to changes in earnings before income taxes and minority interest. Refer to Note 3 of the Notes to the Consolidated Financial Statements for information on current and deferred income tax expense, deferred tax assets and liabilities and recent net operating losses for tax purposes.

        For the three, nine and twelve months ended September 30, 2003, there was no tax benefit recorded on approximately $11.7 million of the $17.6 million charge for goodwill impairment. A tax benefit was not recorded because the $11.7 million charge is not deductible for tax purposes.

Minority Interest—Dividends on Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiaries Holding Solely Debt Securities of SEMCO Energy, Inc.

        We issued trust preferred securities and FELINE PRIDES during the second quarter of 2000. See Note 4 of the Notes to the Consolidated Financial Statements and "Description of Other Indebtedness—Trust Preferred Securities and Related Debt Securities—Trust II Preferred Securities; FELINE PRIDES" for more information on these securities. Dividends on trust preferred securities, net of income taxes, for the three, nine and twelve-month periods ended September 30, 2003 decreased by $2.2 million when compared to the same periods ended September 30, 2002. These decreases are the result of reflecting dividends on trust preferred securities incurred after July 1, 2003 in interest expense, as discussed previously. In addition, the retirement of approximately $101 million of trust preferred securities in August 2003, as part of a mandatory common stock purchase obligation specified under our FELINE PRIDES securities, also decreased dividends on trust preferred securities when compared to the same period ended September 30, 2002. Dividends on these securities, net of income tax, were $8.6 million during each of 2002 and 2001 and $5.0 million in 2000. The $3.6 million increase in dividends in 2001, when compared to 2000, was the result of a full year of dividends during 2001, in comparison to a half-year of dividends during 2000.

Liquidity and Capital Resources

Cash Flows Used for Investing

        Our single largest use of cash is capital investments. The following table identifies investments for the nine months and twelve months ended September 30, 2003 the past three fiscal years and includes the net amounts paid for business acquisitions, including non-cash amounts such as deferred payments and value, at the time of issuance of our stock issued as part of the acquisitions.

	Year ended December 31,			Nine Months ended September 30,		Twelve Months ended September 30,
	2002	2001	2000	2003	2002	2003	2002
	(in thousands)
Capital investments:
Property additions—gas distribution	$29,972	$34,074	$47,466	$19,844	$21,766	$28,050	$27,020
Property additions—diversified businesses and other	5,005	21,370	19,170	1,689	4,557	2,137	10,699
Business acquisitions	—	—	1,784	—	—	—	—

Total capital investments	$34,977	$55,444	$68,420	$21,533	$26,323	$30,187	$37,719

        Our expenditures for property additions were approximately $21.5 million for the first nine months of 2003. Expenditures for property additions during the remainder of 2003 are anticipated to be approximately $11 million.

        Property additions for the gas distribution business represent primarily gas service lines for new customers and, to a lesser extent, gas main and service line replacements. In addition, we invested $0.6 million, $5.9 million and $11.9 million in technology in 2002, 2001 and 2000, respectively. This technology consists of automated meter reading, measurement systems and other computer system and infrastructure improvements that have increased customer service and administrative and operational efficiency. In 2000, we acquired a business for $1.8 million. There were no acquisitions in 2001 and 2002.

        During 2002, we received $4.5 million in proceeds from property sales, net of costs. This was a significant increase over prior years. The primary reason for the increase was the sale of two buildings and vacant land. The two buildings housed a large portion of the operations and administrative personnel of SEMCO Gas. We now lease these facilities.

Cash Flows Provided by Operations

        Our net cash provided by operating activities for the nine and twelve months ended September 30, 2003, when compared to the same periods of the prior year, decreased by $19.9 million and $26.6 million, respectively. Our net cash provided by operating activities totaled $24.9 million in 2002, $36.7 million in 2001 and $49.0 million in 2000. The change in operating cash flows is influenced significantly by changes in the level and cost of gas in underground storage, changes in accounts receivable and accrued revenue and other working capital changes. The changes in accounts receivable, accrued revenue and other working capital are largely the result of how we manage the timing of cash receipts and payments. The change in cash provided by operating activities is also impacted by changes in the operating results of our businesses. As discussed in previous sections, the operating results of our construction services business have decreased significantly over the past year, which has contributed to the decrease in cash provided by operating activities. However, this has been mitigated somewhat by a decrease in capital expenditures for equipment at our construction services business, which has caused a decrease in cash flow used for investing activities.

        During the third quarter of 2003, we recorded goodwill impairment and equipment impairment charges totaling $20.5 million. These charges were non-cash and therefore did not impact cash flows from operations. For further information on these charges, see Note 1 of the Condensed Notes to the Unaudited Consolidated Financial Statements.

        We use significant amounts of short-term borrowings to finance natural gas purchases for storage during the non-heating season. We own and lease natural gas storage facilities in Michigan with available capacity approximating 30% to 35% of our average annual Michigan gas sales. Generally, gas is injected into storage during the months of April through October and withdrawn for sale from November through March.

Cash Flows Provided by Financing

	Year ended December 31,			Nine Months ended September 30,		Twelve Months ended September 30,
	2002	2001	2000	2003	2002	2003	2002
	(in thousands)
Cash provided by (used for) financing activities:
Issuance of common stock, net of repurchases	$3,642	$2,436	$865	$2,721	$2,796	$3,567	$3,917
Issuance of trust preferred securities	—	—	134,885	—	—	—	—
Issuance of long-term debt, net of redemptions	(1,135)	58,286	136,569	197,503	29,043	197,450	29,043
Net cash change in notes payable	13,878	(26,185)	(243,708)	(18,004)	6,458	(10,584)	17,964
Repayment of long-term debt	—	—	—	(138,162)	(30,060)	(138,227)	(30,060)
Debt exchange and extinguishment costs	—	—	—	(24,030)	—	(24,030)	—
Payment of dividends	(10,776)	(15,193)	(15,033)	(6,138)	(8,447)	(8,467)	(12,260)

Total cash provided by (used for) financing activities	$5,609	$19,344	$13,578	$13,890	$(210)	$19,709	$8,604

        On October 16, 2003, our Board of Directors declared a quarterly cash dividend of $0.075 per share on our common stock. The dividend is payable on November 15, 2003 to shareholders of record at the close of business on October 31, 2003.

        In the second quarter of 2003, we completed an offering of an aggregate of $300 million of senior unsecured notes, including the outstanding notes. We used approximately $92.3 million of the new notes in an exchange for our other outstanding debt. The debt exchange was a non-cash financing activity and therefore is not reflected in cash flows provided by financing activities. Refer to Note 2 of the Condensed Notes to the Unaudited Consolidated Financial Statements for further information regarding the debt exchange and the use of the remaining proceeds from the $300 million offering.

        In August 2003, we issued approximately 8.74 million shares of common stock for $101 million through the mandatory purchase obligation specified under the terms of stock purchase contracts, which are a component of the FELINE PRIDES. Related to this issuance, we retired approximately $101 million of 9% trust preferred securities. The retirement of the trust preferred securities in order to fulfill the FELINE PRIDES holder's stock purchase obligations was a non-cash financing activity and therefore both the issuance of the $101 million of common stock and the retirement of the $101 million of trust preferred securities is not reflected in cash flows provided by financing activities. Refer to Note 2 of the Condensed Notes to the Unaudited Consolidated Financial Statements for further information regarding the issuance of 8.74 million shares of common stock and the related retirement of 9% trust preferred securities.

        During 2002, we issued $30.0 million of long-term debt and used the proceeds to repay $30.0 million of debt which matured in October 2002. During 2001, we issued $60.0 million of long-term debt and used the proceeds to repay a portion of our short-term lines of credit with banks. On November 1, 1999, we financed the acquisition of ENSTAR with a $290.0 million unsecured bridge loan. In 2000, we utilized the proceeds of several securities offerings and our short-term bank lines of credit to repay the bridge loan. The net change in notes payable for 2000 includes the combined cash borrowed or paid on our short-term lines of credit with banks and the ENSTAR bridge loan. During 2000, we issued 83,000 shares of our common stock to the shareholders of a business we acquired during 2000. The issuance of the 83,000 shares was a non-cash financing activity.

        We redeemed certain of our securities and issued various debt and equity securities during the past three years. Refer to Note 4 of the Notes to the Consolidated Financial Statements for information regarding these redemptions and issues.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet financing arrangements.

Guarantees

        We do not have any material guarantees that are required to be disclosed under the provisions of Financial Accounting Standards Board, or FASB, Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others."

Contractual Obligations and Commercial Commitments

        Summarized below are our annual contractual obligations and other commercial commitments as of September 30, 2003. Refer to Note 13 of the Notes to the Consolidated Financial Statements for information about other commitments and contingencies. Certain of these obligations are subject to remarketing and could become due or cancelled before their maturity under specific circumstances. The following table does not give effect to the Offering or the application of the proceeds therefrom.

	Payments Due by Year ended December 31,
	Total	2004	2005	2006	2007	2008	2009 and beyond
Contractual obligations
Long-term debt, including trust preferred securities	$489.7	$—	$15.1	$—	$—	$155.0	$319.6
Unconditional gas purchase and gas transportation obligations	180.4	53.6	46.6	39.8	17.4	14.3	8.7
Operating leases	10.8	1.6	1.2	1.0	1.0	1.0	5.0
Miscellaneous notes payable	0.2	0.2	—	—	—	—	—

Total contractual cash obligations	$681.1	$55.4	$62.9	$40.8	$18.4	$170.3	$333.3

	Amount of Commitment Expiration per Year ended December 31,
	Total	2004	2005	2006	2007	2008	2007 and beyond
Commercial commitments
Credit facility	$155.0	$69.5	$85.5	$—	$—	$—	$—

General Financing Matters

        In general, we fund our capital expenditure program and dividend payments with operating cash flows and the utilization of short-term credit facilities. When appropriate, we will refinance our short-term debt with long-term debt, common stock or other long-term financing instruments. During the second quarter of 2003, we amended our bank credit facility to permit the issuance of additional debt securities, to increase the facility from $145 million to $155 million and to extend the maturity date of the 364-day component of the facility to May 20, 2004. The $155 million bank credit facility consists of an $85.5 million multi-year revolver, which expires in June 2005, and a $69.5 million 364-day facility, with a one-year term loan option. In October 2003, we amended the terms of our credit agreement to exclude from the financial covenants contained therein, all non-cash goodwill and asset impairment charges that may be taken by our construction services business. On September 30, 2003, $46.6 million of our bank credit facility was available for borrowing. See "Prospectus Summary—Recent Events and Other Matters." Refer to Note 2 of the Condensed Notes to the Unaudited Consolidated

Financial Statements and "Description of Other Indebtedness—Credit Agreement" for additional information regarding the bank credit facility.

        Covenants contained in our credit facility, as amended, require maintenance of a minimum net worth of $215.0 million, a fixed-charge coverage ratio of at least 1.33 until March 31, 2004 and 1.5 thereafter, and a debt-to-capitalization ratio of 0.72 or less through March 31, 2004, so long as the sale of Alaska Pipeline Company has not been consummated, and 0.65 or less thereafter. As of September 30, 2003, we were in compliance with all debt covenants. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to the acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

        In March 2000, a registration statement on Form S-3 filed with the SEC by us and SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III became effective. On September 30, 2003, there was $33 million available under our registration statement for any future issuances of common stock, preferred stock, trust preferred securities and/or long-term debt.

        Our ratio of earnings to fixed charges, as defined under Item 503 of SEC Regulation S-K, was less than a one to one coverage for the twelve months ended September 30, 2003 and 1.3, 1.0 and 1.6 for the years ended December 31, 2002, 2001 and 2000, respectively. The deficient amount of earnings that would be required to attain a ratio of one-to-one for the twelve months ended September 30, 2003, is approximately $40.3 million. This ratio is more strictly defined than the fixed charges coverage ratio used to determine compliance with our previously discussed debt covenants.

        "Earnings," as defined by Item 503 of SEC Regulation S-K, represents income (loss) before income taxes, interest expense and minority interest. "Fixed charges" represents interest expense and preferred securities dividend requirements of consolidated subsidiaries. We have such dividend requirements under our trust preferred securities and include them in the calculation of fixed charges for purposes of calculating the ratio required under Regulation S-K.

        The fixed charged coverage ratio, as defined by our credit facility, as amended, represents a ratio of earnings to fixed charges. Under the bank credit agreement, "earnings" represents income (loss) before income taxes, interest expense, dividends on trust preferred securities, discontinued operations and extraordinary items. Also excluded from earnings are the recently incurred debt exchange and extinguishments costs and all non-cash goodwill and asset impairment charges that were taken by our construction services business. "Fixed charges" represents interest expense.

Other Matters

        In September 2003, we entered into a definitive agreement to sell our wholly-owned subsidiary, Alaska Pipeline Company to Atlas Pipeline Partners, L.P. for $95 million. Proceeds of the sale will be used to reduce our outstanding debt obligations. In November 2003, we announced that our Board of Directors instructed management to pursue the sale of our construction services business. We anticipate that the proceeds of a sale will be used to strengthen our financial position and support the growth of the gas distribution business. Refer to Note 7 of the Condensed Notes to the Unaudited Consolidated Financial Statements for further information.

Market Risk Information

        Our primary market risk arises from fluctuations in commodity prices and interest rates. Our exposure to commodity price risk arises from changes in natural gas and propane prices throughout the United States and in eastern Canada, where we conduct sales and purchase transactions. We do not currently use financial derivative instruments (such as swaps, collars or futures) to manage our exposure to commodity price risk.

        A significant portion of the natural gas requirements of our Michigan gas distribution business are covered under third-party supply arrangements and an MPSC-approved mechanism that passes commodity costs through to our customers. ENSTAR's natural gas requirements are primarily covered by a number of long-term supply arrangements and an RCA-approved mechanism that passes commodity costs through to our customers. At December 31, 2002, the exposure to commodity price risk for our gas distribution business was not material as a result of the long-term gas supply contracts and the regulator-approved mechanisms to pass commodity costs through to our customers. For further information on how these agreements reduce our exposure to commodity price risk, see the Cost of Gas section in Note 1 of the Notes to the Consolidated Financial Statements.

        We are also subject to interest rate risk in connection with the issuance of variable and fixed-rate debt. In order to maintain our desired mix of fixed-rate and variable-rate debt, we may use interest rate swap agreements and exchange fixed and variable-rate interest payment obligations over the life of the agreements, without exchange of the underlying principal amounts. See Note 7 of the Notes to the Consolidated Financial Statements for additional information on the fair value of interest rate swap agreements at December 31, 2002, and how we account for our risk management activities.

        The following table, which does not give effect to the Offering or the application of the proceeds therefrom, provides information about our debt obligations that are sensitive to interest rate changes:

	Principal Payments and Interest Rate Detail by Expected Maturity Date
As of September 30, 2003	2004	2005	2006	2007	2008	2009 and beyond	Total
	(in millions)
Long-term debt, including trust preferred securities
Fixed rate	$—	$15.1	$—	$—	$155.0	$319.6	$489.7
Average interest rate		6.48%			7.10%	7.99%	7.66%
Bank credit facility
Variable rate(a)	$69.5	$85.5	—	—	—	—	$155.0
Average interest rate(b)	2.97%	2.97%					2.97%

(a)
Amounts represent total credit available to us at September 30, 2003 rather than the actual amount outstanding at September 30, 2003.

(b)
The average interest rate reported for the variable rate bank credit facility is the average rate during the nine months ended September 30, 2003.

Impact of Inflation

        Inflation is not, and has not been in the past three years, a material factor for our gas distribution business because our gas costs are generally recovered in our rates through the pricing mechanisms. The cost of gas sold in Alaska is recovered from our gas distribution business customers on a current basis through its gas cost adjustment, or GCA, clause. The cost of gas sold in the geographic regions of Michigan subject to the jurisdiction of the MPSC is recovered from gas distribution business customers on a current basis through its GCR clause. The GCA and GCR mechanisms allow for the adjustment of rates charged to customers in response to increases and decreases in the cost of gas purchased. We applied for and received approval from the CCBC to extend the fixed gas charge program until March 31, 2005 for customers located in the City of Battle Creek, Michigan and surrounding communities. See the Cost of Gas section in Note 1 of the Notes to the Consolidated Financial Statements for more information.

        Increases in other utility operating costs are recovered through the regulatory process of a rate case and, therefore, may adversely affect the results of operations in inflationary periods due to the time lag involved in this process. We attempt to minimize the impact of inflation by controlling costs, increasing productivity and filing rate cases on a timely basis. See "Business—Regulatory Matters" for a general discussion of rate determinations.

        In our construction services business, we have customer contracts that extend over multiple years. These contracts often contain annual increases in rates charged for services in order to minimize the impact of inflation. If cost were to increase significantly, we would attempt to renegotiate our contracts and ask customers for increased rates to mitigate the increases. Inflation has not been a material factor for our diversified business group in the last three years.

Critical Accounting Policies

        We have prepared our consolidated financial statements in conformity with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. The following is a summary of our most critical accounting policies, which are defined as those policies whereby judgments or uncertainties could affect the application of those policies and materially different amounts could be reported under different conditions or using different assumptions. For a complete discussion of our significant accounting policies, refer to Note 1 of the Notes to the Consolidated Financial Statements.

Rate Regulation

        The gas distribution business is subject to regulation. The regulatory matters associated with gas distribution business customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the CCBC. The MPSC has jurisdiction over the regulatory matters related to our remaining Michigan customers. Regulatory matters for gas distribution business customers in Alaska are subject to the jurisdiction of the RCA. These regulatory bodies have jurisdiction over, among other things, rates, accounting procedures and standards of service. See "Business—Regulatory Matters" for more information.

        Our gas distribution business has accounting policies which conform to SFAS No. 71, "Accounting for the Effect of Certain Types of Regulation" and which are in accordance with the accounting requirements and ratemaking practices of the regulatory authorities to which it is subject. The application of these accounting policies allows us to defer expenses and income as regulatory assets and liabilities in the consolidated statements of financial position when it is probable that those expenses and income will be allowed in the rate-setting process in a period different from the period in which they would have been reflected in the consolidated statements of operations by an unregulated company. These deferred regulatory assets and liabilities are then included in the consolidated statements of operations in the periods in which the same amounts are reflected in rates. Management's assessment of the probability of recovery or pass through of regulatory assets and liabilities requires judgment and interpretation of laws and regulatory commission orders. If, for any reason, we cease to meet the criteria for application of regulatory accounting treatment for all or part of our operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated statements of financial position and included in the consolidated statements of operations for the period in which the discontinuance of regulatory accounting treatment occurs. Such amounts would be classified as an extraordinary item.

Goodwill

        We evaluate our goodwill for impairment in accordance with SFAS 142 which requires that we perform impairment tests on our goodwill balance annually or at any time when events occur which could impact the value of our business segments. Our determination of whether an impairment has occurred is based on an estimate of discounted cash flows attributable to our reporting units that have goodwill, as compared to the carrying value of those reporting units' net assets. We must make long-term forecasts of future revenue, expenses and capital expenditures related to the relevant reporting unit in order to make the estimate of discounted cash flows. These forecasts require assumptions about future demand, future market conditions, regulatory developments and other factors. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. If an impairment test of goodwill shows that the carrying amount of the goodwill is in excess of the fair value, a corresponding impairment loss would be recorded in the consolidated statements of operations. We performed the 2002 annual impairment tests for our business segments which indicated that there was no impairment of goodwill.

Pensions and Other Postretirement Benefits

        We account for pension costs and other postretirement benefit costs in accordance with the SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." These statements require liabilities to be recorded in the consolidated statements of financial position at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses require the expertise of actuaries and are subject to many assumptions including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increases and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year. For example, a one percentage point increase in anticipated health care costs each year would increase the accumulated retiree medical obligation as of December 31, 2002 by $4.4 million and the aggregate of the service and interest cost components of net periodic retiree medical costs for 2002 by $0.4 million.

New Accounting Standards

        On January 1, 2003, we adopted FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

        We adopted SFAS 143 on January 1, 2003 and determined that we do not have any asset retirement obligations (ARO) that are to be recorded in accordance with SFAS 143. However, we do have non-ARO negative salvage value that had been recorded in the accumulated depreciation of our gas distribution business. As of September 30, 2003, the non-ARO negative salvage was approximately $51 million and is reported as a "Regulatory Liability" in the Consolidated Statement of Financial Position.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 eliminates SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" and thus allows for only those gains or losses on the extinguishment of debt that meet the criteria of extraordinary items to be treated as such in the financial statements. SFAS 145 also amends SFAS No. 13, "Accounting for Leases" to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of this statement relating to the rescission of SFAS 4 are effective for fiscal years beginning after May 15, 2002. The provisions of this statement relating to the amendment of SFAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of this statement are effective for financial statements issued on or after May 15, 2002. In accordance with the provisions of SFAS 145, we reported debt extinguishment costs incurred during the second quarter of 2003 as a separate line item within the continuing operations section of the Consolidated Statements of Operations. Under previous FASB guidance these costs would have been reported as an extraordinary charge. For further information on the debt extinguishments costs see Note 2 of the Condensed Notes to the Unaudited Consolidated Financial Statements. The remaining provisions of SFAS 145 have not had a material impact on our consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that the liability for costs associated with exit or disposal activities be recognized when incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on our financial statements.

        In November 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123." SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements apply to all companies for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. We continue to account for all stock options under the provisions and related interpretations of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" and report the disclosure of stock options in accordance with the provisions of SFAS 148. The adoption of the disclosure provisions of SFAS 148 did not have a material impact on our consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," or FIN 45. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees and standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions of FIN 45 related to recognizing a liability at inception of the guarantee do not apply to product warranties or guarantees accounted for as derivatives. The initial recognition and initial measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions were effective for financial statements for periods ending after December 15, 2002. The adoption of the recognition and measurement provisions of FIN 45 did not have a material impact on our financial statements.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 addresses conditions for consolidating an entity based on variable interests (as defined in the standard) rather than voting interests. FIN 46 clarifies that variable interest entities that do not disperse risks among the parties involved should be consolidated by the entity that is determined to be the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003. For variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, FIN 46 originally had to be adopted no later than the first fiscal year or interim period beginning after June 15, 2003. However, in October 2003, the FASB issued FASB Staff Position 46-e, "Effective Date of Interpretation 46." This new staff position defers the effective date for applying the provisions of FIN 46, for interests held by public entities in variable interest entities created before February 1, 2003, until the end of the first interim or annual period ending after December 15, 2003. We are evaluating our consolidated capital trusts to determine whether they are variable interest entities under FIN 46. The trusts, "SEMCO Capital Trust I" and "SEMCO Capital Trust II," have $40.0 million and $0.1 million, respectively, of outstanding company-obligated mandatorily redeemable trust preferred securities as of September 30, 2003. The trusts are consolidated as of September 30, 2003.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. SFAS 149 also amends the definition of an underlying to conform it to language used in FIN 45 and certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. In addition, all provisions of SFAS 149 will be applied prospectively except that: a) the provisions of SFAS 149 that relate to SFAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 30, 2003, should continue to be applied in accordance with their respective effective dates and b) provisions related to forward purchases or sales of when-issued securities or securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS 149 did not have a material impact on our financial condition and results of operation.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments created before the issuance date of SFAS 150, SFAS 150 is effective at the interim period beginning July 1, 2003. Transition shall be achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instrument at fair value or other measurement attribute required by SFAS 150.

        We have company-obligated mandatorily redeemable trust preferred securities of our subsidiaries that were in existence prior to the issuance of SFAS 150. These securities have characteristics of both liabilities and equity and for periods prior to July 1, 2003, they are reported in the Consolidated Statements of Financial Position as a separate line item between long-term debt and common shareholders' equity. For periods after July 1, 2003, the trust preferred securities are reflected in the long-term debt section in compliance with the provisions of SFAS 150. Prior to July 1, 2003, the dividends on these trust preferred securities were reflected in the Consolidated Statements of Operations as "Minority interest—dividends on trust preferred securities." In accordance with the provisions of SFAS 150, the dividends on these securities recorded after July 1, 2003 are reflected in "Interest expense." The adoption of SFAS 150 did not have a material impact on our net income (loss) available to common shareholders.

BUSINESS

Overview

        We are a diversified energy and infrastructure services company, headquartered in southeastern Michigan. We were founded in 1950 as Southeastern Michigan Gas Company. In 1977, Southeastern Michigan Gas Enterprises, Inc. was formed as a holding company, into which Southeastern Michigan Gas Company was transferred. On April 24, 1997, Southeastern Michigan Gas Enterprise's name was changed to SEMCO Energy, Inc. Our two primary businesses are: (1) a regulated gas distribution business with operations in Michigan and Alaska; and (2) an unregulated diversified business group with operations in construction services; propane, pipelines and storage; and IT services. Our gas distribution operations in Michigan and Alaska operate as divisions of SEMCO Energy while our diversified business operations are organized as subsidiaries of SEMCO Energy.

Business Strategy

        Our business strategy has two key elements: (1) a continued strong focus on our core competencies in our gas distribution business and (2) opportunistic and prudent growth of our diversified business group. In our gas distribution business, we seek opportunities to expand our distribution system in an economical manner through the attachment of potential customers located on or near our existing distribution system. In our diversified business group, we intend to continue to exercise financial discipline in evaluating any new business opportunities with a principal focus on expanding our business primarily through internal growth rather than through acquisitions. The principal elements of our business strategy are described below.

        Focus on our Core Competence.    Growth of our customer base in our gas distribution business and attention to improving the operational efficiencies in our businesses are the key focal points of our business strategy. In addition to seeking growth within our existing service territories for our gas distribution business, we may selectively analyze acquisitions that provide attractive, complementary service territories and additional economies of scale. Over the past several years, a large number of diversified energy companies have elected to aggressively pursue unregulated business opportunities in the merchant power, telephony and internet infrastructure, and commodity trading businesses. As a result of these expansions, the lack of financial discipline and an unforeseen decline in the general economic environment, many of these companies that expanded aggressively in the recent past now find themselves in difficult financial positions with high levels of debt and unsustainable business models. In contrast, we continue to remain focused on our core business of gas distribution.

        Maintain Regulatory Relationships.    In our regulated gas distribution business, it is important that we maintain positive relationships with the regulatory bodies under whom we have the authority to provide gas distribution. Because our focus is and has been on our core gas distribution business, we have not been distracted from our efforts to maintain good relationships with the regulatory authorities that regulate our gas distribution business. See "—Regulatory Matters" for a description of such regulatory authorities.

        Focus on Continued Business Optimization.    We intend to continue to operate and only enter new diversified businesses that are complementary to our core gas distribution business. The diversified businesses in which we currently operate benefit from the managerial expertise we have gained from the operation of our gas distribution business. We plan to grow these diversified businesses only where we can do so profitably and within our capital expenditure budgets. As part of our strategy, we have eliminated unprofitable or marginal performers within our diversified business group in the recent past including the discontinuance of our engineering business and the announcement of our intent to pursue a sale of the construction services business. To maintain our objective of prudent and opportunistic growth in our diversified business group, we will continue to focus on expanding our business primarily through internal growth rather than through acquisitions. Although our focus is not on expansion through acquisition, we may consider opportunistic acquisition proposals in our propane, pipelines and storage business.

Competitive Strengths

        Barriers to Entry.    Our gas distribution business is regulated by state and local governmental authorities, and we are required to obtain franchise and certificate authority to engage in the delivery of gas. We believe that the capital necessary to build, maintain and expand a gas distribution system discourages new competitors from entering into our service territories. As of December 31, 2002, we had 160 miles and 396 miles of gas transmission pipeline and 5,423 miles and 2,421 miles of gas distribution pipelines in SEMCO Gas and ENSTAR, respectively. Given our expertise in each of our service territories and our success in providing good service at a price that the regulatory bodies deem appropriate, we do not believe it is likely that the regulatory bodies would grant another natural gas distribution franchise in our service territories.

        Attractive Service Territories.    ENSTAR is the only natural gas distribution company in Anchorage, Alaska in a service territory that has one of the highest gas consumption per residential customer in the United States. Our gas distribution business in our service territories in Alaska and Michigan has grown well above the national average for customer growth rates in the United States gas distribution industry over the recent past. Our service territories provide ready access to natural gas supplies due to their proximity to supply sources and through our supply contracts. We also benefit from our positive relationships with the regulatory authorities in each service territory.

        Strong Supply and Storage Networks with Long-term Fuel Supply.    We have sufficient long-term gas supply contracts, storage and pipeline access for our gas distribution business. In Michigan at SEMCO Gas, there are two years remaining on our contracts with BP Canada to provide gas and transportation and storage asset management services to all of the customers in our service territory. In addition to our agreements with BP Canada, SEMCO Gas has access to natural gas supplies throughout the United States and Canada via major interstate pipelines that run through Michigan. SEMCO Gas has pipeline capacity contracts with ANR Pipeline Company, Great Lakes Gas Transmission Limited Partnership, Northern Natural Gas Company and Panhandle Eastern Pipe Line Company. SEMCO Gas also owns or leases underground storage facilities in Michigan with a working capacity of approximately 15.3 billion cubic feet, or Bcf. Our owned and leased storage capacity equals approximately 36% of our 2002 annual gas sales volumes in Michigan. In Alaska at ENSTAR, we have gas supply contracts of varying terms with Marathon Oil Company, Chevron U.S.A. Inc., ConocoPhillips Alaska, Inc., Anchorage Municipal Light and Power, Aurora Gas Company and Unocal. Collectively, the gas suppliers are obligated to supply all of ENSTAR's gas requirements through 2005. There are no minimum purchase requirements under our gas purchase contracts which are material in relation to the total requirements of either SEMCO Gas or ENSTAR.

        Highly Experienced Management Team.    Our senior management team is comprised of an experienced group of industry veterans with an average tenure in the utility business of more than 20 years with experience in a wide variety of management functions.

        Infrastructure Investments.    Over the last few years, we have made material investments in our infrastructure. We have improved technology in our gas distribution business and upgraded equipment used in our construction services business. These investments have resulted in increased customer service and administrative and operational efficiencies in our businesses. Due to these recent investments, we expect to reduce our capital expenditures in 2003 to approximately $32 million.

Gas Distribution Business

        Our gas distribution business segment consists of operations in Michigan and Alaska. We refer to our Michigan operations as SEMCO Gas and our Alaskan operations as ENSTAR. Additionally, APC operates as a subsidiary of SEMCO Energy and as part of the ENSTAR operations. Our gas distribution business distributes and transports natural gas to residential, commercial and industrial customers and is our largest business segment.

        Set forth in the table below is gas sales and transportation information for the nine months ended September 30, 2003 and 2002 and the past three fiscal years:

	Year ended December 31,			Nine Months ended September 30,
	2002	2001	2000	2003	2002
Gas sales revenue (in thousands):
Residential	$227,086	$201,754	$190,221	$201,380	$149,669
Commercial	84,480	73,831	62,354	83,616	54,520
Industrial/Other	24,089	19,812	18,412	12,029	16,519

Total gas sales revenue(1)	$335,655	$295,397	$270,987	$297,025	$220,708

Gas transportation revenue (in thousands)	$25,707	$25,888	$30,783	$19,781	$19,012

Volumes of gas sold (MMcf):
Residential	42,671	41,529	41,397	30,799	28,512
Commercial	16,970	16,032	14,591	13,687	11,311
Industrial	5,416	5,556	5,066	1,530	3,751

Total volumes of gas sold(1)	65,057	63,127	61,054	46,016	43,574
Volumes of gas transported (MMcf)	44,921	42,992	48,706	35,065	33,203

Total volumes delivered(1)	109,978	106,119	109,760	81,081	76,777

(1)
Does not include the sale of excess inventory gas to a third party in 2000.

        All revenue generated by the gas distribution business for the years ended December 31, 2002, 2001 and 2000 is from non-affiliate customers. For information on operating income and total assets of the gas distribution segment for the years ended December 31, 2002, 2001 and 2000, refer to Note 11 of the Notes to the Consolidated Financial Statements. For information on intercompany operating revenues and total operating income for the nine months ended September 30, 2003 and 2002, refer to Note 5 of the Condensed Notes to the Unaudited Consolidated Financial Statements.

Gas Sales

        Gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers. These customers use natural gas mainly for space heating purposes. Consequently, weather has a significant impact on sales. Given the impact of weather on this business segment, most of our gas sales revenue is earned in the first and fourth quarters of the calendar year. Revenue from gas sales accounted for 70%, 66% and 67% of our consolidated operating revenue in 2002, 2001 and 2000, respectively, and 78% and 66% of our consolidated operating revenue in the nine months ended September 30, 2003 and 2002, respectively.

        Our ATS program, which was effective April 1, 1998 through March 31, 2002, provided all Michigan customers the opportunity to purchase their gas from a third-party supplier, while allowing our gas distribution business to continue charging the existing distribution fees and customer fees plus a gas load balancing fee. The ATS program was further expanded and opened to additional customers on October 1, 2002, as the Gas Customer Choice Program. These programs provide all Michigan residential customers the opportunity to purchase their gas from a third-party supplier, while allowing us to continue charging the existing distribution fees and customer fees with respect to such customers. Distribution and customer fees associated with customers who switched to third-party gas suppliers were recorded in gas transportation revenue rather than gas sales revenue because we acted as a transporter for those customers. During 2001 and 2002, certain ATS customers switched back to our general gas sales service because the third-party suppliers they were utilizing stopped participating in the ATS program, primarily due to significant fluctuations in the market price of natural gas. In addition, when the ATS program for residential customers ended on March 31, 2002, all remaining ATS customers became our general gas sales customers because they were turned back to us by their third-party gas suppliers. As customers switch back to general gas sales service, gas sales revenue and gas sales margin increase, but there is a corresponding decrease in gas transportation revenue. Currently, there are no third-party gas suppliers providing service under this program in our customer service territories.

Transportation

        Our gas distribution business provides intrastate transportation services to our large-volume commercial and industrial customers. This service offers those customers the option of purchasing natural gas directly from producers or marketing companies and utilizing our gas distribution business' distribution network to transport the gas to their facilities.

        APC owns and operates the only natural gas transmission lines serving the Anchorage, Alaska metropolitan area. APC's transmission system delivers natural gas from fields in southcentral Alaska to ENSTAR's Anchorage-based gas distribution system. APC's only customer is ENSTAR Natural Gas Company. See "Prospectus Summary—Recent Events and Other Matters." Customers in ENSTAR's service territory are currently precluded from bypassing ENSTAR's transportation and distribution system due to the limited availability of gas transmission systems and the large distances between producing fields and the locations of current customers.

Customer Base

        At September 30, 2003, SEMCO Gas had approximately 271,000 customers. The largest concentration of customers, approximately 112,000, is located in southeastern Michigan. The Michigan customer base is diverse and includes residential, commercial and industrial customers. The largest customers include power plants, food production companies, paper processing plants, furniture manufacturers and others in a variety of other industries.

        At September 30, 2003, ENSTAR had approximately 114,000 customers. ENSTAR is the sole distributor of natural gas to the Anchorage metropolitan and adjoining areas, and its service area encompasses approximately 50% of the population of Alaska. ENSTAR has two types of customers: gas sales and transportation. Gas sales customers are primarily residential and commercial. ENSTAR provides transportation service on behalf of gas producers and gas marketers to power plant sites, an ammonia plant and hundreds of commercial locations. The average number of customers at ENSTAR has increased by an average of approximately 2.8% annually during 1999 through 2001.

        During 2002, the average number of gas sales customers for our gas distribution business, as a whole, increased by 11,554. Approximately 3,200 of this increase was caused by customers switching from the ATS program in Michigan back to general gas sales service. The remaining increase of approximately 8,400 represents the average number of new gas sales customers added to our distribution system in 2002. During 2001, our average number of gas sales customers increased by 11,274. Approximately 2,800 of the increase was caused by customers switching from the ATS program in Michigan back to general gas sales service. The remaining increase of approximately 8,500 represents the average number of new gas sales customers added to our distribution system in 2001.

Gas Supply Agreements

  Michigan

        SEMCO Gas entered into new gas supply agreements with BP Canada effective April 1, 2002. We have separate agreements with BP Canada relating to customers in our service area regulated by the MPSC and customers in our service area regulated by the CCBC. Under the agreements related to our CCBC customers, BP Canada provides all of the natural gas supply requirements for our CCBC customers as well as transportation and storage asset management services. Under the terms of these agreements, the price we pay to purchase natural gas for our CCBC customers is fixed for the three-year period covered by the agreements, which is from April 1, 2002 through March 31, 2005.

        Under the BP Canada agreements covering our MPSC customers, BP Canada provides gas supply portfolio management services as well as transportation and storage asset management services. We no longer purchase gas for our MPSC customers at a fixed cost over a number of years. In keeping with our switch back to the GCR pricing mechanism for our MPSC customers, we are required to solicit bids for all supplies with term lengths longer than three days, which constitutes more than 99% of our sales. Supplies with term lengths of three days or less are purchased from BP Canada.

        In addition to its agreements with BP Canada, SEMCO Gas has access to natural gas supplies throughout the United States and Canada via major interstate pipelines that run through Michigan. SEMCO Gas has pipeline capacity contracts with ANR Pipeline Company, Great Lakes Gas Transmission Limited Partnership, Northern Natural Gas Company and Panhandle Eastern Pipe Line Company. SEMCO Gas also owns underground storage facilities in Michigan with a working capacity of 5 billion cubic feet, or Bcf. In addition, SEMCO Gas leases 6.5 Bcf of storage from Eaton Rapids Gas Storage System and 3.8 Bcf from non-affiliates in Michigan. SEMCO Gas Storage Company, our subsidiary, is a 50% owner of Eaton Rapids Gas Storage System. Our owned and leased storage capacity equals approximately 36% of our 2002 annual gas sales volumes in Michigan.

  Alaska

        ENSTAR receives all of its natural gas from the Cook Inlet Basin through the APC system, the sole source of natural gas for home and business heating throughout south central Alaska. Annual gas production in the Cook Inlet has historically been between 200 and 225 Bcf.

        APC transported and ENSTAR delivered approximately 22 Bcf to its residential and commercial customers in 2002. Additionally, APC transported 25 Bcf in 2002 for ENSTAR's power plant, military and industrial customers.

        Natural gas is supplied to ENSTAR through the APC system from two major contracts. One is with Marathon Oil Company and the other is the "Beluga" contract, which sources gas from ConocoPhillips, Chevron and Anchorage Municipal Light and Power. In addition, ENSTAR has contracts with Unocal and Aurora Gas Company and has various other contracts that provide back-up supply by re-routing gas from other Cook Inlet users to ENSTAR on peak days. There are no minimum purchase requirements under our gas purchase contracts which are material in relation to the total requirements of ENSTAR.

        As of January 1, 2002, the Cook Inlet had approximately 2.2 trillion cubic feet, or Tcf, of total proved gas reserves according to the Alaska Department of Natural Resources Division of Oil and Gas 2002 Annual Report. Based on the Department's estimated 2002 net production of 221 Bcf, this implies a reserve life of approximately ten years. There is ongoing exploration for gas in Cook Inlet.

        According to A Review of Cook Inlet Natural Gas Supply and Demand Prepared for the Anchorage Economic Development Corporation, Northern Economics Inc., March 2001, the Cook Inlet gas producers may encounter difficulty meeting peak demand for a few days each winter in the middle of this decade unless additional gas reserves are found or other measures such as gas storage reservoirs to meet peak demand requirements are developed. With the exception of a small Unocal project recently authorized by the Alaska Oil and Gas Conservation Commission, conventional gas storage facilities that provide gas for peak times do not exist in the Cook Inlet, although some of the infrastructure for storage does exist. Depleted reservoirs, pipelines and the ConocoPhillips LNG plant could be developed or modified to provide storage. The market for storage service could include the power plant customers, and retail gas marketers, in addition to ENSTAR.

Outlook for Gas Distribution

        Our strategy for the gas distribution business is to expand our distribution system in an economical manner through attachment of on-main and near-main potential customers. We will also seek ways to capitalize on other market opportunities, including new power generation projects that may become available. The average number of customers served by SEMCO Gas and ENSTAR, combined, increased by approximately 2.3% during both 2002 and 2001. By comparison, recent surveys by the American Gas Association indicate that the customer growth rate for the U.S. gas distribution industry has averaged approximately 1.3% annually during 1999 through 2001. However, average annual gas consumption per customer has been decreasing slightly because new homes and appliances are more energy efficient.

        We have offered early retirement programs to our employees during the past few years to help reduce costs. The increased use of technology has also created operating efficiencies. In addition, during 2001, we eliminated our unprofitable heating, ventilation and air conditioning department, which was part of our Michigan gas distribution business, and also eliminated other employee positions as part of our restructuring plan. We will continue our efforts to control operating expenses relating to our gas distribution business.

        SEMCO Gas competes with suppliers of alternative energy sources such as coal and #6 and #2 fuel oil to meet the energy requirements of our industrial customers. Natural gas has typically been less expensive than these alternative energy sources. However, during a short period of time in late 2000 and early 2001, natural gas prices increased significantly, making some of these alternative energy sources more economical than natural gas. During this period, a few of our large Michigan industrial customers switched to alternative energy sources. This competition did not have a material impact on our financial results in 2001. Prior to 2000, the market price of natural gas had been fairly stable. However, we cannot predict the future stability of natural gas prices. To lessen the possibility of fuel switching by industrial customers, we offer flexible contract terms and additional services, such as gas storage and balancing, in addition to a more environmentally friendly fuel. ENSTAR supplies natural gas in our service territory at prices that currently preclude substitution of alternative energy sources. At present, the residential energy cost of natural gas in Alaska is less than half the cost of fuel oil, the next most economical energy choice.

        General economic conditions also have an impact on the volume of gas sold or transported to our commercial and industrial customers. During economic downturns, these customers may see a decrease in demand for their product, which in turn may lead to a decrease in the amount of natural gas they require for production. However, under normal weather conditions, we generate approximately 68% of our gas sales revenue from residential customers, which is generally not impacted materially by downturns in the economy. Temperatures, however, do have a material impact on the amount of gas sold for heating purposes.

        Consistent with other gas distribution utilities, there is a potential risk that industrial and electric generating plants on our gas distribution system, and also located in close proximity to interstate natural gas pipelines, will bypass our system and connect directly to such pipelines. However, management is currently unaware of any significant bypass efforts by our customers. We have addressed, and will continue to address, any such efforts by offering special services and rate arrangements designed to retain these customers on our system.

Diversified Businesses

        The following table shows operating revenue for each of the diversified businesses, including intercompany revenue, for the nine months ended September 30, 2003 and 2002 and for 2000 through 2002:

	Year ended December 31,			Nine Months ended September 30,
	2002	2001	2000	2003	2002
	(in thousands)
Operating revenue:
Construction services	$119,254	$126,205	$105,231	$60,836	$95,973
Information technology services	9,618	10,275	5,184	6,675	7,088
Propane, pipelines and storage	7,058	7,443	6,949	5,439	4,751

        For information on intercompany operating revenues, total operating income and total assets of the above diversified segments for the years ended December 31, 2002, 2001 and 2000, refer to Note 11 of the Notes to the Consolidated Financial Statements. For information on intercompany operating revenues and total operating income for the nine months ended September 30, 2003 and 2002, refer to Note 5 of the Condensed Notes to the Unaudited Consolidated Financial Statements.

        As previously discussed, we have accounted for our engineering services segment as a discontinued operation. Accordingly, its operating results are segregated and reported as discontinued operations in our consolidated statements of operations.

Construction Services

        Our construction services business operates in the midwestern, southern and southeastern regions of the United States and has offices in Georgia, Illinois, Iowa, Michigan and Texas. Its primary service is the installation and upgrade of compressor stations and underground natural gas mains and service lines.

        Most of the profits from this segment are made during the summer and fall months. Our construction services business generally incurs losses during the winter months when underground construction is inhibited by weather.

        Operating revenue from construction services accounted for 22%, 26% and 23% of consolidated operating revenue in 2002, 2001 and 2000, respectively, and 16% and 29% of consolidated operating revenue in the nine months ended September 30, 2003 and 2002, respectively.

  Decision To Pursue Sale Of Construction Services Business

        In November 2003, we announced that our Board of Directors instructed management to pursue the sale of our construction services business. We anticipate that the proceeds of a sale will be used to strengthen our financial position by supporting the growth of our gas distribution business through the funding of its capital expenditures, or by paying down indebtedness. As of September 30, 2003, after recording the impairment charges, the book value of the construction services business's assets was approximately $40 million.

Propane, Pipelines and Storage

        Our natural gas pipelines and storage operations consist of several gas transmission pipelines and an ownership interest in a gas storage facility, all of which are located in Michigan. We also own a propane distribution business known as Hotflame that supplies more than four million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin. Because propane is used principally for heating, most of the operating income for the propane business is generated in the first and fourth quarters of the calendar year.

        Propane is transported easily in pressurized containers and is generally the fuel used in rural areas where natural gas pipelines and distribution systems do not exist or are not economical to build. We purchase the majority of our propane from BP Canada. The propane operation competes with other energy sources such as natural gas, fuel oil, electricity and other regional and national propane providers. The basis of the competition is generally price and service.

  Outlook for Propane, Pipelines and Storage

        Management believes that the natural gas pipelines and storage operations could experience opportunities for growth with the increasing demand for natural gas. As gas markets expand, management believes that the quantity of gas moving through the Great Lakes region will increase, which could create additional pipeline and storage opportunities.

Information Technology Services

        Our IT services business, under the name Aretech, began operations in April 2000 and provides IT infrastructure outsourcing services and other IT services with a focus on mid-range computers. Our other business segments accounted for approximately 79% of Aretech's revenue during 2002. Aretech competes with businesses that range from small to mid-sized companies, as well as the in-house IT departments of potential customers.

  Outlook for IT Services

        Aretech's business strategy is focused on IT infrastructure outsourcing services. Our goal is to capitalize on our internal expertise in this area and position us to take advantage of these trends. Management believes there is a growing trend by small to mid-sized companies to outsource certain IT functions. We believe the trend towards outsourcing large mainframe-computing services is now moving to include mid-range computers.

Regulatory Matters

Rates and Regulation Relating to Gas Distribution Business

        The gas distribution business is subject to government regulation on various levels. The regulatory matters associated with gas distribution business customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the CCBC. The MPSC has jurisdiction over the regulatory matters related to our remaining Michigan customers. Regulatory matters for gas distribution business customers in Alaska are subject to the jurisdiction of the RCA. These regulatory bodies have jurisdiction over, among other things, rates, accounting procedures and standards of service. Since our gas distribution business operations are wholly intrastate, they are not subject to regulation by the Federal Energy Regulatory Commission.

  Alaska

        The RCA consists of five members who serve staggered six year terms. They are appointed by the governor of the State of Alaska and confirmed by the Alaska state legislature. The RCA has jurisdiction as to rates and charges for gas sales, construction of new facilities, extensions and abandonments of service and certain other matters. Rates generally permit the recovery of the cost of providing service, including purchased gas costs, and a return on investment. APC and ENSTAR are regulated by the RCA as a single entity. No consent, approval or withholding of objection by the RCA is required for the issuance or sale of long-term debt by a public utility under its jurisdiction.

        ENSTAR may apply to the RCA for rate increases if higher costs or other factors warrant. Revised rates typically go into effect, subject to refund and pending final RCA determination, 45 days after they are filed unless suspended for further investigation by the RCA. The RCA normally suspends general rate increases filed to recover costs, other than purchased gas costs, for at least a six-month period. ENSTAR recovers its gas purchase costs through a separate rate element, on a direct pass-through basis.

        ENSTAR has an RCA-approved GCA pricing mechanism which allows for the adjustment of rates charged to customers in Alaska for increases and decreases in the cost of gas purchased. Under the GCA pricing mechanism, the gas charge portion of customers' gas rates is adjusted annually to reflect the estimated cost of gas purchased for the upcoming 12-month period. Any difference between the actual cost of gas purchased and the estimate is deferred as a current asset or current liability and included in the next annual adjustment to the gas charge portion of rates. The GCA may be adjusted quarterly if there are significant variances from the estimates.

        ENSTAR has RCA approved gas purchase contracts with several entities. The base price of gas purchased under these contracts can be adjusted annually based on factors such as the price of certain traded oil futures, certain natural gas futures and other inflationary measures. Gas costs from new gas supply contracts may be recovered only upon approval of the RCA.

        Since 2000, ENSTAR has been undergoing a rate review at the RCA. It received an RCA order, dated August 8, 2002, establishing a revenue requirement of $107.6 million and a return on equity of 12.55% based on normalized data for the year 2000. The RCA order reduced the revenue requirement by approximately $2 million, which represented approximately 1.84% of ENSTAR's revenue in the normalized 2000 test year. ENSTAR has implemented the rate reduction and filed a cost-of-service study and rate design as required by the RCA order. ENSTAR has reached an agreement with all parties to settle all contested issues on the cost-of-service study and the rate design. A written stipulation has been submitted to the RCA for approval. If accepted, the stipulation will approve ENSTAR's cost-of-service study as filed and adopt increased monthly customer charges and flat volumetric rates for retail gas customers. Power plant and most industrial rates would be adopted as originally filed by ENSTAR, which are of similar design to currently effective rates. The RCA held a hearing on May 15, 2002 with respect to the rate design settlement. An order was issued dated May 21, 2003 accepting the settlement in its entirety, and making the new rates effective for billings issued on or after May 31, 2003. The stipulation accepted ENSTAR's cost-of-service study which provided for decreases to the residential, power plant and industrial customers, and increases to commercial customers. In addition, the adopted rate design recovers more of the revenue through increased monthly customer charges.

        Since the inception of service in 1961, ENSTAR has had only four formal rate proceedings, including the one currently in process (1975, 1981 and 1984).

  Michigan

        The MPSC regulates retail gas sales and distribution and intrastate transportation of natural gas. Specifically, the MPSC establishes our base rates for the sale, distribution and transportation of natural gas which are designed to allow for the opportunity to recover reasonably and prudently incurred costs and earn a regulated equity return. Pursuant to its ratemaking authority, the MPSC has access to our books and records and the books and records of each of our subsidiaries, affiliates and our joint ventures. The MPSC also establishes accounting methodologies, record-keeping procedures and report filings requirements. Additionally, our billing, metering and extension practices and consumer shut-off procedures are defined by the MPSC. Further, the MPSC has established our transportation standards of conduct and has approved our customer choice program which allows residential, industrial and commercial customers to select an alternative gas supplier. Under the terms of this program, we are the supplier of last resort. As the supplier of last resort we are required to hold contracts for adequate quantities of underground storage and pipeline transportation for the delivery of supply to all of our residential and commercial customers as protection against the failure of a third party marketer to deliver supply to our Michigan distribution system. The MPSC establishes and enforces gas safety standards and regulates the construction and operation of intrastate transmission pipelines and lines. The MPSC is required to investigate any written complaint alleging that our rates, classifications, regulations or practices are unjust, inaccurate or improper. The MPSC also establishes separate charges for the recovery of reasonably and prudently incurred booked costs of gas sold by us and fixes our depreciation rates. Special contracts for the sale and/or transportation of natural gas at non-tariff rates and/or services must be approved by the MPSC. No consent, approval or withholding of objection by the MPSC is required for the issuance or sale of long-term debt by a public utility under its jurisdiction.

        Our rates, practices and services for the sale, distribution and transportation of natural gas within the City of Battle Creek and its immediate vicinity are regulated by the City pursuant to the terms of a franchise. Within the jurisdiction of the CCBC, all non-gas rate changes and revisions in the conditions of service may be implemented by us after written notification to the City's manager. However, all gas rate changes must be put on the meeting agenda of the City Commission. If no request for hearing is made by the CCBC, the rate change will automatically go into effect without further action on our part. If the CCBC requests a hearing, a public hearing must be concluded within 90 days of such request. The final decision of the CCBC is determined on the basis of a majority vote of the CCBC members. There are nine publicly elected City Commissioners who serve 2 year terms.

        Finally, in our various service territories, we operate subject to the terms and conditions of applicable franchise agreements with municipalities. These franchise agreements authorize us to use the public rights-of-way for the construction of our facilities and to transact a local business. Construction is usually subject to restoration conditions such as vegetation and road surface restoration and indemnity provisions such as indemnification of the municipality for any property damage caused by our facilities.

        Prior to April 1, 1999, our Michigan-based gas distribution business had a regulator-approved GCR pricing mechanism for the geographic regions subject to the regulatory jurisdiction of the MPSC and CCBC. The GCR pricing mechanism works similarly to the GCA pricing mechanism. During the three-year period from April 1, 1999 to March 31, 2002, the MPSC and CCBC authorized us to suspend our GCR clause and freeze in our customer base rate at a fixed gas charge of $3.24 per thousand cubic feet, or Mcf. The MPSC order was applicable only in the geographic regions subject to the regulatory jurisdiction of the MPSC, and, therefore, did not govern rates regulated by the CCBC. However, we voluntarily requested, and the CCBC approved, a similar freeze in the gas charge at $3.24 for customers subject to the jurisdiction of the CCBC. The CCBC also approved a suspension of the GCR clause. We were able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada Gas Services, Inc. During 2001, TransCanada sold its gas marketing business and assigned the agreements to BP Canada. Under the agreements, TransCanada or BP Canada provided a significant portion of our natural gas requirements and managed our natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period, at a cost that was, in most instances, below the $3.24 price charged to customers. As a result, during the three-year period from April 1, 1999 through March 31, 2002, the Michigan gas distribution business retained any gas costs savings that resulted when the cost of purchased natural gas was below the $3.24 fixed price charged to customers, subject to a customer profit sharing mechanism.

        When the GCR suspension period and rate freeze expired on March 31, 2002, we reinstated our GCR pricing mechanism for customers subject to the jurisdiction of the MPSC. Consequently, effective April 1, 2002, we could no longer earn any income on the gas charge portion of the MPSC customers' rates. We received approval from the CCBC to extend the GCR suspension period and the fixed gas charge program with a new fixed gas charge until March 31, 2005 for CCBC customers. We also received approval during 2001 from the CCBC to start charging CCBC customers on a thermal basis rather than a volumetric basis. We buy all of our natural gas by the dekatherm and now also sell it to our CCBC customers by the dekatherm.

        Beginning in 2002, the profit incentive and sharing mechanism discussed previously is no longer in effect for MPSC customers. Instead, the profit incentive and sharing mechanism in effect for the calendar year 1998 was reinstated for 2002. Under this mechanism, referred to as a "reverse taper incentive," if the return on equity for the division of our Michigan-based natural gas distribution business that serves our MPSC customers exceeds 10.75%, certain portions of the excess return between 10.75% and 16.0% would be credited to customers. For purposes of this mechanism, if the return on equity exceeds 16.0%, we are required to file a general rate case with the MPSC. The return on equity did not exceed 10.75% for 2002.

        On November 21, 2002, our division regulated by the MPSC filed an application for a general rate increase. On May 2, 2003, the MPSC approved a settlement agreement, effective May 3, 2003, which provides for:

  •
  a revenue requirement of $71.9 million based on a 2003 projected test year;

  •
  an increase of return on common equity from 10.75% to 11.40%;

  •
  the elimination of the reverse taper incentive mechanism so that we are no longer required to refund revenues to customers above the return on common equity;

  •
  no potential refund to customers for property tax expense based on the lower state property tax tables; and

  •
  an increase in the monthly service charge (from $7.00 to $9.50 per month for residential customers).

        As a result of this settlement agreement, we expect a general rate increase of $3.4 million annually and a reduction of depreciation expense of $1.4 million annually.

        In October 2003 the MPSC approved our 2003-2004 GCR plan authorizing us to charge up to $6.79 per Mcf through March 31, 2004.

Safety Regulations

        Our operations are subject to regulation by the United States Department of Transportation under Chapter 601 of Title 49 of the United States Code, as amended, and its implementing regulations, relating to minimum safety standards that may apply to the design, installation, inspection, emergency plans and procedures, testing, construction, extension, operation, replacement and maintenance of our pipeline facilities. Chapter 601 requires any entity that owns or operates certain pipeline facilities to comply with applicable safety standards, to establish and maintain inspection and maintenance plans and to comply with such plans. The Pipeline Safety Improvement Act of 2002 makes numerous changes to Chapter 601, including the requirement that operators of pipeline facilities adopt and implement written integrity management programs, which must include a baseline integrity assessment of each of an operator's transmission facilities. Operators of pipeline facilities have certain incremental obligations under the pipeline integrity laws and regulations, including both immediate as well as future obligations. We anticipate that compliance with the Pipeline Safety Improvement Act and emerging regulations will impose increased costs associated with pipeline inspection and pipeline integrity program requirements, but based on current information we do not expect these costs to have a material adverse effect upon our earnings.

Environmental Matters

        Our operations, like those of other companies in similar industries, are subject to federal, state and local environmental and health and safety laws and regulations including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes. The failure to comply with these regulations can lead, among other things, to civil and criminal penalties and, in some circumstances, the temporary or permanent curtailment of operations. We believe that we are in material compliance with such laws and regulations. We do not anticipate having to make, and historically have not made, material capital expenditures in order to comply with applicable environmental laws and regulations. However, due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty what capital expenditures or operating costs will be required in the future. Depending upon the nature of such future requirements, the cost of maintaining compliance may have a material adverse effect on our business, financial condition and results of operations.

        In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property or related to other property to which we have sent waste. Given the nature of the past operations conducted by us and others at these properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment has been conducted.

        While we are not aware of significant contamination-related liabilities associated with our present operations, our gas distribution business currently owns seven Michigan sites which formerly housed manufactured gas plants, or MGPs, and related facilities. In the early part of the 20th century, gas was manufactured from processes using coal, coke or oil. By-products of these processes have left some contamination at these sites. We expect that we will ultimately incur investigation and remedial action costs at some of these sites. Future accidental spills or discharges may also occur and lead to additional remediation liability. For the sites that we own, our gas distribution business is in material compliance with State of Michigan rules which require companies to take "due care" steps to insure that the sites are safe and, on some of these sites, to diligently pursue investigation and cleanup. The State has allowed utility companies to prioritize their sites and address the most serious sites first. We have completed preliminary evaluations at each of our sites and identified the sites that should be addressed first. Because we have determined that four of the MGP sites ceased operations prior to our acquisition of the properties, we have taken the position that the prior owner is solely responsible for their remediation under State law and have not included them in our priority site list. Consistent with our approved priority list, our gas distribution business has closed a site related to the disposal of waste from a manufactured gas plant in Battle Creek with the approval of the Michigan Department of Environmental Quality, or MDEQ, and has developed plans and conducted preliminary field investigations at two other sites. Because the extent of the contamination at these sites has not been fully delineated, we cannot reasonably estimate the potential costs and liabilities associated with the remediation of these sites and have not established financial reserves to account for such potential expenses. Although our total remediation costs may ultimately be material, we note that, absent a change in regulatory policy by MDEQ, any remediation costs will be incurred over time as the individual sites are reviewed in accordance with MDEQ's site remediation policies. In addition, where possible, the company is seeking to ensure that the costs of remediation are paid by or shared with other responsible parties or insurance carriers. In accordance with an MPSC accounting order, any environmental investigation and remedial action costs will be deferred and amortized over ten years (although rate recognition of the related amortization expense will not begin until after a prudence review in a general rate case).

Properties

Gas Distribution

        The gas delivery system of SEMCO Gas included approximately 160 miles of gas transmission pipelines and 5,423 miles of gas distribution pipelines at December 31, 2002. The pipelines are located throughout the southern half of Michigan's lower peninsula (centered in and around the cities of Port Huron, Albion, Battle Creek, Three Rivers, Niles and Holland) and also in the central and western regions of Michigan's upper peninsula. At December 31, 2002, ENSTAR's gas delivery system included approximately 396 miles of gas transmission pipelines and 2,421 miles of gas distribution pipelines. ENSTAR's pipelines are located in Anchorage and other communities around the Cook Inlet region of Alaska.

        Our gas distribution business owns underground gas storage facilities in eight depleted salt caverns and three depleted gas fields, together with measuring, compressor and transmission facilities. The storage facilities are all located in Michigan. The aggregate working capacity of the storage system is approximately 5 Bcf.

Construction Services

        The tangible properties of our construction services business include equipment required for the installation, repair or replacement of compressor stations and underground natural gas mains and service lines. This includes primarily equipment necessary for excavation such as backhoes, trenchers, directional drills and dump trucks. This equipment can be driven or carried on trailers from one worksite to another. The largest concentrations of our construction services business' equipment at September 30, 2003 was located in Georgia, Illinois, Iowa, Michigan and Texas.

Propane, Pipelines and Storage

        The principal properties of this business segment include interests and operations in propane distribution, natural gas transmission and an underground gas storage system.

        We own a 50% equity interest in the Eaton Rapids Gas Storage System. Our equity investment in the Eaton Rapids Gas Storage System totaled $5.4 million at September 30, 2003. This system, located near Eaton Rapids, Michigan, became operational in March 1990 and consists of approximately 12.8 Bcf of underground storage capacity. Our gas distribution business leases 6.5 Bcf of the capacity.

        The property of the propane distribution operation consists primarily of pressurized propane storage tanks used by customers to store propane purchased from us and trucks for transporting propane. We also own large propane storage tanks that allow us to store up to 258,000 gallons of propane inventory. The propane distribution property is all located in Michigan's upper peninsula and northeast Wisconsin.

        The Litchfield lateral is a 31-mile pipeline located in southwest Michigan. The line, which is leased entirely to ANR Pipeline Company, links the Eaton Rapids Gas Storage System with interstate pipeline supplies.

        The Greenwood pipeline, an 18.5-mile pipeline constructed in 1991, connects an interstate pipeline with the Detroit Edison Greenwood power plant located near Port Huron, Michigan. The pipeline provides transportation services to the Greenwood power plant and to our gas distribution business' service area north of Port Huron.

        The Eaton Rapids pipeline is a 37-mile pipeline that provides direct delivery of gas from the Eaton Rapids Gas Storage System to our gas distribution business' systems in Battle Creek and Albion, Michigan.

Information Technology Services

        The properties of this business segment consist of leasehold improvements, office equipment, telecommunications equipment and computer equipment. These properties are located in a building located in Marysville, Michigan and an office leased in Port Huron, Michigan.

Employees

        At December 5, 2003, we had approximately 1,535 full-time employees. Within SEMCO Gas, ENSTAR and Hotflame, 276 employees are represented by unions as follows:

	No. of Employees	Exp. Date
Steelworkers, Local #3135	18	6/24/04
Steelworkers, Local #16201	43	6/30/04
Utility Workers, Local #445	33	9/09/05
Utility Workers, Local #473	41	12/07/07
Teamsters (Hotflame)	14	1/31/04
Pipefitters, Local #367	127	4/01/04

        In January 2004, a new contract with Pipefitters, Local #367 was ratified that will go into effect on April 1, 2004 and expire on March 31, 2009.

        The majority of EnStructure Corporation employees are seasonal, a portion of whom are represented by unions through a multi-employer association format. We believe that our employee relations are good.

Legal Proceedings

        In the normal course of business, we may be a party to lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatened litigation or of actual or possible claims. However, management believes resulting liabilities, if any, will not have a material adverse impact upon our financial position or results of operations. Notwithstanding the above statement, in late March 2003 we were served a complaint in a putative class-action lawsuit alleging that the approximately 30 defendants, including SEMCO Energy and SEMCO Energy Ventures, Inc., engaged in practices that violated the Sherman Anti-Trust Act and tortuously interfered with the business of the plaintiffs. In October 2003, the plaintiff voluntarily dismissed this action in the jurisdiction in which the action was originally filed and gave us notice that it would refile the complaint in a different jurisdiction. In November 2003, the plaintiff filed a separate but similar lawsuit against SEMCO Energy Services, Inc. We are considering potential legal and factual defenses to these claims and intend to vigorously defend ourself in this action. Although we cannot make any assurances, management currently believes that this suit will not have a material adverse effect on our business or results of operations.

MANAGEMENT

        The following table sets forth information about our directors and executive officers as of the date of this prospectus.

Name	Age	Title
Eugene N. Dubay	54	President and Chief Executive Officer on an interim basis, and SEMCO Gas Division Senior Vice President and Chief Operating Officer
John E. Schneider	55	Senior Vice President, Treasurer and Chief Financial Officer
Gary J. Valentz	47	Vice President and Chief Information Officer
Mark T. Prendeville	53	Vice President and General Counsel
Steven W. Warsinske	48	Vice President and Controller
John M. Albertine	59	Director
Edward J. Curtis	61	Director
John T. Ferris	53	Director
Michael O. Frazer	64	Director
John R. Hinton	58	Chairman of the Board on an interim basis
Harvey I. Klein	64	Director
Frederick S. Moore	65	Director
Thomas W. Sherman	63	Director
Edith A. Stotler	57	Director
Donald W. Thomason	59	Director

        Each director's principal employment is and has been with a company not affiliated with SEMCO Energy.

        Eugene N. Dubay has served as our President and Chief Executive Officer on an interim basis since December 2, 2003 and has served as Senior Vice President and Chief Operating Officer of SEMCO Gas since October 2002. Prior to his positions at SEMCO Energy, Mr. Dubay served as President of Kansas Gas Service Division of ONEOK, Inc. from 1997 to October 2002.

        John E. Schneider has been our Senior Vice President, Treasurer and Chief Financial Officer since January 2002. Mr. Schneider also served as our Vice President from April 2001 to January 2002; SEMCO Gas Division Executive Vice President and Chief Operating Officer from March 2001 to January 2002; Senior Vice President of Corporate Development from September 1999 to March 2001; and Senior Vice President and Chief Operating Officer of SEMCO Energy Ventures, Inc., our subsidiary, from May 1998 to September 1999. Prior to joining us, he was self-employed as a management and business consultant from 1994 to May 1998.

        Gary J. Valentz has been our Vice President and Chief Information Officer since April 28, 2003. Prior to joining SEMCO Energy, Mr. Valentz was Chief Information Officer/Director Business Services for MSX International since January 2001. Previously he was Chief Information Officer Coastal Natural Gas Group—ANR Pipeline and Vice President Information Technology—Coastal Corporation from January, 1999 to January, 2001. He was director of Business Information Systems—Great Lakes Chemical Corporation from 1997 through 1998.

        Mark T. Prendeville has been appointed our Vice President and General Counsel, effective May 1, 2003. Mr. Prendeville joined SEMCO Energy in February 2000 as Manager of Labor and Employee Relations for SEMCO Gas and became our Labor and Employment Counsel in March of 2001. Prior to joining SEMCO Energy, he was General Counsel for a privately held automotive supplier from 1990 to 2000.

        Steven W. Warsinske has been our Vice President and Controller since April 2000. He served as SEMCO Gas Division Vice President and Chief Accounting Officer from February 1998 to April 2000.

He was the SEMCO Gas Division Vice President of Accounting and Controller from 1996 to February 1998.

        John M. Albertine has been Chairman and Chief Executive Officer of Albertine Enterprises, Inc., an economic forecasting, public policy and full-service mergers and acquisitions firm based in Washington, D.C. since 1990. He also serves as Chief Executive Officer of Jam Shoe Concepts, Inc. which owns 100% of the assets of a retail family shoe chain with 46 stores in the Midwest. Mr. Albertine holds a Ph.D. in economics from the University of Virginia. Mr. Albertine is also a Director of Intermagnetics General Corporation and Kadant Inc. He has been a director of SEMCO Energy since 2000.

        Edward J. Curtis is President of E.J. Curtis Associates, Inc., a professional management consulting firm founded in 1972 with concentration in the natural gas and electric utility industries. Mr. Curtis is a member of the Society of Gas Lighting, the Guild of Gas Managers, the American Gas Association, the American Institute of Chemical Engineers, the Association of Energy Engineers and the International Association for Energy Economics. He has been a director of SEMCO Energy since 1995.

        John T. Ferris has been the Senior Partner in the law firm of Ferris & Schwedler, P.C. in Bad Axe, Michigan since 1990. Mr. Ferris has been a director of SEMCO Energy since 1994.

        Michael O. Frazer has been in private practice as an attorney since 1966. Mr. Frazer has been a director of SEMCO Energy since 1986.

        John R. Hinton was the Executive Vice President Administration—Chief Financial Officer of the Kellogg Company from 1996 until his retirement in 1999. Mr. Hinton has been a director of SEMCO Energy since 2002 and has served as lead director of SEMCO Energy since April 2003 and Chairman of the Board on an interim basis since December 2, 2003.

        Harvey I. Klein has been President of Global Strategies Group L.C., a private consulting firm, since 1995. Mr. Klein has been a director of SEMCO Energy since 1993.

        Frederick S. Moore is Chairman and President of DSLT Inc., a company engaging in the real estate development business. Since 1999, he has been Chairman of Mardale Specialty Foods, LLC., a producer of individual portion control jams, jellies, condiments and salt and pepper packets. Mr. Moore also served as Chairman of Diamond Crystal Specialty Foods, Inc. (Diamond Crystal), which was a subsidiary of DSLT Inc. until Diamond Crystal's sale in November 1998. He has been a director of SEMCO Energy since 1995.

        Thomas W. Sherman served as a director of Bay State Gas Company, a wholly-owned subsidiary of NiSource, Inc., from 1975 through 2002. NiSource, Inc., an Indiana corporation providing gas distribution services in nine states, acquired Bay State Gas Company in 1999. Mr. Sherman also acted as a consultant to NiSource, Inc., from June 2000 to June 2001 and served as an Executive Vice President and Chief Financial Officer of Bay State Gas Company from 1975 to June 2000. He has been a director of SEMCO Energy since 2002.

        Edith A. Stotler is a personal family financial manager. Ms. Stotler was a Partner of Stotler Grain Company from 1990 until the partnership was dissolved in December 2001 and President of S&I Grain Company (formerly Homer Grain Company) from 1990 until the assets of S&I Grain Company were sold in July 2000. She has been a director of SEMCO Energy since 1987.

        Donald W. Thomason was an Executive Vice President of Corporate Services/Technology for the Kellogg Company from 1978 until his retirement in 1999. Mr. Thomason served as lead director of SEMCO Energy from November 1998 to April 2003 and has been a director since 1995.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of our material indebtedness in addition to the notes. We urge you to read the documents summarized below because they, and not these descriptions, define the rights of the holders of such indebtedness. We will make copies of any such documents available to you upon request.

Debt Securities

7.125% Senior Notes Due 2008

        Concurrently with the May issuance of the 7.75% Senior Notes due 2013, we issued 7.125% Senior Notes due 2008 pursuant to an indenture dated as of May 21, 2003 between us and Fifth Third Bank, a Michigan banking corporation, as trustee, for an aggregate principal amount of $150.0 million, of which $150.0 million was outstanding as of September 30, 2003. Interest on the 2008 Senior Notes is payable semi-annually. The 2008 Senior Notes will mature on May 15, 2008. The 2008 Senior Notes are redeemable by us at any time upon not less than 30 nor more than 60 days prior notice at a redemption price equal to 100% of the principal amount of the 2008 Senior Notes plus the applicable premium as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption. Other than as set forth above, the terms of the 2008 Senior Notes are similar in all material respects to the notes being offered hereby as described in the "Description of Notes."

8.00% Senior Notes Due 2010, 8% Senior Notes Due 2016 and 6.49% Senior Notes Due 2009

        We have issued a series of debt securities under an indenture dated as of October 23, 1998, as supplemented from time-to-time, between us and Bank One Trust Company, National Association, successor to NBD Bank, as trustee, referred to as the 1998 Indenture.

        We issued $30.0 million of 8% Senior Notes due 2010 pursuant to the 1998 Indenture, of which $29.9 million was outstanding as of September 30, 2003. Interest on the 2010 Senior Notes is payable semi-annually. The 2010 Senior Notes will mature on April 30, 2010. We have the right to redeem the 2010 Senior Notes, in whole or in part, at our option at any time on or after April 30, 2003 at a redemption price equal to (1) 101% of the principal amount redeemed for redemptions occurring during the 12-month period ending on April 29, 2004 and (2) 100% of the principal amount redeemed for redemptions occurring on or after April 30, 2004, plus, in each case, any accrued and unpaid interest to the date of redemption. The 2010 Senior Notes also contain provisions that give the estates or heirs of deceased 2010 Senior Note holders the right to request that we redeem their 2010 Senior Notes. During 2002, 2001 and 2000, we redeemed $15,000, $10,000 and $50,000, respectively, of the 2010 Senior Notes in accordance with these provisions.

        We issued $60.0 million of 8% Senior Notes due 2016 pursuant to a third supplemental indenture dated as of June 15, 2001, of which $59.7 million was outstanding as of September 30, 2003. Interest on the 2016 Senior Notes is payable quarterly. The 2016 Senior Notes will mature on June 30, 2016. We can redeem all or a part of the 2016 Senior Notes on or after June 30, 2006 at 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption. The 2016 Senior Notes also contain provisions that give the estates or heirs of deceased 2016 Senior Note holders the right to request that we redeem their 2016 Senior Notes. During 2002, we redeemed $110,000 of 2016 Senior Notes in accordance with these provisions.

        We issued $30.0 million of 6.49% Senior Notes due 2009 pursuant to a fourth supplemental indenture dated as of September 19, 2002, of which $30.0 million was outstanding as of September 30, 2003. Interest on the 2009 Senior Notes is payable semi-annually. The 2009 Senior Notes will mature and become due and payable on October 1, 2009, together with any accrued and unpaid interest. The 2009 Senior Notes are not redeemable by us or at the option of the holders thereof prior to maturity.

        The 2010 Senior Notes, 2016 Senior Notes and 2009 Senior Notes are unsecured debt securities that rank equally with all of our other unsecured and unsubordinated obligations. None of these notes are subject to any sinking fund. The 1998 Indenture under which the 2010 Senior Notes, 2016 Senior Notes and the 2009 Senior Notes have been issued contains no limit on the amount of additional debt that may be issued by us, but the indenture contains restrictions that may limit our ability to provide security for such additional debt and to enter into sale and lease-back transactions. The 1998 Indenture contains customary events of default for securities of this type, including a default under, and acceleration of, other debt in an aggregate principal amount in excess of $5.0 million.

Medium Term Notes

6.50% Medium Term Notes Due 2005, 6.40% Medium Term Notes Due 2008 and 7.03% Medium Term Notes Due 2013

        In November 1998, we issued 6.50% Senior Notes due 2005 pursuant to the 1998 Indenture for an aggregate principal amount of $15.0 million, of which $15.0 million was outstanding as of September 30, 2003. Interest on the 2005 Senior Notes is payable semi-annually. The 2005 Senior Notes will mature on November 25, 2005, together with any accrued and unpaid interest. The 2005 Senior Notes are not redeemable by us or at the option of the holders thereof prior to maturity.

        We issued 6.40% Senior Notes due 2008 in November 1998 pursuant to the 1998 Indenture for an aggregate principal amount of $5.0 million, of which $5.0 million was outstanding as of September 30, 2003. Interest on the 2008 Senior Notes is payable semi-annually. The 2008 Senior Notes will mature on November 25, 2008, together with any accrued and unpaid interest. The 2008 Senior Notes are not redeemable by us or at the option of the holders thereof prior to maturity.

        We also issued 7.03% Senior Notes due 2013 in November 1998 pursuant to the 1998 Indenture for an aggregate principal amount of $10.0 million, of which $10.0 million was outstanding as of September 30, 2003. Interest on the 2013 Senior Notes is payable semi-annually. The 2013 Senior Notes will mature on November 25, 2013, together with any accrued and unpaid interest. The 2013 Senior Notes are not redeemable by us or at the option of the holders thereof prior to maturity.

        The 2005 Senior Notes, 2008 Senior Notes and 2013 Senior Notes are unsecured debt securities that rank equally with all of our other unsecured and unsubordinated obligations. None of these notes are subject to any sinking fund. The 1998 Indenture, under which these securities have been issued, contains no limit on the amount of additional debt that may be issued by us, but the 1998 Indenture contains restrictions that may limit our ability to provide security for such additional debt and to enter into sale and lease-back transactions. The 1998 Indenture contains customary events of default for securities of this type, including a default under, and acceleration of, other debt in an aggregate principal amount in excess of $5.0 million.

Trust Preferred Securities and Related Debt Securities

        We established two new wholly-owned subsidiaries as capital trusts for the sole purpose of issuing trust preferred securities and lending the gross proceeds back to us. The sole assets of the capital trusts are our debt securities with terms similar to the terms of the related trust preferred securities.

Trust I Preferred Securities

        In April 2000, SEMCO Capital Trust I issued 1.6 million shares of 10.25% cumulative trust preferred securities at a price of $25 per security. SEMCO Capital Trust I used the $40.0 million in proceeds from the issuance of the 10.25% trust preferred securities to invest in our Series A 10.25% Subordinated Debentures due June 30, 2040. The 10.25% trust preferred securities are subject to mandatory redemption upon repayment of the Series A Debentures at maturity or their earlier redemption. We used the net proceeds from the sale of the Series A Debentures to repay a portion of the bridge loan we utilized in our 1999 acquisition of ENSTAR.

Related Series A 10.25% Subordinated Debentures Due 2040

        In connection with the 10.25% trust preferred securities, we issued Series A 10.25% Subordinated Debentures due June 30, 2040 under an indenture, as supplemented by the first supplemental indenture, each dated as of April 19, 2000, for an aggregate principal amount of $41.2 million, of which $40.0 million was outstanding as of September 30, 2003. Interest is payable quarterly. The Series A Debentures mature on June 30, 2040, but may be redeemed by us at any time after April 19, 2005, or at any time within 90 days following the occurrence of certain specified events at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption. The Series A Debentures represent intercompany debt and therefore are not reflected in our consolidated financial statements.

        The Series A Debentures are subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness and rank pari passu in right of payment with each other series of securities issued under the indenture. The Series A Debentures do not have a sinking fund. The indenture under which the Series A Debentures have been issued contains no limit on the amount of additional debt that may be issued by us, but the indenture contains restrictions that may limit our ability to provide security for such additional debt; enter into sale and lease-back transactions; pay dividends or make distributions on account of our equity interests, repurchase equity and make certain other restricted payments; and make payments of interest, principal or premium or redeem any debt securities issued by us which rank pari passu with or junior to the Series A Debentures. The indenture contains customary events of default for securities of this type, including a default under, and acceleration of, other debt in an aggregate principal amount in excess of $5.0 million.

Trust II Preferred Securities; FELINE PRIDES

        Also during 2000, we issued 10.1 million shares of FELINE PRIDES at a price of $10 per security. Each FELINE PRIDES consists of a stock purchase contract and a 9% trust preferred security of SEMCO Capital Trust II due 2005 with a stated face value per security of $10. SEMCO Capital Trust II used the $101.0 million in proceeds to invest in our 9% Senior Deferrable Notes due 2005.

        Under the terms of each stock purchase contract (which was a component of a FELINE PRIDES unit), the FELINE PRIDES holder was obligated to purchase, and we were obligated to sell, between 0.7794 and 0.8651 shares of our common stock to the FELINE PRIDES holder in August 2003. The actual number of shares of common stock to be sold depended on the average market value of a share of common stock in August 2003. In addition to payments on the 9% trust preferred securities, we were also obligated to pay the FELINE PRIDES holders a quarterly contract adjustment payment on each stock purchase contract at an annual rate of 2% of $10 until August 16, 2003.

        The FELINE PRIDES holders were able to settle their obligation to purchase our common stock by paying cash or by having their 9% trust preferred securities remarketed in August 2003. Approximately all of the FELINE PRIDES holders elected to have their trust preferred securities remarketed to raise the cash needed to fulfill their obligations under the terms of the stock purchase contracts, which were a component of the FELINE PRIDES. The remarketing was not successful and we took possession of those trust preferred securities and retired them in order to satisfy the FELINE PRIDES holders' obligations to purchase 8.74 million shares of our common stock. The distribution rate on the 9% trust preferred securities was also reset in August 2003 to 3.77%. At September 30, 2003, there was $89,000 of 3.77% trust preferred securities outstanding.

Related 9% Senior Deferrable Notes Due 2005

        In connection with the FELINE PRIDES, we issued our 9% Senior Deferrable Notes due 2005 pursuant to the 1998 Indenture, as supplemented by a first supplemental indenture dated as of June 16, 2000, for an aggregate principal amount of $104.1 million. Each Senior Deferrable Note bore interest at the rate of 9% per year until August 16, 2003, and at such time the rate was reset to 3.77% by the reset agent as described above with respect to the then remaining Senior Deferrable Notes. As of September 30, 2003, an aggregate principal amount of $91,750 of Senior Deferrable Notes remained outstanding. We have the right to defer interest payments on the Senior Deferrable Notes by extending the interest payment period. The Senior Deferrable Notes will mature on August 16, 2005, but we may redeem the Senior Deferrable Notes upon the occurrence of certain specified events. The Senior Deferrable Notes represent intercompany debt and therefore are not reflected in our consolidated financial statements.

        The Senior Deferrable Notes are unsecured debt securities that rank equally with all of our other unsecured and unsubordinated obligations. These notes are not subject to any sinking fund. The indenture under which the Senior Deferrable Notes have been issued contains no limit on the amount of additional debt that may be issued by us, but the indenture contains restrictions that may limit our ability to provide security for such additional debt and to enter into sale and lease-back transactions. The indenture contains customary events of default for securities of this type, including a default under, and acceleration of, other debt in an aggregate principal amount in excess of $5.0 million.

Credit Agreement

        In June 2002, we entered into a $145.0 million credit agreement with a syndicate of financial institutions. This facility includes $80.0 million in lending commitments for the issuance of revolving loans until the facility matures on June 25, 2005. Borrowings bear interest at variable rates, which do not exceed the banks' prime lending rates. The facility is unsecured. The credit agreement contains financial maintenance covenants requiring us to maintain a specified ratio of consolidated debt to consolidated total capitalization, a specified fixed charge coverage ratio and a specified consolidated total capital. The credit agreement also contains other restrictive covenants, that, among other things, impose limitations on our ability to create liens on our assets, merge, or consolidate with, or transfer (or permit any of our subsidiaries to transfer) assets, enter into transactions with affiliates, pay cash dividends or make distributions on account of our equity interests, repurchase equity and make certain other restricted payments. The credit agreement contains events of default that are customary for a transaction of this type, including a failure to pay, or acceleration of, other debt in an aggregate outstanding amount in excess of $10.0 million.

        In May 2003, we amended our credit facility to permit the May offering of the 2008 Senior Notes and the 2013 Senior Notes, to increase the facility to $155 million, as well as to provide an extension of the maturity date of the 364-day component of the facility to May 20, 2004. As of September 30, 2003, we had $103.6 million of borrowings outstanding under our $155.0 million credit facility and $4.8 million of outstanding letters of credit. The amended facility:

  •
  increased the maximum debt to total capitalization covenant, which requires us to maintain on the last day of each fiscal quarter a ratio of funded debt, defined as all debt having a final maturity of more than one year from the date of origin of such debt, all rentals due under all capitalized leases under which we are the lessee and off-balance sheet liabilities as defined in the credit agreement, plus an amount equal to the lowest 30-day average of short-term debt less $10 million, to a measure of total capitalization that is the sum of the aggregate principal amount of such debt then outstanding and consolidated net worth, from 65% to 70% through the earlier of (1) March 31, 2004 or (2) the sale of APC and the application of 50% of the portion of the proceeds of such sale that exceed $30,000,000 to indebtedness outstanding under the credit facility;

  •
  temporarily decreased the minimum fixed charge coverage ratio, as defined in our credit facility, from 1.5x to 1.2x for the first two quarters following the date of the May offering and to 1.33x for the successive two quarters following the May offering; and

  •
  provided other covenant relief, such as allowing us to incur additional debt in the form of the notes and to make payments with respect to financing costs and other premiums in connection with the Refinancing, to permit the May offering and allow additional financial flexibility.

        In September 2003, we amended the credit facility to adjust a component used to calculate the minimum fixed charge coverage ratio under the facility. In October 2003, we amended the terms of our credit agreement to exclude from the financial covenants contained therein, all non-cash goodwill and asset impairment charges that may be taken by our construction services business. Under our amended credit agreement, the net book value of the assets of any proposed sale cannot exceed 5% of the net book value of the assets of our company on a consolidated basis. As of September 30, 2003, the net book value of the construction services business was under 5% of the net book value of the assets of our company on a consolidated basis.

        In December 2003, we amended the credit facility to:

  •
  permit the Offering;

  •
  reduce aggregate commitments under the credit facility by $30.0 million to $125.0 million;

  •
  modify the debt-to-capitalization ratio covenant described above to 72% or less through March 31, 2004, so long as the sale of APC has not been consummated, and 65% or less thereafter; and

  •
  require that 50% of the portion of the proceeds from the sale of APC in excess of $90.0 million be used to repay indebtedness under the credit facility and permanently reduce commitments under the credit facility.

DESCRIPTION OF NOTES

        The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

  •
  will have been registered under the Securities Act;

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  will not bear the restrictive legends restricting their transfer under the Securities Act; and

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  will not contain the registration rights and additional interest provisions contained in the outstanding notes.

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "SEMCO Energy" refers only to SEMCO Energy, Inc. and not to any of its subsidiaries.

        SEMCO Energy issued the notes under an indenture dated as of May 15, 2003 among itself and Fifth Third Bank, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See "Transfer Restrictions." The notes are an additional issuance of 7 3/4% Senior Notes due 2013 under the May 15, 2003 indenture, under which $150,000,000 in aggregate principal amount of SEMCO Energy's 7 3/4% Senior Notes due 2013 were issued on May 15, 2003 (the "May-Issued 7 3/4% Notes). The notes issued pursuant to the Offering and the May-Issued 7 3/4% Notes will be treated as a single class of notes under the indenture, and the notes issued pursuant to the Offering, upon their exchange for the new notes, will trade as a single class of notes with the May-Issued 7 3/4% Notes. When we refer to the notes herein, we are referring to the notes issued pursuant to the Offering and the May Issued 7 3/4% Notes, unless the context requires otherwise. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture (unless otherwise noted) and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes

        The notes:

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  are general unsecured obligations of SEMCO Energy;

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  are pari passu in right of payment with all existing and future unsecured senior indebtedness of SEMCO Energy, including indebtedness under our credit facility; and

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  are senior in right of payment to all existing and future subordinated indebtedness of SEMCO Energy.

        Initially, none of our subsidiaries will guarantee the notes. Under the terms of the indenture, none of our subsidiaries will be required to guarantee the notes in the future unless they guarantee certain other debt of SEMCO Energy or incur certain debt of their own, as described under "—Certain Covenants—Future Subsidiary Guarantees." In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, our subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our subsidiaries generated 17.8% of our consolidated revenues for the nine months ended September 30, 2003 and held 19.3% of our consolidated total assets as of September 30, 2003. As of September 30, 2003, there was no debt other than trade payables at our subsidiaries. Total trade payables as of September 30, 2003 were $5.6 million. In addition, our ability to access the cash flow of our subsidiaries is subject to certain restrictions, as described under "—Certain Covenants—Restricted Payment." See "Risk Factors—The notes are structurally subordinated to all existing and future liabilities of our subsidairies."

        As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        SEMCO Energy originally issued the outstanding notes and will issue the new notes in an aggregate principal amount of $50.0 million. SEMCO Energy may issue additional notes, not limited in aggregate principal amount, from time to time after this exchange offer. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. SEMCO Energy will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2013.

        Interest on the notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on May 15 and November 15. SEMCO Energy will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to SEMCO Energy, SEMCO Energy will pay all principal, interest and premium and Additional Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless SEMCO Energy elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agents and Registrars for the Notes

        The trustee will initially act as paying agent and registrar. SEMCO Energy may change the paying agent or registrar without prior notice to the Holders of the notes, and SEMCO Energy or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. SEMCO Energy is not required to transfer or exchange any note selected for redemption. Also, SEMCO Energy is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

        At any time prior to May 15, 2006, SEMCO Energy may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 107.750% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more public or private offerings of its Equity Interests (other than Disqualified Stock); provided that:

(1)
at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding the notes held by SEMCO Energy and its Subsidiaries); and

(2)
the redemption occurs within 60 days of the date of the closing of such offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at SEMCO Energy's option prior to May 15, 2008.

        On or after May 15, 2008, SEMCO Energy may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2008	103.875%
2009	102.583%
2010	101.292%
2011 and thereafter	100.000%

        If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes for redemption as follows: (i) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed or (ii) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

Mandatory Redemption

        SEMCO Energy is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each Holder of the notes will have the right to require SEMCO Energy to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, SEMCO Energy will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within ten business days following any Change of Control, SEMCO Energy will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of

Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. SEMCO Energy will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, SEMCO Energy will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, SEMCO Energy will, to the extent lawful:

(1)
accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)
deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by SEMCO Energy.

        Each paying agent will promptly mail to each Holder of the notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        SEMCO Energy will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require SEMCO Energy to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable to the transaction giving rise to such requirement. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that SEMCO Energy repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        SEMCO Energy will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture, as generally described above, applicable to a Change of Control Offer made by SEMCO Energy and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. There are no other or differing requirements applicable to a third party.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of SEMCO Energy and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require SEMCO Energy to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SEMCO Energy and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
SEMCO Energy (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)
the fair market value is determined by SEMCO Energy's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

(3)
except in the case of a Construction Business Disposition, at least 75% of the consideration received in the Asset Sale by SEMCO Energy or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on SEMCO Energy's most recent consolidated balance sheet, of SEMCO Energy or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantees of the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases SEMCO Energy or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by SEMCO Energy or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by SEMCO Energy or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)
property or assets received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds under clauses (2), (3) or (4) under the next succeeding paragraph below.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, SEMCO Energy or any such Restricted Subsidiary may apply (or enter into a definitive agreement for such application within such 360-day period; provided that such capital expenditure or acquisition is closed within 90 days after the end of such 360-day period) those Net Proceeds as follows:

(1)
in the case of APCO Sale Proceeds only, to repay Indebtedness of SEMCO Energy that is pari passu with the notes;

(2)
in the case of Net Proceeds from the sale of assets financed with Permitted Debt of the kind permitted by clause (4) of the definition of Permitted Debt, to repay such Permitted Debt;

(3)
in the case of all Net Proceeds, to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(4)
in the case of all Net Proceeds, to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(5)
in the case of all Net Proceeds, to make a capital expenditure; or

(6)
in the case of all Net Proceeds, to acquire other long-term assets that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, SEMCO Energy may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph, including, without limitation, any Net Proceeds from a Construction Business Disposition, will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, SEMCO Energy will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, SEMCO Energy may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        SEMCO Energy will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, SEMCO Energy will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The agreements governing SEMCO Energy's other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require SEMCO Energy to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on SEMCO Energy. Finally, SEMCO Energy's ability to pay cash to the Holders of notes upon a repurchase may be limited by SEMCO Energy's then existing financial resources. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes."

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)
if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)
if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of the notes upon cancellation of the original note. The notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of them called for redemption.

Certain Covenants

  Changes in Covenants when Notes Rated Investment Grade

        If on any date following the date of the indenture:

(1)
the notes are rated Baa3 or better by Moody's and BBB- or better by S&P (or, if either such entity ceases to rate such notes for reasons outside of the control of SEMCO Energy, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by SEMCO Energy as a replacement agency); and

(2)
no Default or Event of Default shall have occurred and be continuing under the indenture,

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the notes, the covenants specifically listed under the following captions in this prospectus will no longer be applicable to the notes:

(1)
"—Repurchase at the Option of Holders—Asset Sales;"

(2)
"—Restricted Payments;"

(3)
"—Incurrence of Indebtedness and Issuance of Preferred Stock;"

(4)
"—Dividend and Other Payment Restrictions Affecting Subsidiaries;"

(5)
"—Future Subsidiary Guarantees;"

(6)
"—Designation of Restricted and Unrestricted Subsidiaries;"

(7)
"—Transactions with Affiliates;"

(8)
"—Business Activities;"

(9)
clause (4) of the covenant listed under "—Merger, Consolidation or Sale of Assets;" and

(10)
clauses (1)(a) and (3) of the covenant listed under "—Sale and Leaseback Transactions."

        There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

  Restricted Payments

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of SEMCO Energy's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving SEMCO Energy or any of its Restricted Subsidiaries) or to the direct or indirect holders of SEMCO Energy's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of SEMCO Energy or to SEMCO Energy or a Restricted Subsidiary of SEMCO Energy);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving SEMCO Energy) any Equity Interests of SEMCO Energy or any direct or indirect parent of SEMCO Energy;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of SEMCO Energy or any of its Restricted Subsidiaries that is by its terms subordinated to the notes or any Guarantees of the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4)
make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1)
no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
SEMCO Energy would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the indenture shall not exceed, at the date of determination, the sum, without duplication, of:

(a)
an amount equal to SEMCO Energy's Consolidated Cash Flow from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of SEMCO Energy's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.75 times SEMCO Energy's Consolidated Interest Expense from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of SEMCO Energy's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus

(b)
an amount equal to the net cash proceeds received by SEMCO Energy from the sale of Equity Interests since the date of the indenture (other than (i) sales of Disqualified Stock, and (ii) Equity Interests sold to any of SEMCO Energy's Subsidiaries) or from the sale since the date of the indenture of convertible or exchangeable Disqualified Stock of SEMCO Energy or debt securities of SEMCO Energy, in either case, that have been converted into or exchanged for such Equity Interests, plus

(c)
to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)
to the extent that any Unrestricted Subsidiary of SEMCO Energy is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of SEMCO Energy's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(e)
an amount equal to any dividends received by SEMCO Energy or any of its Restricted Subsidiaries since the date of the indenture from an Unrestricted Subsidiary to the extent that such dividends were not otherwise included in SEMCO Energy's Consolidated Net Income.

        The preceding provisions will not prohibit:

(1)
the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)
so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of SEMCO Energy or any of its Restricted Subsidiaries or of any Equity Interests of SEMCO Energy in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of SEMCO Energy) of, Equity Interests of SEMCO Energy (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3)
so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of SEMCO Energy or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)
the payment of any dividend or distribution by a Restricted Subsidiary of SEMCO Energy to the holders of its Equity Interests on a pro rata basis;

(5)
so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SEMCO Energy or any Restricted Subsidiary of SEMCO Energy held by any member of SEMCO Energy's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

(6)
so long as no Default has occurred and is continuing or would be caused thereby, the payment of regular quarterly dividends on Capital Stock of SEMCO Energy in an aggregate amount not to exceed $13.5 million in any twelve-month period; and

(7)
so long as no Default has occurred and is continuing or would be caused thereby, the payment of other Restricted Payments in an aggregate amount since the date of the indenture not to exceed $15.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by SEMCO Energy or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $5.0 million, by an officer of SEMCO Energy and, in the case of amounts $5.0 million or more, by the Board of Directors whose resolution with respect thereto will be delivered to the trustee.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and SEMCO Energy will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that SEMCO Energy may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for SEMCO Energy's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1)
the incurrence by SEMCO Energy or any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of SEMCO Energy and its Restricted Subsidiaries thereunder) not to exceed $155.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by SEMCO Energy or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" (except that APCO Sale Proceeds may be applied to repay Indebtedness under a Credit Facility without reducing the amount available under this clause (1) for borrowing thereafter);

(2)
the incurrence by SEMCO Energy or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)
the incurrence by SEMCO Energy of Indebtedness represented by the notes issued on the date of the indenture and the exchange notes to be issued pursuant to the registration rights agreement dated the date of the indenture and the incurrence by any Guarantor of the Guarantee of any such notes;

(4)
the incurrence by SEMCO Energy or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations and/or Attributable Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SEMCO Energy or any Guarantor, in an aggregate principal amount (or notional principal amount, in the case of Attributable Debt), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5)
the incurrence by SEMCO Energy or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (9) of this paragraph;

(6)
the incurrence by SEMCO Energy or any Restricted Subsidiary of intercompany Indebtedness between or among SEMCO Energy and any of its Restricted Subsidiaries; provided, however, that:

(a)
if SEMCO Energy is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SEMCO Energy or a Restricted Subsidiary of

    SEMCO Energy and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either SEMCO Energy or a Restricted Subsidiary of SEMCO Energy; will be deemed, in each case, to constitute an incurrence of such Indebtedness by SEMCO Energy or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)
the incurrence by SEMCO Energy or any Guarantor of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes;

(8)
the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of SEMCO Energy as accrued;

(9)
the incurrence by SEMCO Energy or any of its Restricted Subsidiaries of Indebtedness in respect of bankers acceptances and bid, performance or surety bonds issued for the account of SEMCO Energy in the ordinary course of business (in each case other than for an obligation for money borrowed); and

(10)
the incurrence by SEMCO Energy or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $15.0 million.

        Neither SEMCO Energy nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of SEMCO Energy or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and any Guarantee of the notes on substantially identical terms; provided, however, that no Indebtedness of SEMCO Energy or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of SEMCO Energy or such Guarantor solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, SEMCO Energy will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

  Liens

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) on any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Sale and Leaseback Transaction

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that SEMCO Energy may enter into a sale and leaseback transaction if:

(1)
SEMCO Energy could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or pursuant to clause (4) of the definition of Permitted Debt and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"

(2)
the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)
the transfer of assets in that sale and leaseback transaction is permitted by, and SEMCO Energy applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to SEMCO Energy or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to SEMCO Energy or any of its Restricted Subsidiaries;

(2)
make loans or advances to SEMCO Energy or any of its Restricted Subsidiaries; or

(3)
transfer any of its properties or assets to SEMCO Energy or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
the indenture, the notes and any Guarantees of the notes and other agreements existing on the date of the indenture;

(2)
applicable law;

(3)
customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(4)
any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(5)
Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(6)
provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(7)
restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)
any restriction applicable to a Restricted Subsidiary of SEMCO Energy created to issue trust preferred securities; provided that such Restricted Subsidiary does not own or operate all or any portion of SEMCO Energy's businesses; and

(9)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation or Sale of Assets

        SEMCO Energy may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not SEMCO Energy is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of SEMCO Energy and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)
either: (a) SEMCO Energy is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than SEMCO Energy) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)
the Person formed by or surviving any such consolidation or merger (if other than SEMCO Energy) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of SEMCO Energy under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)
immediately after such transaction, no Default or Event of Default exists; and

(4)
SEMCO Energy or the Person formed by or surviving any such consolidation or merger (if other than SEMCO Energy), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        In addition, SEMCO Energy may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among SEMCO Energy and any of its Restricted Subsidiaries.

  Future Subsidiary Guarantees

        If any Restricted Subsidiary of SEMCO Energy incurs any Indebtedness (other than intercompany Indebtedness), guarantees any Indebtedness of SEMCO Energy, pledges any of its assets to secure any Indebtedness of SEMCO Energy or otherwise provides direct credit support for any Indebtedness of SEMCO Energy, then, in each case, such Restricted Subsidiary will become a Guarantor of the notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which such Restricted Subsidiary so incurs Indebtedness, guarantees, pledges its assets or otherwise provides direct credit support; provided, however, a Restricted

Subsidiary of SEMCO Energy will not be required to become a Guarantor of the notes solely by reason of incurring Indebtedness under clauses (2) or (9) of the definition of Permitted Debt or by incurring Liens under clauses (2), (4), (5), (6), (7), (8), (9), (11) or (13) of the definition of Permitted Liens. In addition, SEMCO Energy may elect that any Subsidiary of SEMCO Energy become a Guarantor.

        The Guarantee of the notes of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of SEMCO Energy, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

(2)
in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of SEMCO Energy; provided that such sale shall be subject to the "Asset Sale" provisions of the indenture; or

(3)
if SEMCO Energy properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary of SEMCO Energy in accordance with the provisions of the indenture.

        See "—Repurchase at the Option of Holders—Asset Sales."

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event may any of SEMCO Energy's regulated utility businesses, now or hereafter operating, be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by SEMCO Energy and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by SEMCO Energy. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Upon any such redesignation or other designation as a Restricted Subsidiary, such Subsidiary will become a Guarantor and execute supplemental indentures if so required under the covenant described above under the caption "—Future Subsidiary Guarantees."

  Transactions with Affiliates

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to SEMCO Energy or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SEMCO Energy or such Restricted Subsidiary with an unrelated Person; and

(2)
SEMCO Energy delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to SEMCO Energy of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment agreement entered into by SEMCO Energy or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of SEMCO Energy or such Restricted Subsidiary;

(2)
transactions between or among SEMCO Energy and/or its Restricted Subsidiaries;

(3)
transactions with a Person that is an Affiliate of SEMCO Energy solely because SEMCO Energy owns an Equity Interest in, or controls, such Person;

(4)
payment of reasonable directors fees and provision to directors, officers and employees of customary indemnities and customary benefits pursuant to employee benefits plans and similar arrangements;

(5)
sales of Equity Interests (other than Disqualified Stock) to Affiliates of SEMCO Energy; and

(6)
Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments."

  Business Activities

        SEMCO Energy will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to SEMCO Energy and its Subsidiaries taken as a whole.

  Payments for Consent

        SEMCO Energy will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of the notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or such notes unless such consideration is offered to be paid and is paid to all Holders of such notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the SEC's rules and regulations, so long as any notes are outstanding, SEMCO Energy will furnish to the Holders of such notes, within the time periods specified in the SEC's rules and regulations:

(1)
all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if SEMCO Energy were required to file such reports; and

(2)
all current reports that would be required to be filed with the SEC on Form 8-K if SEMCO Energy were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on SEMCO Energy's consolidated financial statements by SEMCO Energy's certified independent accountants. In addition, SEMCO Energy will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

        If, at any time, SEMCO Energy is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, SEMCO Energy will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. SEMCO Energy agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept SEMCO Energy's filings for any reason, SEMCO Energy will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if SEMCO Energy were required to file those reports with the SEC.

        In addition, SEMCO Energy agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the SEC, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        With respect to the notes, each of the following is an Event of Default:

(1)
default for 30 days in the payment when due of interest on, or Additional Interest with respect to, such notes;

(2)
default in payment when due of the principal of, or premium, if any, on such notes,

(3)
failure by SEMCO Energy or any of its Subsidiaries for 30 days after notice to SEMCO Energy from the trustee or the holders of at least 25% of the outstanding principal amount of such notes to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Certain Covenants—Merger, Consolidation or Sale of Assets," "—Certain Covenants—Restricted Payments" or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

(4)
failure by SEMCO Energy or any of its Subsidiaries for 60 days after notice to SEMCO Energy from the trustee or the holders of at least 25% of the outstanding principal amount of the notes to comply with any of the other agreements in the indenture;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by SEMCO Energy or any of its Restricted Subsidiaries (or the payment of which is guaranteed by SEMCO Energy or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)
failure by SEMCO Energy or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)
except as permitted by the indenture, any Guarantee relating to such notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

(8)
certain events of bankruptcy or insolvency described in the indenture with respect to SEMCO Energy or any of its Restricted Subsidiaries.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to SEMCO Energy, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or such notes except as provided in the indenture. Subject to certain limitations, with respect to the notes, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

        With respect to the notes, the Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of SEMCO Energy with the intention of avoiding payment of the premium that SEMCO Energy would have had to pay if SEMCO Energy then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to May 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of SEMCO Energy with the intention of avoiding the prohibition on redemption of the notes prior to May 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        SEMCO Energy is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, SEMCO Energy is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of SEMCO Energy or any Guarantor, as such, will have any liability for any obligations of SEMCO Energy or any Guarantors under the notes, the indenture, any Guarantees of the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        SEMCO Energy may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of any Guarantors discharged with respect to their respective Guarantees of such notes ("Legal Defeasance") except for:

(1)
the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)
SEMCO Energy's obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)
the rights, powers, trusts, duties and immunities of the trustee, and SEMCO Energy's and any Guarantor's obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the indenture.

        In addition, SEMCO Energy may, at its option and at any time, elect to have the obligations of SEMCO Energy and any Guarantor released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
SEMCO Energy must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the redemption date, as the case may be, and SEMCO Energy must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, SEMCO Energy has delivered to the trustee an opinion of counsel reasonably acceptable to such trustee confirming that (a) SEMCO Energy has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, SEMCO Energy has delivered to the trustee an opinion of counsel reasonably acceptable to such trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit under the indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which SEMCO Energy or any of its Subsidiaries is a party or by which SEMCO Energy or any of its Subsidiaries is bound;

(6)
SEMCO Energy must deliver to the trustee an officers' certificate stating that the deposit was not made by SEMCO Energy with the intent of preferring the Holders of the notes over the other creditors of SEMCO Energy with the intent of defeating, hindering, delaying or defrauding creditors of SEMCO Energy or others; and

(7)
SEMCO Energy must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the notes, any Guarantee of the notes and the indenture may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the notes, any Guarantee of the notes and the indenture may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

        With respect to the notes, without the consent of each Holder affected, an amendment or waiver may not (with respect to any such notes held by a non-consenting Holder):

(1)
reduce the principal amount of such notes whose Holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

(3)
reduce the rate of or change the time for payment of interest on any such note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on such notes (except a rescission of acceleration of such notes by the Holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration);

(5)
make any note payable in money other than that stated in such notes;

(6)
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of such notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such notes;

(7)
waive a redemption payment with respect to any such note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

(8)
release any Guarantor from any of its obligations under its Guarantee of such notes or the indenture, except in accordance with the terms of such indenture;

(9)
make any change in the preceding amendment and waiver provisions.

        With respect to the notes, notwithstanding the preceding, without the consent of any Holder of notes, SEMCO Energy, the Guarantors and the trustee may amend or supplement the indenture, such notes or such related Guarantees of the notes:

(1)
to cure any ambiguity, defect or inconsistency;

(2)
to provide for uncertificated notes in addition to or in place of certificated such notes;

(3)
to provide for the assumption of SEMCO Energy's obligations to Holders of such notes in the case of a merger or consolidation or sale of all or substantially all of SEMCO Energy's assets;

(4)
to make any change that would provide any additional rights or benefits to the Holders of such notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5)
to comply with requirements of the SEC under the Securities Act or the Exchange Act or in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)
to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7)
to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to such notes; or

(8)
to conform the text of the indenture, the notes or the Guarantees with respect to such notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Guarantees with respect to such notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)
either:

(a)
all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and the notes for whose payment money has been deposited in trust and thereafter repaid to SEMCO Energy, have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and SEMCO Energy or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which SEMCO Energy or any Guarantor is a party or by which SEMCO Energy or any Guarantor is bound;

(3)
SEMCO Energy or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)
SEMCO Energy has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, SEMCO Energy must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of SEMCO Energy or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of the notes unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to SEMCO Energy, Inc., 28470 13 Mile Road, Suite 300, Farmington Hills, Michigan 48334, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will initially be issued in the form of one more Global Notes (the "Global Notes") in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

        The Global Notes will be deposited upon issuance with the applicable trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, such indirect participants being Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. SEMCO Energy takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised SEMCO Energy that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised SEMCO Energy that, pursuant to procedures established by it:

(1)
upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the trustee with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have the notes registered in their names, will not receive physical delivery of the notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, SEMCO Energy and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither SEMCO Energy, the trustee nor any of SEMCO Energy's or the trustee's agents has or will have any responsibility or liability for:

(1)
any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised SEMCO Energy that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or SEMCO Energy. Neither SEMCO Energy nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and SEMCO Energy and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised SEMCO Energy that it will take any action permitted to be taken by a Holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to the Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither SEMCO Energy nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

(1)
DTC (a) notifies SEMCO Energy that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, SEMCO Energy fails to appoint a successor depositary;

(2)
SEMCO Energy, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)
there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may be exchanged for beneficial interests in any Global Note as provided in the indenture.

Same Day Settlement and Payment

        SEMCO Energy will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. SEMCO Energy will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. SEMCO Energy expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised SEMCO Energy that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Additional Interest

        The following description is a summary of the material provisions of the registration rights agreement. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See "—Additional Information."

        SEMCO Energy, the Guarantors, if any, and the Initial Purchaser entered into the registration rights agreement on December 17, 2003. Pursuant to the registration rights agreement, SEMCO Energy and the Guarantors, if any, agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, SEMCO Energy and the Guarantors, if any, will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for the exchange notes.

        Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely tradeable by Holders after the Exchange Offer without further registration under the Securities Act, if the Holder of the exchange notes represents, among other things, that at the time of the consummation of the Exchange Offer: it is not an affiliate of ours, it is not engaged in, and does not intend to engage in, and has no arrangements or understanding with any Person to participate in, a distribution of the exchange notes that are issued in the Exchange Offer, and it is acquiring the exchange notes in the Exchange Offer in its ordinary course of business.

        If:

(1)
SEMCO Energy and the Guarantors, if any, are not

(a)
required to file the Exchange Offer Registration Statement; or

(b)
permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2)
any Holder of Transfer Restricted Securities notifies SEMCO Energy prior to the 20th day following consummation of the Exchange Offer that:

(a)
it is prohibited by law or SEC policy from participating in the Exchange Offer; or

(b)
it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it; or

(c)
it is a broker-dealer and owns notes acquired directly from SEMCO Energy or an affiliate of SEMCO Energy,

SEMCO Energy and the Guarantors, if any, will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the Transfer Restricted Securities by the Holders of the Transfer Restricted Securities who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        For purposes of the preceding, "Transfer Restricted Securities" means each note until the earliest of:

(1)
the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2)
following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)
the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)
the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

        The registration rights agreement provides that:

(1)
SEMCO Energy and the Guarantors, if any, will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the closing of this offering;

(2)
SEMCO Energy and the Guarantors, if any, will use their respective reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the closing of this offering;

(3)
unless the Exchange Offer would not be permitted by applicable law or SEC policy, SEMCO Energy and the Guarantors, if any, will

(a)
commence the Exchange Offer; and

(b)
use their respective reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4)
if obligated to file the Shelf Registration Statement, SEMCO Energy and the Guarantors, if any, will use their respective reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 105 days after such obligation arises.

        If:

(1)
SEMCO Energy and the Guarantors, if any, fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2)
any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

(3)
SEMCO Energy and the Guarantors, if any, fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)
the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then SEMCO Energy and the Guarantors, if any, will pay Additional Interest to each Holder of the notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the notes held by such Holder.

        The amount of the Additional Interest will increase by an additional $.05 per week per $1,000 principal amount of the notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of the notes.

        All accrued Additional Interest will be paid by SEMCO Energy and the Guarantors, if any, on the next scheduled interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        SEMCO Energy will not be required to pay Additional Interest for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

        Holders of the notes will be required to make certain representations to SEMCO Energy (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify SEMCO Energy and the Guarantors, if any, against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of the notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from SEMCO Energy.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)
Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all Additional Interest then owing pursuant to the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "APCO Sale Proceeds" means any Net Proceeds received in connection with a sale or other disposition of the business or assets owned by Alaska Pipeline Company on the date of the indenture.

        "Asset Sale" means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of SEMCO Energy and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2)
the issuance of Equity Interests by any of SEMCO Energy's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)
any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(2)
a transfer of assets between or among SEMCO Energy and its Subsidiaries,

(3)
an issuance of Equity Interests by a Subsidiary to SEMCO Energy or to another Subsidiary;

(4)
the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

(5)
the sale or other disposition of cash or Cash Equivalents; and

(6)
a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Asset Sale Offer" has the meaning assigned to such term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

(1)
with respect to a corporation, the board of directors of the corporation;

(2)
with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)
with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

(1)
in the case of a corporation, corporate stock;

(2)
in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)
in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

(1)
United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

(6)
money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of SEMCO Energy and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)
the adoption of a plan relating to the liquidation or dissolution of SEMCO Energy;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of SEMCO Energy, measured by voting power rather than number of shares; or

(4)
the first day on which a majority of the members of the Board of Directors of SEMCO Energy are not Continuing Directors.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)
an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)
Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period to the extent that any such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4)
depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)
any unusual or non-recurring items of loss or expense incurred in connection with the initial offering of notes under the indenture and the use of proceeds therefrom; minus

(6)
non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments (if any) made or received pursuant to Hedging Obligations); plus

(2)
the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4)
the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) (i) in the case of trust preferred dividend payments, one and (ii) in the case of other dividend payments, a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)
the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)
the cumulative effect of a change in accounting principles will be excluded.

        "Construction Business Disposition" means the sale or other disposition of all or a portion of the assets of SEMCO Energy's construction services business segment; provided that:

(1)
SEMCO Energy would, at the time of such disposition and after giving pro forma effect thereto as if such disposition had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

(2)
the consideration received by SEMCO Energy or a Restricted Subsidiary in connection with such disposition is at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the assets that are the subject of that disposition;

(3)
such disposition is not to a Person that would be an Affiliate of SEMCO Energy (otherwise as a result of SEMCO Energy's ownership interests in such Person); and

(4)
the fair market value of the assets disposed of does not exceed 10% of the total fair market value of SEMCO Energy on a consolidated basis, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of SEMCO Energy who:

(1)
was a member of such Board of Directors on the date of the indenture; or

(2)
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, dated as of June 25, 2002, by and among SEMCO Energy, Standard Federal Bank N.A., as administrative agent, and the several banks and other financial institutions party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require SEMCO Energy to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that SEMCO Energy may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of SEMCO Energy and its Subsidiaries (other than Indebtedness under the Credit Agreement), including intercompany Indebtedness underlying the trust preferred securities of SEMCO Energy's Subsidiaries, in existence on the date of the indenture, until such amounts are repaid.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)
the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each Restricted Subsidiary of SEMCO Energy that executes a Guarantee of the notes in accordance with the provisions of the indenture, and its successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1)
interest rate, currency or commodity swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)
other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices; and

(3)
commodity futures contracts, commodity options or other similar agreements or arrangements designed to protect against fluctuations in the price of commodities used by such Person at the time, including fixed price gas supply purchase contracts.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)
in respect of borrowed money;

(2)
evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)
in respect of banker's acceptances;

(4)
representing Capital Lease Obligations;

(5)
representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)
representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

(1)
the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)
the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)
in the case of any Hedging Obligation, the net amount payable if such Hedging Obligation is terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off).

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables of SEMCO Energy and its Subsidiaries arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If SEMCO Energy or any Subsidiary of SEMCO Energy sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of SEMCO Energy such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of SEMCO Energy, SEMCO Energy will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of SEMCO Energy's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by SEMCO Energy or any Subsidiary of SEMCO Energy of a Person that holds an Investment in a third Person will be deemed to be an Investment by SEMCO Energy or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)
any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by SEMCO Energy or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

(1)
as to which neither SEMCO Energy nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of SEMCO Energy or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)
as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of SEMCO Energy or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the business of operating one or more regulated utilities and other businesses that are ancillary, reasonably related thereto, or which are a reasonable extension thereof as determined in good faith by the Board of Directors of SEMCO Energy, including, without limitation, the businesses conducted by SEMCO Energy and its Subsidiaries on the date of the indenture.

        "Permitted Investments" means:

(1)
any Investment in SEMCO Energy or in a Restricted Subsidiary of SEMCO Energy;

(2)
any Investment in Cash Equivalents;

(3)
any Investment by SEMCO Energy or any Restricted Subsidiary of SEMCO Energy in a Person, if as a result of such Investment:

(a)
such Person becomes a Restricted Subsidiary of SEMCO Energy and, if required under the covenant described above under the caption "—Certain Covenants—Future Subsidiary Guarantees," a Guarantor; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SEMCO Energy or a Restricted Subsidiary of SEMCO Energy that, if required under the covenant described above under the caption "—Certain Covenants—Future Subsidiary Guarantees," is a Guarantor;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

(5)
any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of SEMCO Energy;

(6)
any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; and

(7)
Hedging Obligations.

        "Permitted Liens" means:

(1)
Liens in favor of SEMCO Energy or any Guarantor;

(2)
Liens on assets of SEMCO Energy or any of its Restricted Subsidiaries to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(3)
Liens on assets of SEMCO Energy or any Guarantor to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

(4)
Liens on assets of SEMCO Energy or any of its Restricted Subsidiaries existing on the date of the indenture;

(5)
Liens on assets of SEMCO Energy or any of its Restricted Subsidiaries for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6)
Liens on assets of SEMCO Energy or any of its Restricted Subsidiaries incurred or deposits made in the ordinary course of business, including but not limited to, (i) any mechanics,' materialmens,' carriers,' workmens,' vendors' or other like Liens and (ii) Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

(7)
Liens on assets of SEMCO Energy or any of its Restricted Subsidiaries incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), government contracts, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business;

(8)
rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of SEMCO Energy or a Restricted Subsidiary of SEMCO Energy or in connection with the issuance of letter of credit for the benefit of SEMCO Energy or a Restricted Subsidiary of SEMCO Energy;

(9)
Liens that arise pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings and Liens that secure the reimbursement obligations for any bonds obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of any such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or Liens in favor of a plaintiff or a defendant in any action before a court or tribunal as security for costs and/or other expenses;

(10)
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to above, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or a part of the same assets that were covered by the Lien extended, renewed or replaced (plus improvements on such assets);

(11)
minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of SEMCO Energy and its Restricted Subsidiaries of which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the operation of the business of SEMCO Energy and its Restricted Subsidiaries;

(12)
Liens on assets of SEMCO Energy or any of its Restricted Subsidiaries securing trade payables for natural gas purchases but only to the extent such Liens are required from suppliers generally in accordance with the then-customary market practice;

(13)
Liens on assets of SEMCO Energy or any of its Restricted Subsidiaries incurred in the ordinary course of business of SEMCO Energy with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of SEMCO Energy or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SEMCO Energy or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)
such Indebtedness is incurred either by SEMCO Energy or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to maturity; provided, however, that if the period from the Redemption Date to maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of SEMCO Energy that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)
has no Indebtedness other than Non-Recourse Debt;

(2)
is not party to any agreement, contract, arrangement or understanding with SEMCO Energy or any Restricted Subsidiary of SEMCO Energy unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SEMCO Energy or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SEMCO Energy;

(3)
is a Person with respect to which neither SEMCO Energy nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)
has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SEMCO Energy or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of SEMCO Energy as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of SEMCO Energy as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," SEMCO Energy will be in default of such covenant. The Board of Directors of SEMCO Energy may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of SEMCO Energy of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such

Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Upon any such designation as a Restricted Subsidiary, such Subsidiary will become a Guarantor and execute supplemental indentures if so required under the covenant described above under the caption "—Certain Covenants—Future Subsidiary Guarantees."

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)
the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal tax consequences of the exchange of outstanding notes for new notes and of the beneficial ownership and disposition of new notes.

        This summary is based on the Internal Revenue Code of 1986, referred to herein as the "Code," regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only the tax consequences to investors that own the outstanding notes and will own the new notes as capital assets and not as part of a hedge, straddle, conversion, constructive sale or other risk reduction transaction for federal income tax purposes. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, partnerships or other entities treated as partnerships for federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). We will not seek a ruling from the Internal Revenue Service, referred to herein as the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not the record holder. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

Federal Income Tax Consequences to U.S. Holders

        The following is a general discussion of the material U.S. federal income tax consequences of the exchange of outstanding notes for new notes and of the beneficial ownership and disposition of the notes by a holder that is a U.S. person, referred to herein as a "U.S. Holder." For purposes of this discussion, a U.S. person means:

  •
  a citizen or resident of the United States (as defined for federal income tax purposes);

  •
  a corporation or other business entity treated as a corporation created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 20, 1996.

The Exchange Offer

        The exchange of outstanding notes for new notes pursuant to this exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any new notes received by you will be treated as a continuation of your investment in the outstanding notes. As a result, there will be no U.S. federal income tax consequences to you resulting from the exchange offer and you will have the same adjusted tax basis and holding period in the new notes as you had in the outstanding notes immediately prior to the exchange.

Treatment of Interest

        Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is accrued or received (in accordance with the U.S. Holder's method of tax accounting).

Market Discount

        If a U.S. Holder purchases a new note (or purchased an outstanding note and exchanges it for a new note) for an amount that is less than the stated principal amount of the note, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of the acquisition.

        A U.S. Holder holding a note with market discount generally will be required to treat any full or partial principal payment, or any gain upon the sale, exchange or retirement (including redemption or repurchase) of the note, as ordinary income to the extent of the accrued market discount on the note that such holder has not previously included in income. A U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a note with market discount.

        In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue the market discount under a constant yield method. A U.S. Holder may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield method), rather than on disposition of the note, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in gross income on an accrual basis, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. The holder's tax basis in the notes will be increased by the amount of any market discount included in gross income under such an election.

Amortizable Bond Premium

        In general, if a U.S. Holder purchases a new note (or purchased an outstanding note and exchanges it for a new note) for an amount in excess of the sum of all amounts payable on the note (other than stated interest payments), such excess will be considered to be "amortizable bond premium." A U.S. Holder generally may elect to amortize the bond premium over the remaining term of the note on a constant yield method as an offset to interest. Special rules apply to determine the amount of amortizable bond premium on debt instruments (such as the notes) that may be redeemed prior to maturity at the issuer's option. Under these rules, a U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note.

        If a U.S. Holder elects to amortize bond premium, its tax basis in the note will be reduced by the amount of allowable amortization. The election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made, and is irrevocable without the consent of the IRS.

        The rules regarding market discount and amortizable bond premium are complex, and you should consult your own tax advisors regarding these rules.

Treatment of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts representing accrued and unpaid interest not previously included in income) and the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note will be, in general, the cost of the note to the U.S. Holder, increased by any market discount included in income and decreased by any amortizable bond premium. Subject to the market discount rules discussed above, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally subject to U.S. federal income tax at a preferential rate. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code.

Federal Tax Consequences to Non-U.S. Holders

        The following is a general discussion of the U.S. federal income and estate tax consequences of the exchange offer, and of the beneficial ownership and disposition of new notes by a holder that is not a partnership or a U.S. person, referred to herein as a "Non-U.S. Holder." For purposes of the following discussion, any interest income and any gain realized on the sale, exchange or other disposition of a note will be considered "U.S. trade or business income" if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

The Exchange Offer

        The exchange of outstanding notes for new notes pursuant to this exchange offer will not be a taxable sale or exchange for U.S. federal income tax purposes.

Treatment of Interest

        A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on a note if each of the following requirements is satisfied:

  •
  The interest is not U.S. trade or business income (as defined above).

  •
  The Non-U.S. Holder provides to us or our paying agent a properly completed IRS Form W-8BEN (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

  •
  The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of our stock.

  •
  The Non-U.S. Holder is not a "controlled foreign corporation" (as defined for federal income tax purposes) that is actually or constructively related to us.

        If all of these conditions are not met, a 30% U.S. withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or our paying agent a properly completed IRS Form W-8BEN (or successor form), or an appropriate substitute form. The second exception is that the interest is U.S. trade or business income (as defined above) and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or successor form), or an appropriate substitute form. In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes on a net income basis in the same manner as a U.S. Holder, as described above. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge Non-U.S. Holders to consult their own tax advisors for information on the impact of these withholding regulations.

Treatment of Dispositions of Notes

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

  •
  such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

  •
  the gain is U.S. trade or business income (as defined above).

Treatment of Notes for U.S. Federal Estate Tax Purposes

        A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income (as defined above).

U.S. Information Reporting Requirements and Backup Withholding

        When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments.

        Certain non-corporate U.S. Holders may be subject to backup withholding (currently at a rate of 28%) on payments made on or with respect to the notes and on payment of the proceeds from the disposition of a note. In general, backup withholding will apply to a U.S. Holder only if the U.S. Holder:

  •
  fails to furnish its Taxpayer Identification Number, or TIN, which for an individual is his or her Social Security Number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed properly to report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

        A U.S. Holder will be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 (or successor form), or an appropriate substitute form, to us or our paying agent.

        A Non-U.S. Holder that provides an IRS Form W-8BEN (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person, will not be subject to U.S. backup withholding and generally will not be subject to IRS information reporting requirements provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person or otherwise does not satisfy the requirements of an exemption.

        The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States, referred to as a U.S. related person. In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge (or reason to know) to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of notes).

        Backup withholding is not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that certain required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

        The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 24, 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as set forth in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

NOTICE TO CANADIAN RESIDENTS

        Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Note holders resident in Canada are advised to seek legal advice prior to any resale of the notes.

LEGAL MATTERS

        Certain legal matters in connection with the offering and sale of the notes regarding the validity and enforceability of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain other legal matters will be passed upon for us by Dickinson Wright PLLC, Detroit, Michigan.

EXPERTS

        Our consolidated financial statements as of December 31, 2002 and for the year then ended, included elsewhere in this prospectus, have been so included in reliance on the report of

PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Our consolidated financial statements as of December 31, 2001 and 2000 and for the years then ended, included elsewhere in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included herein. Arthur Andersen LLP has not consented to the incorporation by reference to their report, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. In May 2002, our Board of Directors voted to discontinue using Arthur Andersen LLP to audit our financial statements for the year ending December 31, 2002. We had previously retained Arthur Andersen LLP to review our financial statements for the quarter ended March 31, 2002. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by them or any omission to state a material fact required to be stated therein. See "Risk Factors—You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountants, with respect to our financial statements that were audited by Arthur Andersen." On May 28, 2002, we appointed PricewaterhouseCoopers LLP to audit our financial statements for the year ending December 31, 2002. During 2000 and 2001, there were no disagreements or reportable events as described in Item 304(a) of Regulation S-K promulgated by the SEC between Arthur Andersen LLP and us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act, we file reports and other information with the SEC. You may read and, for a fee, copy any document that we file with the SEC at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

        Our reports and other information that are filed with the SEC are not incorporated by reference into this prospectus except that the information under the section entitled "Stock Outstanding and Voting Rights" and "Compensation of Executive Officers and Directors" starting on pages 4 and 11, respectively, of our Proxy Statement, dated March 10, 2003 (and incorporated by reference to the annual report on Form 10-K filed on March 14, 2003), is incorporated into this prospectus by reference. We also incorporate by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering from the dates of the filing of these documents with the SEC.

        We maintain a website on the Internet at address http://www.semcoenergy.com. We make available free of charge on or through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus.

        You may also request a copy of these filings at no cost, by writing or telephoning us at the following address:

    SEMCO Energy, Inc.
    Attention: Corporate Secretary
    28470 13 Mile Road, Suite 300
    Farmington Hills, MI 48334
    (248) 702-6000

SEMCO ENERGY, INC. AND ITS CONSOLIDATED SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORTS OF INDEPENDENT ACCOUNTANTS

         To SEMCO Energy, Inc.:

        In our opinion, the accompanying consolidated statements of financial position and capitalization as of December 31, 2002 and the related consolidated statements of operations, changes in common shareholders' equity and cash flows present fairly, in all material respects, the financial position of SEMCO Energy, Inc. and its subsidiaries at December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, prior to the inclusion of the goodwill transitional disclosures in Note 1, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated February 7, 2002.

        As explained in Note 1 to the financial statements, effective January 1, 2002, SEMCO Energy, Inc. changed its method of accounting related to goodwill in accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

        As discussed above, the financial statements of SEMCO Energy, Inc. as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations. As described in Note 1, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142. We audited the adjustments in the transitional disclosures in Note 1. In our opinion, all such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

PricewaterhouseCoopers LLP

Detroit, Michigan
February 10, 2003

        The following report is a copy of a report previously issued by Arthur Andersen LLP. This report has not been reissued by Arthur Andersen LLP, and Arthur Anderson LLP did not consent to the incorporation by reference of this report (as included in our Annual Report on Form 10-K) into any of SEMCO's registration statements.

        As discussed in Note 1, the Company has revised its financial statements for the years ended December 31, 2001 and 2000 to include the transitional disclosures required by SFAS No. 142, "Goodwill and Other Intangible Assets." The Arthur Andersen report does not extend to these changes. The revisions to the 2001 and 2000 financial statements related to these transitional disclosures were reported on by PricewaterhouseCoopers LLP, as stated in their report appearing on the preceding page.

To SEMCO Energy, Inc.:

        We have audited the accompanying consolidated statements of financial position and capitalization of SEMCO Energy, Inc. (a Michigan corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SEMCO Energy, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Detroit, Michigan,
February 7, 2002

SEMCO ENERGY, INC.
Consolidated Statements of Operations

	Years ended December 31,
	2002	2001	2000
	(000's, except per share amounts)
Operating revenues
Gas sales	$335,655	$295,397	$273,312
Gas transportation	25,707	25,888	30,783
Construction services	107,365	117,160	95,537
Other	12,238	7,378	10,693

	$480,965	$445,823	$410,325

Operating expenses
Cost of gas sold	$220,422	$184,973	$161,945
Operation and Maintenance	156,653	162,289	140,236
Depreciation and amortization	35,337	36,505	33,051
Property and other taxes	11,844	11,562	9,860
Restructuring and impairment charges	—	6,103	—

	$424,256	$401,432	$345,092

Operating income	$56,709	$44,391	$65,233

Other income (deductions)
Interest expense	$(31,268)	$(31,784)	$(34,905)
Other	2,238	2,335	2,828

	$(29,030)	$(29,449)	$(32,077)

Income before income taxes and minority interest	$27,679	$14,942	$33,156
Income taxes	10,139	6,578	11,554
Minority interest—dividends on company-obligated mandatorily redeemable trust preferred securities of subsidiaries holding solely debt securities of SEMCO Energy, Inc., net of income taxes of $4,631, $4,632 and $2,695.	8,601	8,603	5,004

Income (loss) from continuing operations	$8,939	$(239)	$16,598

Discontinued operations:
Income (loss) from engineering services operations, net of income tax benefit (expense) of $0, $694 and ($52)	—	$(1,142)	$95
Loss on divestiture of engineering services operations, including losses during phase-out period, net of income tax benefit (expense) of ($1,276), $2,429 and $0	10	(4,980)	—

Net income (loss) available to common shareholders	$8,949	$(6,361)	$16,693

Earnings per share—basic
Income (loss) from continuing operations	$0.48	$(0.01)	$0.92
Net income (loss) available to common shareholders	0.48	(0.35)	0.93
Earnings per share—diluted
Income (loss) from continuing operations	$0.48	$(0.01)	$0.89
Net income (loss) available to common shareholders	0.48	(0.35)	0.90
Cash dividends per share	$0.59	$0.84	$0.84
Average common shares outstanding—basic	18,472	18,106	17,999
Average common shares outstanding—diluted	18,493	18,106	18,619

The accompanying notes to the consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.
Consolidated Statements of Financial Position

	December 31,
	2002	2001
	(000's)
Current assets
Cash and temporary cash investments, at cost	$1,813	$1,728
Restricted cash	1,212	—
Receivables, less allowances of $1,909 and $1,849	49,841	64,219
Accrued revenue	40,757	33,153
Gas in underground storage	35,232	12,731
Prepaid expenses	23,449	22,276
Materials and supplies, at average cost	4,254	5,258
Gas charges recoverable from customers	2,200	1,994
Other	1,537	3,608

	$160,295	$144,967

Property plant and equipment
Gas distribution	$635,992	$613,467
Diversified businesses and other	92,774	94,514

	$728,766	$707,981
Less accumulated depreciation and impairments	207,635	183,436

	$521,131	$524,545

Deferred charges and other assets
Goodwill, less accumulated amortization and impairments of $17,764	$161,084	$161,084
Deferred retiree medical benefits	8,992	9,891
Unamortized debt expense	7,809	7,831
Other	17,203	15,230

	$195,088	$194,036

Total assets	$876,514	$863,548

Current liabilities
Notes payable and current maturities of long-term debt	$121,835	$137,957
Accounts payable	38,148	30,410
Customer advance payments	11,408	13,530
Accrued interest	7,598	7,665
Accumulated deferred income taxes	1,879	912
Amounts payable to customers	1,073	1,463
Other	19,194	17,076

	$201,135	$209,013

Deferred credits and other liabilities
Accumulated deferred income taxes	$33,043	$33,149
Customer advances for construction	15,841	15,548
Unamortized investment tax credit	1,178	1,445
Other	9,833	12,223

	$59,895	$62,365

Commitments and contingencies (see Note 13)
Capitalization
Long-term debt	$366,026	$338,966
Company-obligated mandatorily redeemable trust preferred securities of subsidiaries holding solely debt securities of SEMCO Energy, Inc.	139,436	139,394
Common shareholders' equity	110,022	113,810

	$615,484	$592,170

Total liabilities and capitalization	$876,514	$863,548

The accompanying notes to the consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.
Consolidated Statements of Cash Flow

	Year Ended December 31,
	2002	2001	2000
	(000's)
Cash flow provided by (used for) operating activities
Net income (loss)	$8,949	$(6,361)	$16,693
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	35,337	36,505	33,051
Depreciation and amortization in discontinued operations	225	454	421
Accumulated deferred income taxes and investment tax credit	3,516	4,402	6,877
Non-cash impairment charges and subsequent adjustment	(1,732)	7,679	—
Changes in assets and liabilities, net of effects of acquisitions, divestitures and other changes as shown below	(21,350)	(6,023)	(8,080)

Net cash provided by operating activities	$24,945	$36,656	$48,962

Cash flows provided by (used for) investing activities
Property additions—gas distribution	$(29,972)	$(34,074)	$(47,466)
Property additions—diversified businesses and other	(5,005)	(21,370)	(19,170)
Proceeds from property sales, net of retirement costs	4,508	(49)	15
Acquisitions of businesses, net of cash acquired	—	—	(784)

Net cash used for investing activities	$(30,469)	$(55,493)	$(67,405)

Cash flows provided by (used for) financing activities
Issuance of common stock, net of expenses	$3,642	$2,436	$865
Issuance of trust preferred securities, net of expenses	—	—	134,885
Net cash change in notes payable	13,878	(26,185)	(243,708)
Issuance of long-term debt, net of expenses	28,990	58,296	136,619
Repayment of long-term debt and related expenses	(30,125)	(10)	(50)
Payment of dividends	(10,776)	(15,193)	(15,033)

Net cash provided by financing activities	$5,609	$19,344	$13,578

Cash and temporary cash investments
Net increase (decrease)	$85	$507	$(4,865)
Beginning of period	1,728	1,221	6,086

End of period	$1,813	$1,728	$1,221

Changes in assets and liabilities, net of effects of acquisitions, divestitures and other changes
Restricted cash	$(1,212)	$—	$—
Receivables, net	14,378	8,920	7,161
Accrued revenue	(7,604)	(941)	(6,832)
Prepaid expenses	(1,173)	(7,967)	12
Materials, supplies and gas in underground storage	(21,497)	(4,185)	4,065
Gas charges recoverable from customers	(206)	704	311
Accounts payable	7,738	(1,890)	(3,780)
Customer advances and amounts payable to customers	(2,219)	(68)	(4,036)
Other	(9,555)	(596)	(4,981)

	$(21,350)	$(6,023)	$(8,080)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.
Consolidated Statements of Capitalization

	December 31,
	2002	2001
	(000's)
Current maturities of long-term debt 6.83% notes due 2002	$—	$30,000

Capitalization
Long-term debt
8.00% notes due 2004	$55,000	$56,900
7.20% notes due 2007	30,000	30,000
8.95% notes due 2008, remarketable 2003	105,378	106,179
6.49% notes due 2009	30,000	—
8.00% notes due 2010	30,758	30,887
8.00% notes due 2016	59,890	60,000
8.32% notes due 2024	25,000	25,000
6.50% medium-term notes due 2005	15,000	15,000
6.40% medium-term notes due 2008	5,000	5,000
7.03% medium-term notes due 2013	10,000	10,000

	$366,026	$338,966

Company-obligated mandatorily redeemable trust preferred securities of subsidiaries holding solely debt securities of SEMCO Energy, Inc.
10.25% cumulative trust preferred securities—1,600,000 shares issued and outstanding	$38,436	$38,394
FELINE PRIDES—10,100,000 shares issued and outstanding	101,000	101,000

	$139,436	$139,394

Common shareholders' equity
Common stock, par value $1 per share—40,000,000 shares authorized; 18,682,027 and 18,240,143 shares outstanding	$18,682	$18,240
Capital surplus	120,089	117,091
Accumulated other comprehensive income (loss)	(7,597)	(2,196)
Retained earnings (deficit)	(21,152)	(19,325)

	$110,022	$113,810

Total capitalization	$615,484	$592,170

The accompanying notes to the consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.
Consolidated Statements of Changes in Common Shareholders' Equity

	Year Ended December 31,
	2002	2001	2000
	(000's)
Common stock
Beginning of year	$18,240	$18,056	$17,909
Issuance of common stock for acquisitions, the DRIP and other	442	184	147

End of year	$18,682	$18,240	$18,056

Capital surplus
Beginning of year	$117,091	$115,186	$123,861
Issuance of common stock for acquisitions, the DRIP and other	3,200	2,256	1,718
Costs related to FELINE PRIDES (See Note 4)	(202)	(351)	(10,393)

End of year	$120,089	$117,091	$115,186

Accumulated other comprehensive income (loss)
Beginning of year	$(2,196)	$—	$—
Minimum pension liability adjustment, net of income tax benefit of $2,922, $781 and $0 (See Note 8)	(5,427)	(1,452)	—
Unrealized derivative loss on interest rate hedge from an investment in an affiliate	26	(744)	—

End of year	$(7,597)	$(2,196)	$—

Retained earnings (deficit)
Beginning of year	$(19,325)	$2,230	$570
Net income (loss)	8,949	(6,361)	16,693
Cash dividends on common stock	(10,776)	(15,194)	(15,033)

End of year	$(21,152)	$(19,325)	$2,230

Disclosure of Comprehensive Income (Loss)

	Year Ended December 31,
	2002	2001	2000
	(000's)
Net income (loss) available to common shareholders	$8,949	$(6,361)	$16,693
Minimum pension liability adjustment, net of income tax benefit of $2,922, $781 and $0 (See Note 8)	(5,427)	(1,452)	—
Unrealized gain (loss) on interest rate hedge from an investment in an affiliate	26	(744)	—

Total comprehensive income (loss)	$3,548	$(8,557)	$16,693

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Notes to the Consolidated Financial Statements

Note 1. Significant Accounting Policies

        Company Description.    SEMCO Energy, Inc., is an investor-owned company. SEMCO Energy, Inc. and its subsidiaries (the "Company") operate four reportable business segments: (1) gas distribution; (2) construction services; (3) information technology services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "Diversified Businesses." The Company's gas distribution business segment distributes and transports natural gas to approximately 272,000 customers in the state of Michigan and approximately 111,000 customers in the state of Alaska. The Alaska-based operation and the Michigan-based operation are known together as the "Gas Distribution Business" and operate as divisions of SEMCO Energy, Inc.

        The construction services segment ("Construction Services") currently conducts most of its business in the midwestern, southern and southeastern areas of the United States. Its primary service is the installation and upgrade of compressor stations and underground natural gas mains and service lines.

        The information technology services segment ("IT Services") is headquartered in Michigan and provides IT infrastructure outsourcing services and other IT services with a focus on mid-range computers, particularly the IBM I-Series (AS-400) platform. The Company's other business segments accounted for approximately 79% of IT Services' revenues during 2002.

        The propane, pipelines and storage segment sells more than 4 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin and operates natural gas transmission and storage facilities in Michigan.

        The Company began accounting for its engineering services segment as a discontinued operation, effective with the fourth quarter of 2001. For additional information, refer to the "Discontinued Operations" disclosure within this Note.

        Basis of Presentation.    The financial statements of the Company were prepared in conformity with accounting principles generally accepted in the United States. In connection with the preparation of the financial statements, management was required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of Consolidation.    The consolidated financial statements include the accounts of SEMCO Energy, Inc. and its wholly-owned subsidiaries. Investments in unconsolidated companies where the Company has significant influence, but does not control the entity, are reported using the equity method of accounting.

        Certain of the Company's diversified businesses, primarily Construction Services and IT Services, supply services at a profit to the Company's regulated gas distribution business. In accordance with Statement of Financial Accounting Standard ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation," intercompany profits remaining in the assets of the regulated business at a particular date are not eliminated since it is probable that, through the ratemaking process, the cost will be recovered through future revenue. As a result, $0.1 million, $0.6 million and $0.9 million of profit on revenues earned from the Company's regulated business by the Company's diversified businesses was not eliminated during consolidation in 2002, 2001, and 2000 respectively. All other significant intercompany transactions have been eliminated.

        Rate Regulation.    The Gas Distribution Business is subject to regulation. The regulatory matters associated with gas distribution customers located in the City of Battle Creek, Michigan, and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek

("CCBC"). The Michigan Public Service Commission ("MPSC") has jurisdiction over the regulatory matters related to the Company's remaining Michigan customers. Regulatory matters for gas distribution customers in Alaska are subject to the jurisdiction of the Regulatory Commission of Alaska ("RCA"). These regulatory bodies have jurisdiction over, among other things, rates, accounting procedures and standards of service. The Gas Distribution Business is subject to the provisions of SFAS 71. Refer to Note 2 for additional information regarding SFAS 71.

        Restricted Cash.    At December 31, 2002, the Company had $1.2 million of restricted cash. The Company expects this cash will be disbursed or that the restricted status will be removed within one year.

        Property, Plant, Equipment and Depreciation.    The Company's property, plant and equipment ("property") is recorded at cost. The Company provides for depreciation on a straight-line basis over the estimated useful lives of the related property. The ratio of depreciation to the average balance of property approximated 4.9% for the year 2002 and 4.7% for the years 2001 and 2000.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board ("APB") Opinion 30, "Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

        SFAS 144 requires long-lived assets to be measured at the lower of either the carrying amount or the fair value less the cost to sell the assets, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred.

        SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS 144 will result in the Company accounting for any future impairment or disposal of long-lived assets under the provisions of SFAS 144, but has not changed the accounting used for previous asset impairments or disposals.

        Gas in Underground Storage.    The gas inventory of the Gas Distribution Business at December 31, 2002 is reported at average cost. The gas inventory at December 31, 2001 was also stated at average cost with the exception of the inventory held by the Battle Creek division of the Gas Distribution Business, which was stated at last-in, first-out ("LIFO") cost. At December 31, 2001, the replacement cost of the Battle Creek division's gas inventory exceeded the LIFO cost by $0.2 million.

        During 2002, the Battle Creek Division changed its method of accounting for gas inventory from LIFO to average cost. This change in accounting principle was made in order to provide a better matching of expenses with revenues and make Battle Creek's accounting for gas inventory consistent with the Company's other gas distribution divisions and other Michigan gas distribution companies. This accounting change was not material to the financial statements, and, accordingly, no retroactive restatement of prior years' financial statements was made.

        In general, commodity costs and variable transportation costs are capitalized as gas in underground storage. Fixed costs, primarily pipeline demand charges and storage charges, are expensed as incurred through cost of gas.

        Goodwill.    Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. On January 1, 2002, the Company adopted

SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 30, 2001 be recorded under the purchase method. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.

        In compliance with SFAS 142, goodwill amortization ceased effective January 1, 2002. Prior to January 1, 2002, goodwill was being amortized on a straight-line basis over periods of up to 40 years. Amortization expense was approximately $4.6 million in 2001 and $4.0 million in 2000. During 2001, the Company recorded a charge of $4.0 million for the impairment of goodwill associated with the Company's construction services segment and its discontinued engineering services business. The Company's carrying amount for goodwill at December 31, 2002 was $161.1 million, of which $140.2 million related to the Gas Distribution Business, $17.7 million related to Construction Services, $3.1 million related to the Propane, Pipelines and Storage segment and $0.1 million related to IT Services.

        The Company was required to complete a transition impairment test in the year of adoption of SFAS 142 and perform subsequent impairment tests on the remaining goodwill balance annually or at any time when events occur which could impact the value of the Company's business segments. If an impairment test of goodwill shows that the carrying amount of the goodwill is in excess of the fair value, a corresponding impairment loss would be recorded in the Consolidated Statements of Operations. The transition impairment tests were performed for the Company's business units and the results of those tests indicate that no impairment of the Company's goodwill balances existed as of January 1, 2002. The 2002 annual impairment tests were also performed for the Company's business segments and indicated that there was no impairment of goodwill. As a result, there was no change in the carrying amount of goodwill at December 31, 2002 when compared to December 31, 2001.

        The following table presents what would have been reported as net income (loss) available to common shareholders and the related per share amounts on a basic and diluted basis in 2002, 2001 and 2000, exclusive of amortization expense (including any related tax effects) related to goodwill.

	Year Ended December 31,
	2002	2001	2000
	(000's)
Net income (loss) available to common shareholders
Reported income (loss) from continuing operations	$8,939	$(239)	$16,598
Discontinued operations	10	(6,122)	95
Reported net income (loss) available to common shareholders	8,949	(6,361)	16,693
Add back: Goodwill amortization, net of income taxes	—	2,806	2,449
Adjusted net income (loss) available to common shareholders	$8,949	$(3,555)	$19,142

Adjusted earnings per share—basic
Reported income (loss) from continuing operations	$0.48	$(0.01)	$0.92
Discontinued operations	0.00	(0.34)	0.01
Reported net income (loss) available to common shareholders	0.48	(0.35)	0.93
Add back: Goodwill amortization, net of income taxes	—	0.15	0.13
Adjusted net income (loss) available to common shareholders	$0.48	$(0.20)	$1.06

Adjusted earnings per share—diluted
Reported income (loss) from continuing operations	$0.48	$(0.01)	$0.89
Discontinued operations	0.00	(0.34)	0.01
Reported net income (loss) available to common shareholders	0.48	(0.35)	0.90
Add back: Goodwill amortization, net of income taxes	—	0.15	0.13
Adjusted net income (loss) available to common shareholders	$0.48	$(0.20)	$1.03

        Long-term Note Receivable.    The Company sold its entire interest in an Arkansas pipeline to ENOGEX Arkansas Pipeline Corporation ("ENOGEX") in 1998. Pursuant to the terms included in the sales agreement, the Company will receive annual payments of $0.8 million from ENOGEX for 17 years beginning in the year 2004. At December 31, 2002, the Company has a long-term discounted note receivable of $7.7 million for this note, which is reported in deferred charges and other assets in the Consolidated Statements of Financial Position.

        Revenue Recognition.    The Gas Distribution Business bills monthly on a cycle basis and follows the industry practice of recognizing accrued revenue for gas services rendered to its customers but not billed at month end. Construction Services recognizes revenues as services are rendered. In instances when projects are long-term, Construction Services uses the percentage of completion method. At December 31, 2002, Construction Services did not have any significant long-term projects. The propane business recognizes propane sales in the same period that the propane is delivered to customers.

        Cost of Gas.    The Alaska-based gas distribution operation ("ENSTAR") has a regulator-approved GCA pricing mechanism, which allows for the adjustment of rates charged to customers in Alaska for increases and decreases in the cost of gas purchased. Under the GCA pricing mechanism, the gas charge portion of customers' gas rates is adjusted annually to reflect the estimated cost of gas purchased for the upcoming 12-month period. Any difference between actual cost of gas purchased and the estimate is deferred as a current asset or current liability and included in the next annual adjustment to the gas charge portion of rates. The GCA may be adjusted quarterly if it is determined that there are significant variances from the estimates used in the annual determination.

        ENSTAR has RCA approved gas purchase contracts with several entities. The base price of gas purchased under these contracts can be adjusted annually based on factors such as the price of certain traded oil futures, certain natural gas futures and other inflationary measures. Under the GCA pricing mechanism, customers in Alaska are charged amounts that allow the Company to recoup its cost of purchased gas. As a result, the Company does not earn any income on the gas charge portion of ENSTAR's rates.

        Prior to April 1, 1999, the Company's Michigan-based gas distribution operation had a regulator-approved gas cost recovery ("GCR") pricing mechanism for the geographic areas subject to the regulatory jurisdiction of the MPSC and CCBC. The GCR pricing mechanism works similarly to the GCA pricing mechanism. During the three-year period from April 1, 1999 to March 31, 2002, the MPSC and CCBC authorized the Company to suspend its GCR clause and freeze in its customer base rate a fixed gas charge of $3.24 per thousand cubic feet ("Mcf"). The Company was able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada Gas Services, Inc. ("TransCanada"), which also covered the three-year period from April 1, 1999 to March 31, 2002. During 2001, TransCanada sold its gas marketing business and assigned the agreements to BP Canada Energy Marketing Corp. (formerly "BP Gas and Power"), with the Company's consent. Under the agreements, TransCanada or BP Canada Energy Marketing Corp ("BP") provided a significant portion of the Company's natural gas requirements, and managed the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three-year period, at a cost that was, in most instances, below the $3.24 price charged to customers. As a result, during the three-year period from April 1, 1999 through March 31, 2002, the Michigan gas distribution operation retained any gas costs savings that resulted when the cost of purchased natural gas was below the $3.24 fixed price charged to customers, subject to a customer profit sharing mechanism described in Note 2.

        When the suspension period for the GCR pricing mechanism expired on March 31, 2002, the Company reinstated its GCR pricing mechanism for customers subject to the jurisdiction of the MPSC ("MPSC customers"). Consequently, effective April 1, 2002, the Company could no longer earn any income on the gas charge portion of MPSC customers' rates. The Company received approval from the CCBC to extend the GCR suspension period and fixed gas charge program, with a new fixed gas charge, until March 31, 2005 for customers subject to its jurisdiction ("CCBC customers").

        The Company has entered into new agreements with BP for the natural gas supply requirements of the CCBC customers, supply portfolio management for the MPSC customers, and transportation and storage asset management for both the CCBC and MPSC customers.

        Under the new BP agreement covering MPSC customers, the Company no longer purchases gas at a fixed cost over a number of years. In keeping with the Company's switch back to the GCR pricing mechanism for MPSC customers, the Company is required to solicit bids for all supplies with term lengths longer than three days. Supplies with term lengths of three days or less are purchased from BP. The new BP agreement covering CCBC customers will continue to have a fixed cost for the purchase of natural gas and is effective for the three-year period from April 1, 2002 through March 31, 2005.

        In accordance with the GCR pricing mechanism, the Company had $2.2 million recorded in current assets at December 31, 2002 for gas charges recoverable from customers. Also at December 31, 2002, the Company had $1.1 million recorded in current liabilities for amounts payable to customers in accordance with the GCA pricing mechanism.

        Income Taxes.    Investment tax credits ("ITC") utilized in prior years for income tax purposes are deferred for financial accounting purposes and are amortized through credits to the income tax provision over the lives of the related property. The Company files a consolidated federal income tax return and income taxes are allocated among the subsidiaries within each business segment based on their separate taxable income.

        Discontinued Operations.    In December 2001, the Company's board of directors approved a plan to redirect the Company's business strategy, which included the divestiture of its engineering services business. As a result, the operating results and loss on disposal of this business have been segregated and reported as discontinued operations in the Consolidated Statements of Operations. A loss of approximately $5.0 million, representing the estimated loss during the phase-out period and the estimated loss on disposal, was reported as discontinued operations in the 2001 Consolidated Statement of Operations. The Company sold its engineering services business effective November 1, 2002. There was a difference of $10 thousand between the actual losses and estimated losses, which is reported as discontinued operations in 2002. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements.

        Statements of Cash Flow.    For purposes of the Consolidated Statements of Cash Flow, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash and temporary cash investments. Supplemental cash flow information for the years ended December 31, 2002, 2001 and 2000, is summarized in the following table.

	Year Ended December 31,
	2002	2001	2000
	(000's)
Cash paid during the year for:
Interest	$30,304	$31,301	$29,153
Income taxes, net of (refunds)	$(2,243)	$4,258	$4,160

Non-cash investing and financing activities:
Capital stock issued for acquisitions	$—	$—	$1,000

Details of acquisitions:
Fair value of assets acquired	$—	$—	$3,364
Fair value of liabilities assumed	—	—	(1,576)
Company stock issued	—	—	(1,000)

Cash paid	$—	$—	$788
Less cash acquired	—	—	4

Net cash paid for acquisitions	$—	$—	$784

Note 2. Regulatory Matters

        RCA.    The Company's Alaska gas distribution division, ENSTAR Natural Gas Company and its subsidiary, Alaska Pipeline Company (together known as "ENSTAR"), have been undergoing a rate review with the RCA since 2000.

        The Company received an Order dated August 8, 2002 from the RCA on its review of rates for ENSTAR based on normalized data for the year 2000. In its Order the RCA established a revenue requirement of $107.6 million and a 12.55% return on equity. In response to a petition by ENSTAR, the RCA issued an additional Order dated September 16, 2002 which revised the indicated annual revenue reduction from $2.1 million to $2.0 million, which was 1.84% of ENSTAR's revenue in the normalized 2000 test year. The Order required ENSTAR to implement the rate reduction by September 27, 2002 on an across-the-board basis. The RCA also required ENSTAR to file an updated cost of service study by September 9, 2002 and a rate design in December 2002, with a hearing on the rate design filing scheduled for May 2003. ENSTAR has implemented the rate reduction and filed both the cost of service study and the rate design as required. The rate design filed with the RCA by ENSTAR requests greater recovery of fixed costs in the monthly customer charge and declining block rates for gas sales customers.

        MPSC and CCBC.    During the three-year period from April 1, 1999 to March 31, 2002, the division of the Gas Distribution Business, subject to the jurisdiction of the MPSC, was under an MPSC order which, among other things, authorized the Company to: (1) suspend its GCR clause; (2) freeze in its customer base rate, a fixed gas charge of $3.24 per Mcf; (3) freeze distribution rate adjustments and (4) adopt a new income sharing mechanism for use during the 1999, 2000 and 2001 calendar years.

        The MPSC order was applicable only in the geographic areas subject to the regulatory jurisdiction of the MPSC, and, therefore, did not govern rates regulated by the CCBC. However, the Gas Distribution Business voluntarily requested, and the CCBC approved, a similar freeze in the gas charge at $3.24 for customers subject to the jurisdiction of the CCBC. The CCBC also approved a suspension of the GCR clause, a distribution rate freeze and an income sharing mechanism similar to the MPSC approved program. The changes were effective for the same time period as the changes approved by the MPSC.

        Several of the items in the MPSC order were interrelated. The fixed gas charge and the suspension of the GCR clause meant that customers paid $3.24 per Mcf regardless of the Company's actual cost of gas. The Gas Distribution Business was able to offer this Michigan GCR suspension and rate freeze mainly as a result of agreements reached with TransCanada. Refer to the "Cost of Gas" section in Note 1 for further information about the GCR clause, fixed gas charges and the agreements with TransCanada.

        The profit incentive and sharing mechanism was effective for the calendar years 1999, 2000 and 2001. Under the mechanism, if the Company's return on equity for its Michigan-based natural gas distribution business exceeded 12.75%, certain portions of the excess return would be credited to customers, i.e., would be reflected prospectively in reduced rates. Four safety and reliability performance measures were required to be met in order not to reduce the return on equity threshold used in the income sharing mechanism.

        The Company received approval from the CCBC to extend the GCR suspension period and the fixed gas charge program, with a new fixed gas charge, until March 31, 2005 for CCBC customers. The profit incentive and sharing mechanism discussed previously will remain in effect through March 2005 for CCBC customers. The Company also received approval during 2001 from the CCBC to start charging CCBC customers on a thermal basis rather than a volumetric basis. The Company buys all its natural gas by the dekatherm and now also sells it to these customers by the dekatherm.

        The Company filed an application with the MPSC in late 2001 to extend its fixed charge program until March 31, 2005 and increase the current fixed charge for MPSC customers. However, the Company was unable to reach an agreement with the MPSC and other interested parties on a fixed customer charge for natural gas for the three years of the proposed extended period. As a result, the Company reinstated its GCR pricing mechanism when the fixed gas charge program expired on March 31, 2002. Refer to the Cost of Gas section of Note 1 for information regarding the GCR pricing mechanism.

        Beginning in 2002, the profit incentive and sharing mechanism discussed previously is no longer in effect for MPSC customers. Instead, the profit incentive and sharing mechanism in effect for the calendar year 1998 was reinstated for 2002. Under this mechanism, referred to as a reverse taper incentive, if the return on equity for the division of Company's Michigan-based natural gas distribution business that serves its MPSC customers exceeds 10.75%, certain portions of the excess return between 10.75% and 16.0% would be credited to customers. For purposes of this mechanism, if the return on equity exceeds 16.0%, the Company is required to file a general rate case with the MPSC. The return on equity did not exceed 10.75% for 2002.

        On November 21, 2002, the MPSC regulated division of SEMCO Energy Gas Company filed an application for a general rate increase of $10.9 million. Among the principal reasons for the requested increase were higher pension and healthcare costs and investment of approximately $120 million in a new plant since the last rate case was approved in 1997. In addition to specific rate relief, the application sought an innovative rate design, which would mitigate some of the effects of warmer than normal weather on the Company's earnings. This new rate design calls for greater recovery of fixed costs in the monthly customer charge and declining block rates for gas sales customers. This would provide more stability in customer bills by moving costs from the peak heating season to summer and off-peak heating months. The filing also requests a change to customer billing based on the heat content of natural gas, or therms, rather than the current volumetric measure, cubic feet. An order is expected in 2003.

        Regulatory Assets and Liabilities.    The Gas Distribution Business is subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the actions of regulators affect when revenues and expenses are recognized. Regulatory assets represent incurred costs to be recovered from customers through the ratemaking process. Regulatory liabilities represent benefits to be refunded to customers.

        In the event the Company determines that the Gas Distribution Business no longer meets the criteria for following SFAS 71, the accounting impact would be an extraordinary, non-cash charge to operations of an amount that could be material. Criteria that give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts the ability of the Gas Distribution Business to establish prices to recover specific costs and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company's periodic review of these criteria currently supports the continuing application of SFAS 71.

        The following table summarizes the regulatory assets and liabilities recorded in the Consolidated Statements of Financial Position.

	December 31,
	2002	2001
	(000's)
Regulatory assets
Deferred retiree medical benefits	$8,992	$9,891
Gas charges recoverable from customers	2,200	1,994
Unamortized loss on retirement of debt	1,881	2,126
Other	2,303	2,126

	$15,376	$16,137

Regulatory liabilities
Tax benefits amortizable to customers	$3,086	$3,448
Unamortized investment tax credit	1,228	1,593
Amounts payable to customers (gas cost overrecovery)	1,073	1,463

	$5,387	$6,504

Note 3. Income Taxes

        SFAS 109.    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting For Income Taxes." SFAS 109 requires an annual measurement of deferred tax assets and deferred tax liabilities based upon the estimated future tax effects of temporary differences and carryforwards.

        Provision for Income Taxes.    The table below summarizes the components of the Company's provision for income taxes.

	Year Ended December 31,
	2002	2001	2000
	(000's)
Federal income taxes:
Currently payable (refundable)	$2,442	$(7,056)	$3,065
Deferred to future periods	2,796	4,717	5,935
Investment tax credits ("ITC")	(267)	(267)	(267)
State income taxes:
Currently payable (refundable)	907	695	(473)
Deferred to future periods	906	734	651

Total income tax expense (benefit)	$6,784	$(1,177)	$8,911
Less amounts included in:
Dividends on trust preferred securities	(4,631)	(4,632)	(2,695)
Discontinued operations	1,276	(3,123)	52

Income taxes, excluding amounts shown separately	$10,139	$6,578	$11,554

        Reconciliation of Statutory Rate to Effective Rate.    The table below provides a reconciliation of the difference between the Company's provision for income taxes and income taxes computed at the statutory rate.

	Year Ended December 31,
	2002	2001	2000
	(000's)
Net income (loss)	$8,949	$(6,361)	$16,693
Add back: income taxes	6,784	(1,177)	8,911

Pre-tax income (loss)	$15,733	$(7,538)	$25,604

Computed federal income taxes	$5,507	$(2,638)	$8,961
Amortization of deferred ITC	(267)	(267)	(267)
Amortization of non-deductible amounts resulting from acquisitions	119	237	237
State income tax expense, net of federal tax benefit	1,178	928	79
Other	247	563	(99)

Total income taxes	$6,784	$(1,177)	$8,911

        Deferred Income Taxes.    Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. At December 31, 2002, there was a valuation allowance of $0.6 million recorded against deferred tax assets. The valuation allowance relates to a capital loss incurred in 2002 that is likely to expire before being realized for tax purposes. At December 31, 2001, there was no valuation allowance recorded against deferred tax assets. The Company has an estimated net operating loss ("NOL") carryforward for federal tax purposes of $35.6 million at December 31, 2002, of which $21.0 million expires in 2021 and $14.6 million expires in 2022. The table below shows the principal components of the Company's deferred tax assets (liabilities).

	December 31,
	2002	2001
	(000's)
Property	$(46,413)	$(35,235)
Retiree medical benefit obligation	986	1,249
Retiree medical benefit regulatory assets	(3,147)	(3,462)
ITC	686	820
Unamortized debt expense	(864)	(1,025)
Property taxes	(2,460)	(2,329)
Goodwill	(3,929)	(1,430)
Other comprehensive income	3,704	781
Reserves associated with discontinued operations, restructuring and impairments	2,304	4,108
Net operating losses	12,465	—
Valuation allowance for deferred tax assets	(580)	—
Other	2,326	2,462

Total deferred taxes	$(34,922)	$(34,061)

Gross deferred tax liabilities	$(88,837)	$(71,695)
Gross deferred tax assets	54,495	37,634
Valuation allowance for deferred tax assets	(580)	—

Total deferred taxes	$(34,922)	$(34,061)

Note 4. Capitalization

        Common Stock Equity.    During 2002 and the last half of 2001, the Company issued approximately 372,000 shares and 166,000 shares, respectively of its common stock to the Company's Direct Stock Purchase and Dividend Reinvestment Plan ("DRIP") to meet the dividend reinvestment and stock purchase requirements of its participants. During 2000 and the first half of 2001, the DRIP purchased Company common stock on the open market to meet these requirements.

        The Company issued approximately 70,000, 19,000 and 52,000 shares of Company common stock to certain of the Company's employee benefit plans in 2002, 2001 and 2000, respectively. Also during 2002 and 2001, the Company purchased approximately 40,000 shares and 48,000 shares, respectively, of its common stock on the open market to contribute to certain of its employee benefit plans. The Company issued 83,000 shares of its common stock to the shareholders of a business acquired during 2000.

        Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiaries.    The Company's Capital Trusts were established for the sole purpose of issuing trust preferred securities and lending the gross proceeds to the Company. The sole assets of the Capital Trusts are debt securities of the Company with terms similar to the terms of the related trust preferred securities. The Capital Trusts are subsidiaries of the Company.

        In April 2000, SEMCO Capital Trust I issued 1.6 million shares of 10.25% cumulative trust preferred securities ("10.25% TPS") in a public offering at a price of $25 per security. SEMCO Capital Trust I used the $40 million in proceeds from the issuance of the 10.25% TPS to invest in subordinated debentures of the Company bearing an interest rate of 10.25%. The 10.25% TPS are subject to mandatory redemption upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures mature in 2040, but may be redeemed at any time after April 19, 2005, or at any time within 90 days following the occurrence of certain special events. The Company used the entire net proceeds from the sale of the subordinated debentures to repay a portion of the bridge loan utilized in the ENSTAR acquisition.

        Also during 2000, the Company issued 10.1 million FELINE PRIDES in a public offering at a price of $10 per security. Each FELINE PRIDES consists of a stock purchase contract of the Company and a 9% trust preferred security of SEMCO Capital Trust II due 2005 with a stated face value per security of $10 ("9% TPS"). SEMCO Capital Trust II used the $101 million in proceeds to invest in 9% senior deferrable notes of the Company due 2005. The Company used the net proceeds from the sale of the senior deferrable notes to repay a portion of the bridge loan utilized for the acquisition of ENSTAR and to repay a portion of its short-term lines of credit.

        Under the terms of each stock purchase contract (which is a component of a FELINE PRIDES unit), the FELINE PRIDES holder is obligated to purchase, and the Company is obligated to sell, between .7794 and .8651 shares of Company common stock in August 2003. The actual number of shares of common stock to be sold will depend on the average market value of a share of common stock in August 2003. In addition to payments on the 9% TPS, the Company is also obligated to pay the FELINE PRIDES holders a quarterly contract adjustment payment on each stock purchase contract at an annual rate of 2% of $10. The present value of the contract adjustment payments, or $5.6 million, was recorded as a liability and as a reduction to common stock capital surplus when the FELINE PRIDES were issued. As the Company pays the contract adjustment payments, common stock capital surplus is also reduced by the interest component of the payments. In addition, common stock capital surplus was reduced by $4.6 million for the issuance costs of the FELINE PRIDES.

        The FELINE PRIDES holders can settle their obligation to purchase Company common stock by paying cash or by having their 9% TPS remarketed in August 2003. The distribution rate on the 9% TPS will also be reset in August 2003. The reset rate will be equal to the sum of the reset spread and the rate on the two-year benchmark treasury and will be determined by the reset agent as the rate the TPS should bear in order to have an approximate market value of 100.5% of $10. However, the Company may limit the reset rate to be no higher than the rate on the two-year benchmark treasury plus 200 basis points (or 2%).

        In the case of FELINE PRIDES holders who decide to have their 9% TPS remarketed, $10 of the proceeds from remarketing each 9% TPS will automatically be applied to satisfy in full the obligation to purchase Company common stock under the related stock purchase contract. If the remarketing agent is unable to remarket the 9% TPS at the reset rate, as described above, the Company may exercise its right as a secured party to dispose of the 9% TPS in accordance with the provisions of the FELINE PRIDES in order to satisfy any unfulfilled obligation to purchase common stock under the related stock purchase contract.

        Long-Term Debt.    In August 2002, the Company issued $30 million of 6.49% Senior Notes due 2009 ("2009 Senior Notes"). Interest on the 2009 Senior Notes is payable semiannually. The proceeds from the sale were used to redeem $30 million of 6.83% Senior Notes, which matured on October 1, 2002.

        In June 2001, the Company issued $60 million of 8% Senior Notes due 2016 ("2016 Senior Notes"). Interest on the 2016 Senior Notes is payable quarterly. On or after June 30, 2006, the Company may redeem some or all of the 2016 Senior Notes at a redemption price of 100% of the principal amount plus any accrued and unpaid interest. The 2016 Senior Notes contain provisions that give the estates or heirs of deceased 2016 Senior Note holders the right to request that the Company redeem their 2016 Senior Notes. During 2002, the Company redeemed $110 thousand of 2016 Senior Notes in accordance with these provisions. The proceeds from the sale of the 2016 Senior Notes were used to repay short-term debt and for general corporate purposes.

        In August 2001, the Company entered into an interest rate swap agreement with a financial institution in order to hedge its $55 million 2004 Senior Notes. The swap agreement, which covered the Notes through maturity, effectively converted the fixed rate on the Notes to a floating rate of interest. Under the terms of the swap agreement, the Company paid the counterparty a floating rate of interest based on LIBOR plus a spread of 297 basis points and received payments based on a fixed rate of 8%. During 2002, the Company terminated the interest rate swap and received $2.2 million. This amount is being recognized pro-rata in the Company's Consolidated Statements of Operations, as a reduction in interest expense, over the remaining term of the $55 million 2004 Senior Notes.

        In April 2000, the Company sold $30 million of 8% Senior Notes due 2010 ("2010 Senior Notes") in a public offering. Interest on the 2010 Senior Notes is paid semi-annually. The 2010 Senior Notes contain provisions that give the estates or heirs of deceased 2010 Senior Note holders the right to request that the Company redeem their 2010 Senior Notes. During 2002, 2001 and 2000, the Company redeemed $15 thousand, 10 thousand and $50 thousand, respectively, of 2010 Senior Notes in accordance with these provisions.

        The Company also sold $105 million of 8.95% Remarketable or Redeemable Securities ("ROARS") in a public offering in June 2000. The ROARS were issued at a discount of approximately $0.3 million. Interest on the ROARS is payable semi-annually. The ROARS mature in July 2008; however, the Company may purchase, or be required to purchase, all of the ROARS in July 2003 if they are not remarketed as discussed below. The Company used the entire net proceeds from the sale of the 2010 Senior Notes and ROARS to repay a portion of the bridge loan utilized for the acquisition of ENSTAR.

        In conjunction with the sale of the ROARS, the Company entered into a remarketing agreement with Banc of America Securities LLC ("BAS") under which BAS has the option to purchase all the ROARS in July 2003, at 100% of the aggregate principal amount of the ROARS. The Company received an option premium of approximately $2.5 million for the remarketing option, which is included with the ROARS in long-term debt in the Company's Consolidated Statements of Financial Position. The option premium is being amortized to income over the life of the ROARS.

        If BAS elects to purchase the ROARS in July 2003, and the Company does not exercise its right to elect a floating interest rate or its right to redeem the ROARS, both of which are discussed below, BAS will remarket the ROARS at a new interest rate. The new fixed interest rate would be equal to the sum of 6.5% (the "Base Rate") and an applicable spread. Under the terms of the ROARS, the applicable spread is defined as the lowest bid received by BAS from various leading dealers of publicly traded debt securities, expressed as a spread above the Base Rate and based on a purchase price equal to the Dollar Price of the ROARS. The Dollar Price of the ROARS is defined as the present value, at the remarketing date in July 2003, of the remaining scheduled payments of principal and interest through maturity in July 2008 calculated at the Base Rate, discounted to the remarketing date in July 2003 using the rate on U.S. treasury securities with maturities comparable to the remaining term of the ROARS.

        If BAS elects to purchase the ROARS in July 2003, the Company will have the right to elect that BAS remarket the ROARS for a period of up to one year using a floating interest rate ("Floating Rate Period") rather than the fixed interest rate described above. At the end of the Floating Rate Period, BAS can elect to purchase the ROARS to remarket at a new fixed interest rate as described above.

        If BAS elects to purchase the ROARS for remarketing in July 2003 or at the end of the Floating Rate Period, the Company will also have the right to redeem the ROARS directly from BAS at either time at the Dollar Price as defined above. If BAS does not elect to purchase the ROARS in July 2003, the Company is required to redeem all of the ROARS at that time at 100% of the aggregate principal amount of the ROARS. If BAS does not exercise its option to purchase the ROARS at the end of the floating rate period, the Company is required to redeem all of the ROARS at that time at the Dollar Price.

        The Company's long-term and short-term debt agreements contain restrictive financial covenants including, among others, maintaining a Fixed Charges Coverage Ratio (as defined in the agreements) of at least 1.50 and placing limits on the payment of dividends beyond certain levels. Non-compliance with these covenants could result in an acceleration of the due dates for the debt obligations under the agreements. As of December 31, 2002, the fixed charges coverage ratio was 1.89, and the Company was in compliance with all of the covenants in these agreements.

        There are no annual sinking fund requirements for the Company's existing debt over the next five years. Debt maturing over the next five years includes the maturity of $55 million of 2004 Senior Notes, $15 million of 6.5% medium-term notes in 2005 and $30 million of 7.2% notes in 2007. The Company may also purchase, or be required to purchase, the $105 million of ROARS in July 2003, or during the subsequent twelve months, if they are not remarketed, as discussed previously. In addition, if the $101 million of 9% TPS are successfully remarketed in 2003, they will mature in 2005.

Note 5. Short-Term Borrowings

        During 2002, the Company entered into a $145 million credit agreement with a group of banks, replacing four lines of credit totaling $145 million, which were due to expire. The new agreement, all of which is committed, consists of an $80 million three-year revolver and a $65 million 364-day facility, with a one-year term loan option. The outstanding balances owed by the Company under these credit facilities at December 31, 2002, 2001 and 2000 were $121.2 million, $105.5 million and $133.4 million, respectively. Interest on these credit facilities is at variable rates, which do not exceed the banks' prime lending rates.

	Year Ended December 31,
	2002	2001	2000
	(000's)
Notes payable balance at year end	$121,835	$107,957	$134,142
Unused lines of credit at year end	$23,800	$39,500	$26,650
Average interest rate at year end	2.8%	2.6%	7.3%
Maximum borrowings at any month-end	$123,244	$122,033	$371,621
Average borrowings	$99,584	$101,362	$214,813
Weighted average cost of borrowings	2.9%	4.8%	7.2%

Note 6. Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

        Cash, Temporary Cash Investments, Accounts Receivables, Payables and Notes Payable.    The carrying amount approximates fair value because of the short maturity of those instruments.

        Long-Term Debt.    The fair values of the Company's long-term debt are estimated based on quoted market prices for the same or similar issues or, where no market quotes are available, based on discounted future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. Although the current fair value of the long-term debt may differ from the current carrying amount, settlement of the reported debt is generally not expected until maturity, with the possible exception of the ROARS which could be redeemed in July 2003 as discussed in Note 4.

        The table below shows the estimated fair values of the Company's long-term debt as of December 31, 2002 and 2001.

	December 31,
	2002	2001
	(000's)
Long-term debt, including current maturities
Carrying amount	$366,026	$368,966
Fair value	376,915	385,416

Note 7. Risk Management Activities And Derivative Transactions

        The Company's business activities expose it to a variety of risks, including commodity price risk and interest rate risk. The Company's management identifies risks associated with the Company's business and determines which risks it wants to manage and which type of instruments it should use to manage those risks.

        The Company records any derivative instruments it enters into under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS 137 and SFAS 138, which were amendments to SFAS 133 (hereinafter collectively referred to as "SFAS 133"). SFAS 133 requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the Consolidated Statement of Financial Position as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

        The Company will, from time to time, enter into fixed to floating interest rate swaps in order to maintain its desired mix of fixed-rate and floating-rate debt. These swaps are designated as fair value hedges and the difference between the amounts paid and received under these swaps is recorded as an adjustment to interest expense over the term of the swap agreement. If the swaps are terminated, any unrealized gains or losses are recognized pro-rata over the remaining term of the hedged item as an increase or decrease in interest expense. The Company entered into one such interest rate swap in August 2001 in order to hedge the Company's $55 million of 2004 Senior Notes. The swap was terminated in August 2002 and the Company received $2.2 million, which is being recognized pro-rata, as a reduction in interest expense, over the remaining term of the Notes. In accordance with SFAS 133, the Company's Consolidated Statement of Financial Position, at December 31, 2001, included an asset of $1.9 million and an increase in long-term debt of $1.9 million for this interest rate swap.

        An affiliate, in which the Company has a 50% investment, uses a floating to fixed interest rate swap agreement to hedge the variable interest rate payments on a portion of its long-term debt. This swap is designated as a cash flow hedge and the difference between the amounts paid and received under the swap is recorded as an adjustment to interest expense over the term of the agreement. The Company's share of changes in the fair value of the swap are recorded in accumulated other comprehensive income until the swap is terminated. As a result of this interest rate swap agreement, the Company's Consolidated Statements of Financial Position, at December 31, 2002 and December 31, 2001, reflected a $0.7 million reduction in the Company's equity investment in the affiliate and in accumulated other comprehensive income.

Note 8. Pension Plans And Other Postretirement Benefits

        Pensions.    The Company has defined benefit pension plans that cover the employees of certain companies in the consolidated group. Pension plan benefits are generally based upon years of service or a combination of years of service and compensation during the final years of employment. The Company's funding policy is to contribute amounts annually to the plans based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. The Company also has a supplemental executive retirement plan ("SERP"), which is an unfunded defined benefit pension plan.

        During 2000, certain pension plans covering employees at the Company's gas distribution operations and corporate offices in Michigan and Alaska were amended. The amendments to certain of the plans included a special frozen benefit for certain eligible employees. In conjunction with the amendments, the Company offered early retirement programs to certain eligible employees. The programs gave the employees the options of receiving either a lump-sum pension benefit payment or an immediate annuity. Sixty-three employees elected to take the early retirement offer. As a result of the 2000 early retirement program, the Company incurred a one-time gain, which reduced 2000 net periodic pension costs by approximately $0.4 million.

        Because of unfavorable returns on pension plan assets in 2001 and 2002, certain pension plans were underfunded at December 31, 2002 and 2001. As a result, a minimum pension liability of $3.0 million was recorded during 2001 and an additional minimum pension liability of $8.3 million was recorded in 2002. The total minimum pension liability at December 31, 2002 was $11.3 million.

        Other Postretirement Benefits.    The Company has postretirement benefit plans that provide certain medical and prescription drug benefits to qualified retired employees, their spouses and covered dependents. Determination of benefits is based on a combination of the retiree's age and years of service at retirement. The Company accounts for retiree medical benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the full accrual of such costs during the years that the employee renders service to the Company until the date of full eligibility.

        In 2002, 2001 and 2000, the Company expensed retiree medical costs of $2.0 million, $1.9 million and $1.5 million, respectively. The retiree medical expense for each of those years includes $0.9 million of amortization of previously deferred retiree medical costs. Prior to getting regulatory approval for the recovery of retiree medical benefits in rates, the Michigan gas distribution operation deferred, as a regulatory asset, any portion of retiree medical expense that was not yet provided for in customer rates. After receiving rate approval for recovery of such costs, the Company began amortizing, as a retiree medical expense, the amounts previously deferred.

	Pension Benefits			Other Postretirement Benefits
	Year Ended December 31,
	2002	2001	2000	2002	2001	2000
	(000's)
Components of net benefit cost
Service cost	$2,089	$2,097	$1,988	$357	$348	$364
Interest cost	4,222	4,054	4,076	2,377	2,527	2,235
Expected return on plan assets	(5,611)	(5,897)	(6,600)	(2,048)	(2,150)	(1,967)
Amortization of transition obligation	40	53	53	922	921	920
Amortization of prior service costs	163	150	106	—	—	—
Amortization of net (gain) or loss	264	(301)	(502)	(553)	(601)	(950)
Amortization of regulatory asset	—	—	—	899	899	899
Net gain due to special termination benefits	—	—	(354)	—	—	—

Net benefit cost (credit)	$1,167	$156	$(1,233)	$1,954	$1,944	$1,501

        The Company has certain Voluntary Employee Benefit Association ("VEBA") trusts to fund its retiree medical benefits and contributed $0.5 million and $3.0 million to the trusts in 2001 and 2000, respectively. There were no contributions to the VEBA trusts during 2002. The Company can also partially fund retiree medical benefits on a discretionary basis through an Internal Revenue Code Section 401(h) account. No cash contributions were made to the 401(h) account in 2002, 2001 and 2000.

        The following table provides reconciliations of the plan benefit obligations, plan assets and funded status of the plans.

	Pension Benefits		Other Postretirement Benefits
	Year Ended December 31,
	2002	2001	2002	2001
	(000's)
Change in benefit obligation
Benefit obligation at January 1	$61,175	$57,184	$33,964	$34,323
Service cost	2,089	2,097	357	348
Interest cost	4,222	4,054	2,377	2,527
Actuarial (gain) loss	2,869	3,461	2,370	(1,671)
Benefits paid from plan assets	(3,287)	(5,615)	—	—
Benefits paid from corporate assets, net of participant contributions	—	—	(1,667)	(1,563)
Plan amendments	—	(6)	(5,610)	—

Benefit obligation at December 31	$67,068	$61,175	$31,791	$33,964

Change in plan assets
Fair value of plan assets at January 1	$53,930	$62,579	$21,964	$22,851
Actual return on plan assets	(5,458)	(3,034)	(2,589)	(1,387)
Company contributions	4,225	—	—	500
Benefits paid from plan assets	(3,287)	(5,615)	—	—

Fair value of plan assets at December 31	$49,410	$53,930	$19,375	$21,964

Reconciliation of funded status of the plans
Funded (unfunded) status	$(17,658)	$(7,245)	$(12,416)	$(12,000)
Unrecognized net (gain) loss	22,643	8,968	1,456	(6,104)
Unrecognized prior service cost	661	824	(528)	—
Unrecognized net transition obligation	25	65	4,133	10,137
Additional minimum pension liability	(11,343)	(2,983)	—	—

Prepaid (accrued) benefit cost	$(5,672)	$(371)	$(7,355)	$(7,967)

Weighted average assumptions as of December 31
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term rate of return on plan assets	8.50%	9.75%	8.50%	9.75%
Rate of compensation increase	4.00%	4.00-5.00%	4.00%	4.00-5.00%

        The 2002 postretirement medical costs were developed based on the health care plan in effect at January 1, 2002. As of December 31, 2002, the actuary assumed that retiree medical cost increases in 2003 would be 7% and prescription drug cost increases in 2003 would be 12%. The actuary also assumed that the rate of increase in retiree medical costs and prescription drug costs would decrease uniformly to 5% in 2008 and thereafter. The health care cost trend rate assumption significantly affects the amounts reported. For example, a one percentage point increase in each year would increase the accumulated retiree medical obligation as of December 31, 2002 by $4.4 million and the aggregate of the service and interest cost components of net periodic retiree medical costs for 2002 by $0.4 million.

        401(k) Plans and Profit Sharing Plans.    The Company has defined contribution plans, commonly referred to as 401(k) plans, covering the employees of certain of its businesses or divisions. Certain of the 401(k) plans contain provisions for Company matching contributions. The amount expensed for the Company match provisions was $1.1 million for 2002, 2001 and 2000.

        The Company has profit sharing plans covering the employees of certain of its businesses or divisions. Annual contributions are generally discretionary or determined by a formula, which contains minimum contribution requirements. Profit sharing expense was $0.4 million for 2002 and $0.3 million for 2001 and 2000.

Note 9. Stock-Based Compensation

        The Company has a long-term incentive plan providing for the issuance of up to 500,000 shares of non-qualified common stock options, adjusted for any subsequent stock dividends and stock splits. During 2000, the Company's Board of Directors approved a second such plan that provides for the issuance of non-qualified stock options up to an amount not to exceed five percent of the total outstanding shares of the Company. The options are reserved for the executives and directors of the Company and are awarded based upon both the Company's and individual's performance. The options vest at the rate of 33 1/3% per year beginning one year after the date of grant and expire ten years after the grant date.

        The exercise price of all the options granted is equal to the average of the high and low market price on the options' grant date. Both the number of options granted and the exercise price are adjusted accordingly for any stock dividends and stock splits occurring during the options' life. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model and the weighted average assumptions shown in the table below.

	2002	2001	2000
Risk-free interest rate	4.45%	4.92%	6.55%
Dividend yield	6.63%	5.86%	6.98%
Volatility	34.39%	29.42%	24.96%
Average expected term (years)	5	5	5
Fair value of options granted	$1.41	$2.57	$1.80

        The following table summarizes information concerning outstanding and exercisable options at December 31, 2002.

	Options Outstanding			Options Exercisable
Range of Exercisable Prices	Number Outstanding	Remaining Contractual Life in Years	Weighted Average Exercise Price ($)	Number Exercisable	Weighted Average Exercise Price ($)
$ 6.94 - $ 9.99	251,979	9.2	7.48	—	—
$11.50 - $14.35	436,181	6.9	13.62	229,750	13.30
$14.37 - $15.95	349,958	6.6	14.91	213,292	15.24
$16.19 - $17.14	101,100	3.3	17.02	101,100	17.02

	1,139,218			544,142

        There were 989,000 employee stock options available for grant at December 31, 2002. The following table shows the stock option activity during the past three years and the number of stock options exercisable under the Company's plans at the end of each such year.

	Number of Shares	Weighted Average Exercise Price ($)
Outstanding at December 31, 1999	317,786	16.16
Granted	192,701	12.07
Exercised	—	—
Canceled	(44,707)	14.18
Outstanding at December 31, 2000	465,780	14.65
Granted	555,040	14.33
Exercised	(667)	11.94
Canceled	(71,404)	14.25
Outstanding at December 31, 2001	948,749	14.49
Granted	251,979	7.48
Exercised	—	—
Canceled	(61,510)	14.16
Outstanding at December 31, 2002	1,139,218	12.96
Options exercisable at December 31, 2000	200,924	16.38
Options exercisable at December 31, 2001	298,403	15.48
Options exercisable at December 31, 2002	544,142	14.75

        The Company accounts for all stock options under the provisions and related interpretations of Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees." In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has chosen to continue accounting for these transactions under APB 25 for purposes of determining net income and to present the pro forma disclosures required by SFAS 123. If compensation expense had been determined in a manner consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

	Year Ended December 31,
	2002	2001	2000
	(000's)
Net income (loss)
As reported	$8,949	$(6,361)	$16,693
Pro forma	8,533	(6,664)	16,517
Earnings per share—basic
As reported	$0.48	$(0.35)	$0.93
Pro forma	0.46	(0.37)	0.92
Earnings per share—diluted
As reported	$0.48	$(0.35)	$0.90
Pro forma	0.46	(0.37)	0.89

Note 10. Earnings Per Share

        The Company computes earnings per share ("EPS") in accordance with SFAS No. 128, "Earnings per Share." SFAS 128 requires the computation and presentation of two EPS amounts, basic and diluted. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted EPS is similar to that of basic EPS except that the weighted average number of common shares outstanding is increased to include any shares that would be available if outstanding stock options and stock purchase contracts ("dilutive securities") were exercised. The diluted EPS calculation excludes the effect of stock options when their exercise prices exceed the average market price of the Company's common stock during the period and excludes the effect of stock purchase contracts when their reference price exceeds the average market price of common stock during the period.

        The following table provides the computations of basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000.

	Year Ended December 31,
	2002	2001	2000
	(000's, except per share amounts)
Earnings per share computation
Income (loss) from continuing operations	$8,939	$(239)	$16,598
Discontinued operations(a)	10	(6,122)	95

Net income (loss) available to common shareholders	$8,949	$(6,361)	$16,693

Weighted average common shares outstanding—basic	18,472	18,106	17,999

Earnings per share—basic
Income (loss) from continuing operations	$0.48	$(0.01)	$0.92
Discontinued operations(a)	0.00	(0.34)	0.01

Net income (loss) available to common shareholders	$0.48	$(0.35)	$0.93
Weighted average common shares outstanding	18,472	18,106	17,999
Incremental shares from assumed conversions of:
FELINE PRIDES—stock purchase contracts(b)	—	—	599
Stock options(b)	21	—	21

Weighted average common shares outstanding—diluted(b)	18,493	18,106	18,619
Earnings per share—diluted
Income (loss) from continuing operations	$0.48	$(0.01)	$0.89
Discontinued operations(a)	0.00	(0.34)	0.01

Net income (loss) available to common shareholders	$0.48	$(0.35)	$0.90

(a)
Effective December 2001, the Company began accounting for the engineering services business as a discontinued operation. Accordingly, its operating results are segregated and reported as discontinued operations in the Consolidated Statements of Operations.

(b)
The FELINE PRIDES and stock options were not included in the computation of diluted earnings per share for 2001 because their effect was antidilutive.

Note 11. Business Segments

        The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which specifies standards for reporting information about operating segments ("business segments") in annual financial statements and requires selected information in interim financial statements. Business segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, to make decisions on how to allocate resources and to assess performance. The Company's chief operating decision-making group is the Chief Executive Officer ("CEO") and certain other executive officers who report directly to the CEO. The operating segments are organized and managed separately because each segment offers different products or services. The Company evaluates the performance of its business segments based on the operating income generated. Operating income does not include income taxes, interest expense, discontinued operations and non-operating income and expense items.

        Under SFAS 131, an operating segment that does not exceed certain quantitative levels is not considered a reportable segment. Instead, the results of all segments that do not exceed the quantitative thresholds can be combined and reported as one segment and referred to as "all other." The Company's propane, pipelines and storage business segment and information technology services segment did not meet these quantitative thresholds and could have been grouped into the "all other" category. However, the Company has decided to voluntarily disclose information on these business segments.

        The Company currently operates four reportable business segments. They are gas distribution, construction services, information technology services and propane, pipelines and storage. Refer to Note 1 for a brief description of each business segment.

        In December 2001, the Company's Board of Directors approved a plan to redirect the Company's business strategy, which included the divestiture of its engineering services business. The operating results of the engineering services business are segregated and reported as discontinued operations in the Consolidated Statements of Operations. The Company sold its engineering services business effective November 1, 2002. For further information refer to Note 14 of the Notes to Consolidated Financial Statements.

        The accounting policies of the Company's four operating segments are the same as those described in Note 1 except that intercompany transactions have not been eliminated in determining individual segment results. The following table provides business segment information as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the consolidated financial statements. Corporate and other includes corporate related expenses not allocated to segments, intercompany eliminations and results of other smaller operations.

	Year Ended December 31,
	2002	2001	2000
	(000's)
Operating revenues(a)
Gas distribution	$364,711	$324,365	$307,851
Construction services	119,254	126,205	105,231
Information technology services(b)	9,618	10,275	5,184
Propane, pipelines and storage	7,058	7,443	6,949
Corporate and other(c)	(19,676)	(22,465)	(14,890)

Total consolidated revenues	$480,965	$445,823	$410,325

Depreciation and amortization(a)
Gas distribution	$25,342	$27,180	$26,272
Construction services	8,049	7,504	5,360
Information technology services(b)	586	397	60
Propane, pipelines and storage	931	1,008	999
Corporate and other	429	416	360

Total consolidated depreciation	$35,337	$36,505	$33,051

Operating income (loss)(a)
Gas distribution	$59,076	$50,337	$62,876
Construction services	(1,999)	(1,374)	3,676
Information technology services(b)	602	431	481
Propane, pipelines and storage	1,946	1,871	1,530
Corporate and other	(2,916)	(6,874)	(3,330)

Total consolidated operating income	$56,709	$44,391	$65,233

Assets at year end
Gas distribution	$741,613	$734,115	$741,593
Construction services	72,170	74,453	69,276
Engineering services(a)	—	4,302	8,837
Information technology services(b)	4,569	4,384	1,808
Propane, pipelines and storage	22,443	23,125	24,827
Corporate and other	35,719	23,169	4,882

Total consolidated assets	$876,514	$863,548	$851,223

Capital investments(d)
Gas distribution	$29,972	$34,074	$47,466
Construction services	3,001	14,855	15,318
Engineering services(a)	—	275	209
Information technology services(b)	437	1,960	2,143
Propane, pipelines and storage	267	335	251
Corporate and other	1,300	3,945	3,033

Total consolidated capital investments	$34,977	$55,444	$68,420

(a)
Effective December 2001, the Company began accounting for the engineering services segment as a discontinued operation. Accordingly, its operating results are segregated and reported as discontinued operations in the Consolidated Statements of Operations.

(b)
Operations began for the information technology services segment in April 2000.

(c)
Includes the elimination of intercompany construction service revenue of $11,889,000, $12,986,000 and $9,694,000 for 2002, 2001 and 2000, respectively. Includes the elimination of intercompany information technology revenue of $7,620,000, $9,349,000 and $5,032,000 for 2002, 2001 and 2000, respectively.

(d)
Capital investments include purchase of property, plant and equipment and net amounts paid for business acquisitions, including non-cash amounts such as deferred payments and the value, at the time of issuance, of Company stock issued as part of the acquisitions.

Note 12. Investment In Affiliate

        The equity method of accounting is used for interests where the Company has significant influence, but does not control the entity. At December 31, 2002, the Company's only investment in affiliates was a 50% ownership interest in the Eaton Rapids Gas Storage System ("ERGSS"). The investment in the unconsolidated affiliate is reported in deferred charges and other assets in the Consolidated Statements of Financial Position. ERGSS provides natural gas storage services to the Company's Gas Distribution Business. ERGSS had annual operating revenues associated with services provided to the Gas Distribution Business of $3.2 million in 2002 and $3.0 million in 2001 and 2000. The table below summarizes the financial information for ERGSS.

	2002	2001	2000
	(000's)
Operating revenues	$5,791	$5,714	$5,806
Operating income	$3,718	$3,489	$3,579
Net income	$2,747	$2,379	$2,372
The Company's share of net income	$1,374	$1,190	$1,186
Current assets	$2,647	$3,598	$1,435
Non-current assets	23,491	20,552	22,767

Total assets	$26,138	$24,150	$24,202

Current liabilities	$5,679	$3,332	$2,024
Non-current liabilities	11,147	12,567	13,023
Equity	9,312	8,251	9,155

Total liabilities and equity	$26,138	$24,150	$24,202

The Company's equity investment	$4,656	$4,126	$4,165

Note 13. Commitments And Contingencies

        Capital Investments.    The Company's plans for expansion and improvement of its business properties are continually reviewed. Aggregate capital expenditures for property in 2003 are projected at approximately $33 million. The Company has no plans to incur additional expenditures for business acquisitions in 2003.

        Lease Commitments.    The Company leases buildings, vehicles and equipment. The resulting leases are classified as operating leases in accordance with SFAS No. 13, "Accounting for Leases." A significant portion of the Company's vehicles are leased. Leases on the majority of the Company's new vehicles are for a minimum of twelve months. The Company has the right to extend each vehicle lease annually and to cancel the extended lease at any time. During 2002, the Company received $4.4 million in proceeds from the sale of two buildings and land. The Company is leasing these facilities back over the period January 2003 through September 2005 for normal operating purposes. The annual lease payments during this period will amount to approximately $0.5 million.

        The Company's future minimum lease payments that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2002 totaled $13.1 million consisting of (in millions): 2003—$1.8; 2004—$1.7; 2005—$1.3; 2006—$1.1; 2007—$1.1 and thereafter—$6.1. Total lease expense approximated $2.2 million, $2.5 million and $2.3 million in 2002, 2001 and 2000, respectively. The annual future minimum lease payments are less than the lease expense incurred in 2000 through 2002 because most of the vehicle leases at December 31, 2002 were on a month-to-month basis and were subject to cancellation at any time. However, management expects to renew or replace substantially all leases.

        Environmental Issues.    Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. The Company owns seven Michigan sites, which formerly housed such manufacturing facilities and expects that it will ultimately incur investigation and remedial action costs at some of these sites and one other site. The Company has closed a related site with the approval of the appropriate environmental regulatory authority in the State of Michigan and has developed plans and conducted preliminary field investigations at two other sites. The Company is in the process of estimating its liabilities and potential costs in connection with these sites, but the amounts of these estimates are not yet available. In accordance with an MPSC accounting order, any environmental investigation and remedial action costs will be deferred and amortized over ten years. Rate recognition of the related amortization expense will not begin until after a prudence review in a general rate case.

        Personal Property Taxes.    The Company and other Michigan utilities have asserted that Michigan's valuation tables in effect prior to 2000 resulted in the substantial overvaluation of utility personal property. Valuation tables established by the Michigan State Tax Commission ("STC") are used to estimate the reduction in value of personal property based on the property's age. In 1998, the Company began filing its personal property tax information with local taxing jurisdictions, using a revised calculation of the value of personal property subject to taxation. A number of local taxing jurisdictions accepted the revised calculation, and the Company recorded lower property tax expense in 1998 and subsequent years associated with the accepting taxing jurisdiction. The Company has also filed appeals to recover excess payments made in 1997 and subsequent years based on the revised calculation and recorded lower property tax expense as a result of the filings.

        In November 1999, the STC approved new valuation tables that more accurately recognize the value of a utility's personal property. The new tables became effective in 2000 and are being used for current year assessments in most jurisdictions. However, several local taxing jurisdictions have taken legal action attempting to prevent the STC from implementing the new valuation tables and have continued to prepare assessments based on the superceded tables.

        The Company will seek to apply the new tables retroactively and to ultimately settle the pending tax appeals related to prior periods. This is a solution supported by the STC in the past. The legal action, along with possible additional appeals by local taxing jurisdictions or negotiated settlements, may delay the time period for recovery and ultimately impact the amount of recovery. As of December 31, 2002, the Company had a receivable of approximately $4.0 million recorded for the Company's estimated recovery of these prior year excess property tax payments.

        On November 7, 2002, the MPSC issued an order requiring each natural gas and electric utility company subject to its jurisdiction to show cause as to why each such utility should not reduce its rates to reflect the new personal property valuation tables that were placed in effect in 2000 by the STC and why it should not refund to the ratepayers any recovery amounts it receives as refunds from taxing jurisdictions as it implements the new valuation tables. The Company filed a response to the Order in December 2002. In its response, the Company stated that its rates should not be reduced and that refunds to customers should not be required as a result of changes in personal property tax multipliers. The reasons sighted by the Company were that (1) its existing rates have been and currently are insufficient for it to earn its authorized rate of return, (2) most of the potential for refunds relates to disputes arising out of tax years prior to the change in the tax multipliers, (3) for that portion of the receivable applicable to the change in the rate multipliers, customers have already received the benefits of the resulting lower property tax expenses through certain incentive regulation and income sharing rate mechanisms that were implemented in conjunction with the Company's approved rates and (4) to order any refund to customers of amounts received by the Company from taxing authorities would constitute prohibited retroactive ratemaking.

        Other Contingencies.    Under the terms of the Company's acquisition agreement, the former owners of K&B Construction were given the opportunity to receive additional consideration if future results of operations exceed certain targeted levels. The amounts potentially payable to the former owners of K&B are subject to set-off for certain liabilities. There has been no additional consideration paid in connection with the K&B acquisition. The amounts potentially payable have been placed in escrow and are reflected in restricted cash in the Company's Consolidated Statements of Financial Position pending the outcome of certain claims and litigation.

        In the normal course of business, the Company may be a party to certain lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatening litigation or of actual or possible claims; however, management believes resulting liabilities, if any, will not have a material adverse impact upon the Company's financial position or results of operations.

Note 14. Restructuring and Discontinuation of Operations

        During the fourth quarter of 2001, the Company announced a redirection of its business strategy and began restructuring its corporate, business unit and operational structures. This involved the integration of the Company's Michigan and Alaska gas distribution divisions and the closure of the Company's Houston-based engineering and construction headquarters and related consolidation of administrative functions in Michigan. The redirection also involved the divestiture of the Company's engineering services business and the ceasing of operations in certain regions of the construction business that were not likely to contribute to shareholder value in the near term. The new strategy concentrates more on profitable growth within each line of business and less on acquisitions.

        The Company recorded $6.1 million of restructuring and impairment charges in the fourth quarter of 2001 for the planned restructuring activities and the ceasing of operations in certain regions of its construction business. The charges are included in operating expenses in the Consolidated Statements of Operations and include severance expense, costs associated with terminating leases, writedowns of certain construction operations and other related expenses. There was no material adjustment to the restructuring and impairment charges during 2002.

        The activities of the Company's engineering services business have been accounted for as a discontinued operation and, accordingly, the operating results and the loss on the disposal of this business segment are segregated and reported as discontinued operations in the Consolidated Statements of Operations. Operating results, net of income taxes, from the discontinued operations were $(1.1) million and $0.1 million for 2001 and 2000, respectively. In the fourth quarter of 2001, the Company recorded a loss of $5.0 million, net of income taxes, for the estimated loss the Company expected to incur on the disposal of its engineering business segment, including estimated losses from operations during the phase-out period. In November 2002, the Company sold its engineering services business. The sale resulted in a loss, net of income taxes, of $5.0 million, including actual operating losses during the phase-out period. There was a difference of $10 thousand between the actual losses and the estimated losses, which is included in discontinued operations for 2002.

        Components of amounts reflected in the Consolidated Statements of Income and Consolidated Statements of Financial Position for the engineering services business are presented in the following table.

	2002	2001	2000
	(000s)
Consolidated statements of operations—data
Revenues	$—	$12,247	$20,655
Operating expenses	—	14,340	20,630
Operating income (loss)	—	(2,093)	25
Other income (deductions)	—	257	122
Income tax benefit (expense)	—	694	(52)

Income (loss) from discontinued operations	$—	$(1,142)	$95

Gain (loss) on divestiture of discontinued operations, including losses during phase-out period, net of income tax (expense) benefit of ($1,277), $2,429 and $0	$10	$(4,980)	$—

Consolidated statements of financial position data
Current assets	$—	$4,050	$5,136
Property, plant and equipment, net	—	250	1,233
Deferred charges and other assets, net	—	2	2,468
Current liabilities	—	(4,880)	(3,401)
Deferred credits and other liabilities	—	—	(911)

Net assets (liabilities) of discontinued operations held for sale	$—	$(578)	$4,525

Note 15. Quarterly Financial Information (Unaudited)

        In the opinion of the Company, the following quarterly information includes all adjustments necessary for a fair statement of the results of operations for such periods. Earnings and dividends per share for each quarter are calculated based upon the weighted average number of shares outstanding during each quarter. As a result, adding the earnings or dividends per share for each quarter of a year may not equal annual earnings or dividends per share due to changes in shares outstanding throughout the year. Due to the seasonal nature of the Company's gas distribution business, the results of operations reported on a quarterly basis show substantial variations.

Quarters	First	Second	Third	Fourth
	(000's, except per share amounts)
2002
Operating revenues	$155,911	$106,100	$72,693	$146,261
Operating income	28,619	10,341	(346)	18,095
Income (loss) from continuing operations	11,330	45	(7,014)	4,578
Net income (loss) available to common shareholders	11,330	45	(7,014)	4,588
Earnings per share from income (loss) from continuing operations:
—basic	0.62	—	(0.38)	0.25
—diluted	0.62	—	(0.38)	0.25
Earnings per share from net income (loss) available to common shareholders:
—basic	0.62	—	(0.38)	0.25
—diluted	0.62	—	(0.38)	0.25
Cash dividends per share	0.21	0.13	0.13	0.13

2001
Operating revenues	$149,978	$86,512	$76,804	$132,529
Operating income	25,666	5,344	939	12,442
Income (loss) from continuing operations	9,478	(3,345)	(6,503)	131
Net income (loss) available to common shareholders	9,056	(3,339)	(6,645)	(5,433)
Earnings per share from income (loss) from continuing operations:
—basic	0.52	(0.19)	(0.36)	0.01
—diluted	0.50	(0.19)	(0.36)	0.01
Earnings per share from net income (loss) available to common shareholders:
—basic	0.50	(0.18)	(0.37)	(0.30)
—diluted	0.48	(0.18)	(0.37)	(0.30)
Cash dividends per share	0.21	0.21	0.21	0.21

SEMCO ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
Operating Revenues
Gas sales	$42,347	$34,616	$297,025	$220,708	$411,972	$313,689
Gas transportation	5,668	5,051	19,781	19,012	26,476	26,567
Construction services	22,615	30,730	52,966	86,510	73,821	115,380
Other	2,604	2,296	10,091	8,474	13,855	11,596

	73,234	72,693	379,863	334,704	526,124	467,232

Operating Expenses
Cost of gas sold	25,527	20,075	213,873	139,367	294,928	198,595
Operations and maintenance	36,230	41,157	99,434	121,131	134,956	163,778
Depreciation and amortization	8,798	8,834	26,749	26,487	35,599	35,689
Property and other taxes	3,099	2,973	8,961	9,105	11,700	12,011
Goodwill impairment charge	17,649	—	17,649	—	17,649	—
Restructuring and asset impairment charges	2,825	—	2,825	—	2,825	6,103

	94,128	73,039	369,491	296,090	497,657	416,176

Operating Income (Loss)	(20,894)	(346)	10,372	38,614	28,467	51,056
Other Income (Deductions)
Other income	835	857	3,002	2,239	3,738	3,369
Interest expense	(12,291)	(7,951)	(29,300)	(23,102)	(37,466)	(31,076)
Debt exchange and extinguishment costs	—	—	(24,030)	—	(24,030)	—
Other deductions	(162)	(163)	(850)	(511)	(1,076)	(1,016)

	(11,618)	(7,257)	(51,178)	(21,374)	(58,834)	(28,723)

Income (Loss) Before Income Taxes and Minority Interest	(32,512)	(7,603)	(40,806)	17,240	(30,367)	22,333
Income Tax (Expense) Benefit	7,671	2,740	10,308	(6,428)	6,597	(9,238)
Minority interest—dividends on company-obligated mandatorily redeemable trust preferred securities of subsidiaries holding solely debt securities of SEMCO Energy, Inc., net of income taxes of $0, $1,158, $2,316, $3,473, $3,473 and $4,632	—	(2,151)	(4,300)	(6,451)	(6,450)	(8,603)

Income (Loss) from Continuing Operations	(24,841)	(7,014)	(34,798)	4,361	(30,220)	4,492
Discontinued Operations
Loss from engineering services operations, net of income tax benefit of $0, $0, $0, $0, $0 and $353	—	—	—	—	—	(584)
Loss on divestiture of engineering services operations including losses during phase-out period, net of income tax benefit (expense) of $0, $0, $0, $0, ($1,276) and $2,429	—	—	—	—	10	(4,980)

Net Income (Loss) Available to Common Shareholders	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,210)	$(1,072)

Earnings per Share—Basic
Net income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)
Earnings per Share—Diluted
Net income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)
Cash Dividends Declared per Share	$0.075	$0.125	$0.200	$0.250	$0.450	$0.670
Average Common Shares Outstanding—Basic	23,308	18,519	20,375	18,422	19,933	18,365
Average Common Shares Outstanding—Diluted	23,308	18,519	20,375	18,452	19,933	18,365

The accompanying condensed notes to the unaudited consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.

Consolidated Statements of Financial Position

Assets

(In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Current Assets
Cash and temporary cash investments, at cost	$4,190	$1,813
Restricted cash	200	1,212
Receivables, less allowances of $2,718 and $1,909	26,810	49,841
Accrued revenue	14,049	40,757
Gas in underground storage, at average cost	65,909	35,232
Prepaid expenses	24,376	23,449
Materials and supplies, at average cost	4,995	4,254
Gas charges recoverable from customers	17,603	2,200
Accumulated deferred income taxes	1,276	—
Other	1,744	1,537

	161,152	160,295
Property, Plant and Equipment
Gas distribution	654,676	635,992
Diversified businesses and other	90,883	92,774

	745,559	728,766
Less accumulated depreciation	182,694	207,635

	562,865	521,131
Deferred Charges and Other Assets
Goodwill, less accumulated amortization of $17,764	143,435	161,084
Deferred retiree medical benefits	8,317	8,992
Unamortized debt expense	17,308	7,809
Other	21,755	17,203

	190,815	195,088

Total Assets	$914,832	$876,514

The accompanying condensed notes to the unaudited consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.

Consolidated Statements of Financial Position

Liabilities and Capitalization

(In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Current Liabilities
Notes payable	$103,831	$121,835
Accounts payable	13,371	38,148
Customer advance payments	17,995	11,408
Accrued interest	10,697	7,598
Accumulated deferred income taxes	—	1,879
Amounts payable to customers	3,031	1,073
Other	9,300	19,194

	158,225	201,135
Deferred Credits and Other Liabilities
Regulatory liability—negative salvage value	50,964	—
Accumulated deferred income taxes	33,076	33,043
Customer advances for construction	15,395	15,841
Unamortized investment tax credit	955	1,178
Other	8,025	9,833

	108,415	59,895
Long-Term Debt	475,525	366,026
Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiaries Holding Solely Debt Securities of Semco Energy, Inc.	—	139,436
Common Shareholders' Equity
Common stock—$1 par value; 40,000,000 shares authorized; 27,936,269 and 18,682,027 shares outstanding	27,936	18,682
Capital surplus	214,330	120,089
Accumulated other comprehensive income (loss)	(7,512)	(7,597)
Retained earnings (deficit)	(62,087)	(21,152)

	172,667	110,022

Total Liabilities and Capitalization	$914,832	$876,514

The accompanying condensed notes to the unaudited consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.

Consolidated Statements of Cash Flow

(Unaudited)

(in thousands)

	Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
Cash Flows Provided by (Used for) Operating Activities
Net income (loss)	$(34,798)	$4,361	$(30,210)	$(1,072)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	26,749	26,487	35,599	35,689
Depreciation and amortization in discontinued operations	—	212	13	328
Debt exchange and extinguishment costs	24,030	—	24,030	—
Accumulated deferred income taxes and investment tax credit	(3,345)	819	(648)	5,392
Non-cash impairment charges	20,474	—	18,742	7,679
Changes in assets and liabilities, net of effects of acquisitions, divestitures and other changes as shown below	(24,732)	(3,584)	(42,498)	(16,360)

Net Cash Provided by Operating Activities	8,378	28,295	5,028	31,656

Cash Flows Provided by (Used for) Investing Activities
Property additions—gas distribution	(19,844)	(21,766)	(28,050)	(27,020)
Property additions—diversified businesses and other	(1,689)	(4,557)	(2,137)	(10,699)
Proceeds from property sales, net of retirement costs	1,642	1,363	4,787	1,664

Net Cash Used for Investing Activities	(19,891)	(24,960)	(25,400)	(36,055)

Cash Flows Provided by (Used for) Financing Activities
Issuance of common stock, net of expenses	2,721	2,796	3,567	3,917
Net change in notes payable	(18,004)	6,458	(10,584)	17,964
Issuance of long-term debt, net of expenses	197,503	29,043	197,450	29,043
Repayment of long-term debt	(138,162)	(30,060)	(138,227)	(30,060)
Debt exchange and extinguishment costs	(24,030)	—	(24,030)	—
Payment of dividends on common stock	(6,138)	(8,447)	(8,467)	(12,260)

Net Cash Provided by (Used for) Financing Activities	13,890	(210)	19,709	8,604

Cash and Temporary Cash Investments
Net increase (decrease)	2,377	3,125	(663)	4,205
Beginning of period	1,813	1,728	4,853	648

End of period	$4,190	$4,853	$4,190	$4,853

Changes in assets and liabilities, net of effects of acquisitions, divestitures and other changes:
Restricted cash	$1,012	$—	$(200)	$—
Receivables, net	23,032	25,766	11,644	27,154
Accrued revenue	26,708	19,567	(463)	470
Prepaid expenses	(927)	(964)	(1,136)	(9,482)
Materials, supplies and gas in undergroung storage	(31,418)	(28,141)	(24,774)	(27,037)
Gas charges recoverable from customers	(15,403)	(3,446)	(12,163)	(3,178)
Accounts payable	(24,777)	(6,939)	(10,100)	(2,783)
Customer advances and amounts payable to customers	8,097	(2,115)	7,993	81
Other	(11,056)	(7,312)	(13,299)	(1,585)

	$(24,732)	$(3,584)	$(42,498)	$(16,360)

The accompanying condensed notes to the unaudited consolidated financial statements are an integral part of these statements.

SEMCO ENERGY, INC.

Condensed Notes to the Unaudited Consolidated Financial Statements

Note 1—Significant Accounting Policies

        Under the rules and regulations of the Securities and Exchange Commission for Form 10-Q Quarterly Reports, certain footnotes and other financial statement information normally included in the year-end financial statements of SEMCO Energy, Inc. and its subsidiaries (the "Company") have been condensed or omitted in the accompanying unaudited financial statements. These financial statements prepared by the Company should be read in conjunction with the financial statements and notes thereto included in the Company's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The information in the accompanying financial statements reflects, in the opinion of the Company's management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the information shown, subject to year-end and other adjustments, as later information may require.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Goodwill and Goodwill Impairment—Goodwill represents the excess of purchase price and related costs over the value assigned to the net identifiable assets of businesses acquired. The Company accounts for Goodwill under the provisions of Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142,"Goodwill and Other Intangible Assets ("SFAS 142")." SFAS 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. In conjunction with the requirements of these Statements, the Company ceased Goodwill amortization effective January 1, 2002.

        The following table presents what would have been reported as net income (loss) available to common shareholders and the related per share amounts on a basic and diluted basis in all periods presented, exclusive of amortization expense (including any related tax effects) recognized in those periods related to goodwill.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
Net income (loss) available to common shareholders
Reported net income (loss) from continuing operations	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,220)	$4,492
Discontinued operations	—	—	—	—	10	(5,564)

Reported net income (loss) available to common shareholders	(24,841)	(7,014)	(34,798)	4,361	(30,210)	(1,072)
Add back: Goodwill amortization, net of income taxes	—	—	—	—	—	698

Adjusted net income (loss) available to common shareholders	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,210)	$(374)

Adjusted earnings per share—basic
Reported net income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Discontinued operations	—	—	—	—	—	(0.30)

Reported net income (loss) available to common shareholders	(1.07)	(0.38)	(1.71)	0.24	(1.52)	(0.06)
Add back: Goodwill amortization, net of income taxes	—	—	—	—	—	0.04

Adjusted net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.02)

Adjusted earnings per share—diluted
Reported net income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Discontinued operations	—	—	—	—	—	(0.30)

Reported net income (loss) available to common shareholders	(1.07)	(0.38)	(1.71)	0.24	(1.52)	(0.06)
Add back: Goodwill amortization, net of income taxes	—	—	—	—	—	0.04

Adjusted net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.02)

        The Company is also required to perform impairment tests on the remaining goodwill balance annually or at any time when events occur which could impact the value of the Company's business segments. If an impairment test of goodwill shows that the carrying amount of the goodwill is in excess of the fair value, a corresponding impairment loss would be recorded in the Consolidated Statements of Operations. The 2002 annual impairment tests were performed for the Company's business units and the results of those tests indicated that there was no impairment of Goodwill.

        The 2003 annual impairment test was performed for the Company's construction services business during the first quarter and indicated that there was no impairment of goodwill However, as a result of continuing weakness in the construction services industry, less than expected operating performance at the Company's construction services business, and the Company's belief that these conditions will continue for a longer period than originally anticipated, the Company hired a nationally recognized appraisal company to perform an interim analysis of its construction services business for possible goodwill and asset impairment. As a result of this analysis it was determined that all of the goodwill associated with the Company's construction services business ($17.6 million) was impaired. The $17.6 million charge for impairment of goodwill is reflected in the Company's Consolidated Statements of Operations in operating expenses.

        The 2003 annual goodwill impairment test for the company's propane, pipelines and storage business unit was performed during the third quarter of 2003 and indicated that there was no impairment of goodwill. The 2003 annual impairment tests for the Company's remaining business units will be conducted during the fourth quarter of 2003.

        The changes in the carrying amount of goodwill for the nine months ended September 30, 2003 are as follows:

Goodwill	Gas Distribution Segment	Construction Services Segment	Information Technology Services Segment	Propane Pipeline & Storage Segment	Total Company
	(in thousands)
Balance as of January 1, 2003	$140,227	$17,649	$152	$3,056	$161,084
Impairment losses		(17,649)			(17,649)

Balance as of September 30, 2003	$140,227	$—	$152	$3,056	$143,435

        Property, Plant and Equipment Impairment—In addition to the goodwill impairment test discussed above, the Company also had the appraisal company test its Construction Services Business for impairment of long-lived assets under SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). The appraisal company valued the long-lived assets as part of an operating entity under the "held and used" model as prescribed in SFAS 144. As a result of this analysis the Company recorded a $2.8 million charge in the third quarter of 2003 for the impairment of long-lived assets. The impairment charge is included in operating expenses in the Company's Consolidated Statements of Operations.

        Comprehensive Income—The Company's comprehensive income (loss) for the three, nine and twelve months ended September 30, 2003 and September 30, 2002 is summarized in the following table.

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30,
	2003	2002	2003	2002	2003	2002
	(in thousands)
Net income (loss) available to common shareholders	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,210)	$(1,072)
Minimum pension liability adjustment, net of income tax benefits of $2,922 and $781	—	—	—	—	(5,427)	(1,452)
Unrealized derivative gain (loss) on interest rate hedge from an investment in an affiliate	12	(98)	85	107	4	(637)

Total other comprehensive income (loss)	$(24,829)	$(7,112)	$(34,713)	$4,468	$(35,633)	$(3,161)

        Stock Based Compensation—The Company accounts for all stock options under the provisions and related interpretations of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has chosen to account for these transactions under APB 25 for purposes of determining net income but must present the pro forma disclosures required by SFAS 123 as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"). If compensation expense had been determined in a manner consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
	(000's)
Net income (loss), as reported	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,220)	$(1,072)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	95	85	292	301	396	395

Pro forma net income (loss)	$(24,936)	$(7,099)	$(35,090)	$4,060	$(30,616)	$(1,467)

Earnings per share—basic
As reported	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)
Pro forma	$(1.07)	$(0.38)	$(1.72)	$0.22	$(1.54)	$(0.08)
Earnings per share—diluted
As reported	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)
Pro forma	$(1.07)	$(0.38)	$(1.72)	$0.22	$(1.54)	$(0.08)

        New Accounting Standards—On January 1, 2003 the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations ("SFAS 143")." The Standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.

        When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

        The Company adopted SFAS 143 on January 1, 2003 and has determined that it does not have any asset retirement obligations ("ARO") that are to be recorded in accordance with SFAS 143. However, the Company does have non-ARO negative salvage value that had been recorded in the accumulated depreciation of its gas distribution business in accordance with industry practice. As of September 30, 2003, the non-ARO negative salvage was approximately $51 million and is reported as a "Regulatory liability" in the Consolidated Statement of Financial Position.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 eliminates SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 4") and thus allows for only those gains or losses on the extinguishment of debt that meet the criteria of extraordinary items to be treated as such in the financial statements. SFAS 145 also amends SFAS No. 13, Accounting for Leases" ("SFAS 13") to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of this Statement relating to the rescission of SFAS 4 are effective for fiscal years beginning after May 15, 2002. The provisions of this Statement relating to the amendment of SFAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. In accordance with the provisions of SFAS 145, the Company reported debt extinguishments costs incurred during the second quarter of 2003 as a separate line item within the continuing operations section of the Consolidated Statements of Operations. Under previous FASB guidance these costs would have been reported as an extraordinary charge. For further information on debt extinguishments costs see Note 2 of the Condensed Notes to the Unaudited Consolidated Financial Statements. The remaining provisions of SFAS 145 have not had a material impact on the Company's consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 requires that the liability for costs associated with exit or disposal activities be recognized when incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on the Company's financial statements.

        In November 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements apply to all companies for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company continues to account for all stock options under the provisions and related interpretations of APB 25 and reports the disclosure of stock options in accordance with the provisions of SFAS 148. The adoption of the disclosure provisions of SFAS 148 did not to have a material impact on the Company's consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees and standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions of FIN 45 related to recognizing a liability at inception of the guarantee do not apply to product warranties or guarantees accounted for as derivatives. The initial recognition and initial measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions were effective for financial statements for periods ending after December 15, 2002. The adoption of the recognition and measurement provisions of FIN 45 on January 1, 2003 did not have a material impact on the Company's financial statements.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 addresses conditions for consolidating an entity based on variable interests (as defined in the standard) rather than voting interests. FIN 46 clarifies that variable interest entities that do not disperse risks among the parties involved should be consolidated by the entity that is determined to be the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003. For variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, FIN 46 originally had to be adopted no later than the first fiscal year or interim period beginning after June 15, 2003. However, in October 2003, the FASB issued FASB Staff Position 46-e, "Effective Date of Interpretation 46" ("FSP 46-e"). FSP 46-e defers the effective date for applying the provisions of FIN 46, for interests held by public entities in variable interest entities created before February 1, 2003, until the end of the first interim or annual period ending after December 15, 2003. The Company is evaluating its consolidated capital trusts, to determine whether they are variable interest entities under FIN 46. The trusts, "SEMCO Capital Trust I" and "SEMCO Capital Trust II", have $40.0 million and $0.1 million, respectively, of outstanding company-obligated mandatorily redeemable trust preferred securities as of September 30, 2003. The trusts are consolidated as of September 30, 2003.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. This Statement also amends the definition of an "underlying" to conform it to language used in FIN 45 and certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. In addition, all provisions of this Statement should be applied prospectively except that: a) the provisions of this Statement that relate to SFAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 30, 2003, should continue to be applied in accordance with their respective effective dates and b) provisions related to forward purchases or sales of when-issued securities or securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company's financial condition or results of operation.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments created before the issuance date of this Statement, this Statement is effective at the interim period beginning July 1, 2003. Transition shall be achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instrument at fair value or other measurement attribute required by this Statement.

        The Company has company-obligated mandatorily redeemable trust preferred securities of its subsidiaries ("trust preferred securities") that were in existence prior to the issuance of this Statement. These securities have characteristics of both liabilities and equity and for periods prior to July 1, 2003, they are reported in the Consolidated Statements of Financial Position as a separate line item between long-term debt and common shareholders' equity. For periods after July 1, 2003, the trust preferred securities are reflected in the long-term debt section in compliance with the provisions of SFAS 150. Prior to July 1, 2003, the dividends on these trust preferred securities were reflected in the Consolidated Statements of Operations as "minority interest—dividends on trust preferred securities." In accordance with the provisions of SFAS 150, the dividends on these securities recorded after July 1,

2003 are reflected in "interest expense." The adoption of this Statement did not have a material impact on the Company's net income (loss) available to common shareholders.

Note 2—Short-Term Borrowings and Capitalization

        Short-Term Borrowings—During the second quarter of 2003, the Company amended its bank credit agreement to permit the issuance of additional debt securities, to increase the facility from $145 million to $155 million and to extend the maturity date of the 364—day component of the facility to May 20, 2004. The $155 million bank credit facility consists of an $85.5 million multi-year revolver, which expires in June 2005, and a $69.5 million 364 day facility, with a one year term loan option. This amendment provided covenant relief to permit the recently completed offering of senior unsecured notes (as described below), including the incurrence of costs associated with the offering and the other transactions that occurred concurrently with the offering. On September 30, 2003, $46.6 million of the Company's bank credit facility was unused.

        On October 15, 2003, the Company amended the terms of its credit agreement to exclude from the financial covenants contained therein, all non-cash goodwill and asset impairment charges that may be taken by the Company's Construction Services Business. As a result, the $17.6 million charge for impairment of goodwill and the $2.8 million charge for impairment of long-lived assets, both of which are discussed in Note 1, will not cause the Company to be out of compliance with the financial covenants contained in its bank credit agreement.

        Covenants contained in the Company's amended bank credit agreement require maintenance of a minimum net worth of $215.0 million, a fixed-charge coverage ratio of at least 1.2 until September 30, 2003, at least 1.33 through March 31, 2004 and 1.5 thereafter, and a debt-to-capitalization ratio of less than 0.70 through the earlier of March 31, 2004 or the sale of Alaska Pipeline Company, at which time the debt-to-capitalization ratio must be less than 0.65. As of September 30, 2003, the Company was in compliance with all debt covenants. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to the acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that the Company would be able to refinance or otherwise repay such indebtedness.

        Long-Term Debt (Including Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiaries)—In May 2003, the Company completed an offering of an aggregate of $300 million of senior unsecured notes. The offering consisted of $150 million of 7.125% senior unsecured notes due 2008 ("7.125% Notes") and $150 million of 7.75% senior unsecured notes due 2013 ("7.75% Notes"). The Company used approximately $92.3 million of the 7.75% Notes in an exchange for $77 million of its outstanding 8.95% Remarketable or Redeemable Securities ("ROARS"). After the exchange was completed the Company cancelled the $77 million of ROARS. The Company accounted for the debt exchange under the provisions of Emerging Issues Task Force Opinion No. 96-19 ("EITF 96-19"). In accordance with EITF 96-19, the Company used the book value of the ROARS ($77 million) as the initial book value for the $92.3 million of 7.75% Notes issued in the exchange. The difference between the face amount and the initial book value of the 7.75% Notes will be amortized as interest expense, using the effective interest method, over the life of the notes. As a result, the book value of the 7.75% Notes will increase by the amount of amortization expense recognized over the life of the notes. The exchange of the $92.3 million of 7.75% Notes for the

$77 million of ROARS was a non-cash financing activity. As a result, it is not reflected in the Company's Consolidated Statements of Cash Flows.

        The Company used a portion of the proceeds from the issuance of the new notes, to repurchase its $55 million of outstanding 8.00% Senior Notes due 2004, $30 million of outstanding 7.2% Senior Notes due 2007 and $25 million of outstanding 8.32% Senior Notes due 2024. Approximately $29.6 million of the proceeds was placed into a restricted escrow account and used to repurchase the remaining $28 million of ROARS in July 2003 and to pay the accrued interest thereon. Approximately $24 million of the proceeds was used to pay make-whole premiums or similar amounts in connection with the repurchase of the $138 million in notes and securities discussed above. The make-whole premiums or similar amounts were incurred, in most instances, in order to repurchase these obligations prior to their maturity. The Company expensed the $24 million ($15.6 million net of taxes) at the time of the refinancing. The remainder of the proceeds was used to pay expenses associated with the issuance of the new notes (approximately $9.8 million was incurred through September 30, 2003), to pay down short-term debt and for working capital and general corporate purposes.

        On July 1, 2003, the Company adopted SFAS 150. As a result, beginning July 1, 2003, the trust preferred securities of the Company's subsidiaries are reported in long-term debt. Refer to Note 1 for more information on SFAS 150 and the reporting of the Company's trust preferred securities and related dividends prior to and subsequent to July 1, 2003.

        In August 2003, the Company retired approximately $101 million of the trust preferred securities that were a component of the FELINE PRIDES securities. Approximately all of the holders of these securities had elected to have their trust preferred securities remarketed to raise the cash needed to fulfill the holders' obligations under the terms of the stock purchase contracts, which were a component of the FELINE PRIDES securities. The remarketing was not successful and the Company took possession of those trust preferred securities and retired them in order to satisfy the FELINE PRIDES holders' obligations to purchase 8.74 million shares of the Company's common stock. Refer to Note 4 of the Notes to the Consolidated Financial Statements in the Company's 2002 Annual Report on Form 10-K for further information on the FELINE PRIDES.

        The following table identifies the changes in long-term debt since December 31, 2002 as a result of the adoption of SFAS 150, recent debt offerings, debt exchange and debt repurchases discussed above:

	Balance September 30, 2003	Balance December 31, 2002
Long-term debt
8.00% notes due 2004	$—	$55,000
7.20% notes due 2007	—	30,000
8.95% notes due 2008, remarketable 2003	—	105,378
7.125% notes due 2008	150,000	—
6.49% notes due 2009	30,000	30,000
8.00% notes due 2010	30,652	30,758
7.75% notes due 2013	135,036	—
8.00% notes due 2016	59,748	59,890
8.32% notes due 2024	—	25,000
6.50% medium-term notes due 2005	15,000	15,000
6.40% medium-term notes due 2008	5,000	5,000
7.03% medium-term notes due 2013	10,000	10,000
10.25% Trust preferred securities(a)	40,000	—
3.77% Trust preferred securities(a)	89	—

	$475,525	$366,026

(a)
Prior to July 1, 2003, the trust preferred securities were reported as a separate line item between long-term debt and common shareholders' equity. For periods after July 1, 2003, the trust preferred securities are reflected in the long-term debt section in compliance with SFAS 150.

        Common Stock Equity—On October 16, 2003, the Company's Board of Directors declared a quarterly cash dividend of $0.075 per share on the Company's common stock. The dividend is payable on November 15, 2003 to shareholders of record at the close of business on October 31, 2003.

        In August 2003, the Company paid a quarterly cash dividend of $0.075 per share on its common stock. The total cash dividend was approximately $1.4 million of which $0.2 million was reinvested by shareholders into common stock through participation in the Direct Stock Purchase and Dividend Reinvestment Plan ("DRIP"). The cash dividends for the nine months ended September 30, 2003, were $6.1 million, of which $1.0 million was reinvested by shareholders through participation in the DRIP. During the three and nine months ended September 30, 2003, the Company issued approximately 93,000 and 396,000 shares of Company common stock, respectively, to meet the dividend reinvestment and stock purchase requirements of its DRIP participants. Also during the three and nine months ended September 30, 2003, the Company issued approximately 42,000 and 121,000 shares, respectively, of its common stock to certain of the Company's employee benefit plans.

        In August 2003, the Company issued approximately 8.74 million shares of common stock for $101 million through the mandatory stock purchase obligation specified under the terms of the stock purchase contracts, which were a component of the FELINE PRIDES securities. The Company also retired approximately $101 million of trust preferred securities in conjunction with this issuance of common stock. The retirement of the trust preferred securities in order to fulfill the FELINE PRIDES holders' stock purchase obligations was a non-cash financing activity and therefore both the issuance of the $101 million of common stock and the retirement of the $101 million of trust preferred securities is not reflected in the Company's Consolidated Statements of Cash Flows.

Note 3—Risk Management Activities and Derivative Transactions

        The Company's business activities expose it to a variety of risks, including commodity price risk and interest rate risk. The Company's management identifies risks associated with the Company's business and determines which risks it wants to manage and which types of instruments it should use to manage those risks.

        The Company records all derivative instruments it enters into under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 137, SFAS No. 138 and SFAS No. 149, which were amendments to SFAS No. 133 (hereinafter collectively referred to as "SFAS 133"). SFAS 133 requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the statement of financial position, as either an asset or liability, measured at its fair value. SFAS 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. For derivatives designated as cash flow hedges, changes in fair value are recorded in other comprehensive income for the portion of the change in value of the derivative that is an effective hedge.

        An affiliate, in which the Company has a 50% ownership interest, uses a floating to fixed interest rate swap agreement to hedge the variable interest rate payments on a portion of its long-term debt. This swap is designated as a cash flow hedge and the difference between the amounts paid and received under the swap is recorded as an adjustment to interest expense over the term of the agreement. The Company's share of changes in the fair value of the swap are recorded in accumulated other comprehensive income until the swap is terminated. As a result of this interest rate swap agreement, the Company's Consolidated Statements of Financial Position, at September 30, 2003 and December 31, 2002, reflected reductions of $0.6 million and $0.7 million, respectively, in the Company's equity investment in the affiliate and in accumulated other comprehensive income.

Note 4—Earnings Per Share

        The computations of basic and diluted earnings per share for the three, nine and twelve months ended September 30, 2003 and 2002 are as follows (in thousands except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
Basic earnings per share computation
Income (loss) from continuing operations	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,220)	$4,492
Discontinued operations	—	—	—	—	10	(5,564)

Net income (loss) available to common shareholders	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,210)	$(1,072)

Weighted average common shares outstanding	23,308	18,519	20,375	18,422	19,933	18,365

Earnings per share—basic
Income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Discontinued operations	—	—	—	—	—	(0.30)

Net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)

Diluted earnings per share computation
Income (loss) from continuing operations	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,220)	$4,492
Adjustment for effect of assumed conversions:
FELINE PRIDES—dividends on trust preferred securities (a)	—	N/A	—	N/A	—	N/A

Adjusted net income (loss) from continuing operations	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,220)	$4,492
Discontinued operations	—	—	—	—	10	(5,564)

Net income (loss) available to common shareholders	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,210)	$(1,072)

Weighted average common shares outstanding	23,308	18,519	20,375	18,422	19,933	18,365
Incremental shares from assumed conversions:
FELINE PRIDES—stock purchase contracts(a)	—	—	—	—	—	—
Stock options(b)	—	—	—	30	—	—

Diluted weighted average common shares outstanding	23,308	18,519	20,375	18,452	19,933	18,365

Earnings per share—diluted
Income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Discontinued operations	—	—	—	—	0.00	(0.30)

Net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)

(a)
For purposes of computing diluted earnings per share for the three, nine and twelve months ended September 30, 2003, $1,136,250, $5,681,250, and $7,953,250, respectively, of dividends on the Company's 9% trust preferred securities (9% TPS") which are a component of the FELINE PRIDES, were not removed from net loss from continuing operations and available to common shareholders and 4,368,414, 7,277,777 and 7,644,724, respectively, of incremental common shares from the assumed failed marketing and related retirement of the 9% TPS to settle the FELINE PRIDES holders' stock purchase obligations were not added to average common shares outstanding. These adjustments were not made because their effect was antidilutive.

(b)
26,986, 25,576, 18,919, 36,588 and 22,357 shares of stock options were not included in the computation of diluted earnings per share for the three, nine and twelve-month periods ending September 30, 2003 and the three and twelve-month periods ending September 30, 2002, respectively, because their effect was antidilutive.

Note 5—Business Segments

      The Company operates four reportable business segments: (1) gas distribution; (2) construction services; (3) information technology services; and (4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "Diversified Businesses." For information regarding the pending sale of a component of the gas distribution segment (Alaska Pipeline Company) and the decision to pursue the sale of the construction services segment, refer to Note 7. Refer to Note 1 for information on the impairment of the construction segment's goodwill and other assets. For information regarding the determination of reportable business segments, refer to Note 11 of the Notes to the Consolidated Financial Statements in the Company's 2002 Annual Report on Form 10-K.

        The Company's gas distribution segment distributes and transports natural gas to approximately 271,000 customers in the state of Michigan and approximately 114,000 customers in the state of Alaska. The construction services segment ("Construction Services") currently conducts most of its business in the mid-western, southern and southeastern areas of the United States. Its primary service is the installation and upgrade of compressor stations and underground natural gas mains and service lines. The information technology service segment ("IT Services") is headquartered in Michigan and provides IT infrastructure outsourcing services, and other IT services with a focus on mid-range computers, particularly the IBM I-Series (AS-400) platform. The propane, pipelines and storage segment sells more than four million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin and operates natural gas transmission and storage facilities in Michigan.

        The accounting policies of the operating segments are the same as those described in Notes 1 and 11 of the Notes to the Consolidated Financial Statements in the Company's 2002 Annual Report on Form 10-K, except that intercompany transactions have not been eliminated in determining individual segment results. The following table provides business segment information as well as a reconciliation ("Corporate and other") of the segment information to the applicable line in the Consolidated

Financial Statements. Corporate and Other includes corporate related expenses not allocated to segments, intercompany eliminations and results of other smaller operations.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
	(in thousands)
Operating revenues
Gas distribution	$48,936	$40,474	$319,870	$242,281	$442,300	$343,567
Construction services	25,860	33,868	60,836	95,973	84,117	128,784
Information technology services	2,253	2,510	6,675	7,088	9,205	9,755
Propane, pipelines and storage	1,198	1,097	5,439	4,751	7,746	6,787
Corporate and other(a)	(5,013)	(5,256)	(12,957)	(15,389)	(17,244)	(21,661)

Total operating revenues	$73,234	$72,693	$379,863	$334,704	$526,124	$467,232

Operating income (loss)(b)(c)
Gas distribution	$1,047	$(690)	$37,648	$38,037	$58,687	$57,682
Construction services	(21,179)	578	(26,700)	1,207	(29,906)	(2,724)
Information technology services	81	48	458	367	693	445
Propane, pipelines and storage	194	227	1,415	1,217	2,144	1,735
Corporate and other	(1,037)	(509)	(2,449)	(2,214)	(3,151)	(6,082)

Total operating income	$(20,894)	$(346)	$10,372	$38,614	$28,467	$51,056

Depreciation and amortization expense
Gas distribution	$6,346	$6,354	$19,168	$19,047	$25,463	$25,618
Construction services	1,972	1,990	6,057	5,998	8,108	8,050
Information technology services	175	152	515	418	683	650
Propane, pipelines and storage	218	233	767	695	1,003	942
Corporate and other	87	105	242	329	342	429

Total depreciation and amortization expense	$8,798	$8,834	$26,749	$26,487	$35,599	$35,689

(a)
Includes the elimination of intercompany construction services revenue of $3,245,000, $7,871,000 and $10,297,000 for the three, nine and twelve months ended September 30, 2003, respectively, and $3,138,000, $9,463,000 and $13,404,000 for the three, nine and twelve months ended September 30, 2002, respectively. Also includes the elimination of intercompany information technology services revenue of $1,725,000, $4,961,000 and $6,780,000 for the three, nine and twelve months ended September 30, 2003, respectively, and $2,073,000, $5,801,000 and $8,087,000 for the three, nine and twelve months ended September 30, 2002, respectively.

(b)
Operating income for the three, nine and twelve months ended September 30, 2003 includes non-cash charges of $20.5 million for the impairment of goodwill and equipment at the Construction Services Business.

(c)
Operating income for the twelve months ended September 30, 2002 includes restructuring charges and impairment charges of $6.1 million.

Note 6—Commitments and Contingencies

        Environmental Matters—Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. The Company owns seven Michigan sites, which formerly housed such manufacturing facilities and expects that it will ultimately incur investigation and remedial action costs at some of these sites and one other site. The Company has closed a related site with the approval of the appropriate environmental regulatory authority in the State of Michigan and has developed plans and conducted preliminary field investigations at two other sites. The Company is in the process of estimating its liabilities and potential costs in connection with these sites, but the scope of the Company's liabilities has not been finally determined. In accordance with a Michigan Public Service Commission ("MPSC") accounting order, any environmental investigation and remedial action costs will be deferred and amortized over ten years. Rate recognition of the related amortization expense will not begin until after a prudence review in a general rate case.

        Other—In the normal course of business, the Company may be a party to certain lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatened litigation or of actual or possible claims; however, management believes resulting liabilities, if any, will not have a material adverse impact upon the Company's financial position or results of operations. Notwithstanding the above statement, in late March 2003 the Company was served a complaint in a putative class-action lawsuit alleging that the approximately 30 defendants, including SEMCO Energy and SEMCO Energy Ventures, Inc., engaged in practices that violated the Sherman Anti-Trust Act and tortuously interfered with the business of the plaintiffs. In October 2003, the plaintiff dismissed this action in the jurisdiction in which the action was originally filed and gave us notice that it would refile the complaint in a different jurisdiction. The Company is considering potential legal and factual defenses to these claims and intends to vigorously defend itself in this action. Although the Company cannot make assurances, management believes that this suit will not have a material adverse effect on its business or results of operations. Refer to Note 13 of the Notes to the Consolidated Financial Statements in the Company's 2002 Annual Report on Form 10-K for further details regarding other commitments and contingencies.

Note 7—Other Matters and Subsequent Events

        Definitive Agreement to Sell Alaska Pipeline Company—In September 2003, the Company entered into a definitive agreement to sell its wholly-owned subsidiary, Alaska Pipeline Company ("APC"), to Atlas Pipeline Partners, L.P. for $95 million. APC, which operates a natural gas transmission pipeline in Alaska, delivers natural gas from several producing fields in south central Alaska to ENSTAR Natural Gas Company's distribution system. APC has no employees and ENSTAR is its only customer. APC is part of the Company's gas distribution business for segment reporting. Under the terms of the sale, ENSTAR will continue to purchase all of APC's gas transmission capacity for at least 10 years and will continue to operate APC's pipeline for a minimum of 5 years. There are no plans to change rates, the service offered, pipeline operations, customer service, gas supply, or staffing as a result of the sale. The sale is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval by the Regulatory Commission of Alaska and consents under various contracts. Proceeds of the sale will be used to reduce the Company's outstanding debt obligations. As of September 30, 2003, the book value of APC's assets the Company expects to be part of a sale was approximately $89 million.

        Decision To Pursue Sale Of Construction Services—In November 2003, we announced that our Board of Directors instructed management to pursue the sale of our construction services business. We intend to begin actively marketing the business for sale during the first quarter of 2004. We anticipate that the proceeds of a sale will be used to strengthen our financial position and support the growth of our gas distribution business. As of September 30, 2003, after recording the impairment charges, the book value of the construction services business's assets was approximately $40 million.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Exchange Offer for Outstanding
7 3/4% Senior Notes due 2013
in exchange for new
7 3/4% Senior Notes due 2013

January 22, 2004

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Exchange Offer
The Notes
Our Company
Business Strategy
Competitive Strengths
Recent Events and Other Matters
Risk Factors
Additional Information
Summary Consolidated Financial Data
RISK FACTORS
NOTICE TO INVESTORS
FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
SEMCO ENERGY, INC. AND ITS CONSOLIDATED SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORTS OF INDEPENDENT ACCOUNTANTS
SEMCO ENERGY, INC. Consolidated Statements of Operations
SEMCO ENERGY, INC. Consolidated Statements of Financial Position
SEMCO ENERGY, INC. Consolidated Statements of Cash Flow
SEMCO ENERGY, INC. Consolidated Statements of Capitalization
SEMCO ENERGY, INC. Consolidated Statements of Changes in Common Shareholders' Equity
Disclosure of Comprehensive Income (Loss)
Notes to the Consolidated Financial Statements
SEMCO ENERGY, INC. Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
SEMCO ENERGY, INC. Consolidated Statements of Financial Position Assets (In thousands)
SEMCO ENERGY, INC. Consolidated Statements of Financial Position Liabilities and Capitalization (In thousands)
SEMCO ENERGY, INC. Consolidated Statements of Cash Flow (Unaudited) (in thousands)
SEMCO ENERGY, INC. Condensed Notes to the Unaudited Consolidated Financial Statements